Exhibit 10.2
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
CASTLE PINES CAPITAL LLC
as Administrative Agent
and
WELLS FARGO CAPITAL FINANCE, LLC
as Administrative Agent, Collateral Agent
and
CASTLE PINES CAPITAL LLC
AND THE OTHER LENDERS LISTED
ON THE SIGNATURE PAGES
HERETO
as Lenders
and
GTSI Corp.
as Reseller
May 31, 2011

TABLE OF CONTENTS

1. Administrative Provisions

2. Definitions; Rules of Construction	2
2.1. Listed Definitions	2
2.2. Other Definitions	2
2.3. References to Covered Person	2
2.4. References to Required Lenders; Minimum Exposure	2
2.5. Accounting Terms	2
2.6. Meaning of Satisfactory	2
2.7. Computation of Time Periods	2
2.8. General	3

3. Lenders’ Facilities	3
3.1. Revolving Loan Facility/Option for Extended Terms	3
3.2. Floorplan Loans	8
3.3. Swingline Facility	11
3.4. Letter of Credit Facility	12
3.5. Termination/Maturity/Renewal	13
3.6. Promise to Pay	14

4. Interest; Yield Protection	14
4.1. Interest on the Swingline Loan	14
4.2. Interest on Draws on Letters of Credit	15
4.3. Interest on the Floorplan Loan and Interim Floorplan Loan —Administrative Agents and CPC as Lenders Only	15
4.5. Interest on Floorplan Loans	17
4.6. LIBOR Rate	17
4.7. LIBOR Increment	17
4.8. Time of Accrual	17
4.9. Computation; LIBOR Underlying Rate	17
4.10. Rate After Maturity and Rate After An Event of Default	18
4.11. Taxes	19
4.12. Capital Adequacy	20
4.13. Usury	20

5. Fees	20
5.1. Total Facility Fee	20
5.2. Letter of Credit Fee	20
5.3. Letter of Credit Issuance Fee	20
5.4. Other Letter of Credit Fees	21
5.5. Unused Line Fee	21
5.6. Calculation of Fees	21

6. Payments	21
6.1. Scheduled Payments on Loans; Applications to Loans	21
6.2. Special Requirement for Payments on Floorplan Loans and Interim Floorplan Loans	24
6.4 Reimbursement Obligations of Reseller	25
6.5 Manner of Payments and Timing of Application of Payments	26
6.6 Returned Instruments	27
6.7 Compelled Return of Payments or Proceeds	27
6.8 Due Dates Not on Business Days	27

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7. Procedure for Obtaining Advances	27
7.1. Reserved	27
7.2. Revolving Loan Advances	27
7.3. Floorplan Loan Advances	27
7.4. Repayment of the Swingline Loan and the Interim Floorplan Loan	28
7.5. Letters of Credit	28
7.6. Administrative Agents’ Right to Make Other Certain Advances	29
7.7. Fundings	29
7.8. Administrative Agents’ Availability Assumption	30
7.9. Disbursement	31
7.10. Restrictions on Advances	31
7.11. Each Advance Request and Request for a Letter of Credit a Certification	31
7.12. Requirements for Every Letter of Credit Request	31
7.13. Requirements for Every Advance Request	32
7.14. Exoneration of Administrative Agents and Lenders	32

8. Security; Guaranties	32
8.1. Landlord Consents	32
8.2. Mortgagee Consent Agreements	32
8.3. Security Agreements	33
8.4. Pledge Agreements	33
8.5. Collateral Assignments	33
8.6. Guaranties	33

9. Power of Attorney	33

10. Conditions of Lending	34
10.1. Conditions to Advance	34
10.2. Conditions to Subsequent Revolving Loan or Floorplan Loan Advances	35

11. Conditions to Issuance of Letters of Credit	35
11.1. Letter of Credit Application/Reimbursement Agreement	35
11.2. No Prohibitions	35
11.3. Representations and Warranties	36
11.4. No Default	36
11.5. Other Conditions	36

12. Representations and Warranties	36
12.1. Organization and Existence	36
12.2. Authorization	36
12.3. Due Execution	36
12.4. Enforceability of Obligations	36
12.5. Burdensome Obligations	36
12.6. Legal Restraints	37
12.7. Labor Contracts and Disputes	37
12.8. No Material Proceedings	37
12.9. Material Licenses	37
12.10. Compliance with Material Laws	37

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12.11. Other Names	38
12.12. Prior Transactions	38
12.13. Capitalization	38
12.14. Solvency	38
12.15. Projections	38
12.16. Financial Statements and Records	38
12.17. No Change in Condition	38
12.18. No Defaults	38
12.19. Investments	39
12.20. Indebtedness	39
12.21. Indirect Obligations	39
12.22. Encumbrances	39
12.23. Capital Leases	39
12.24. Other Creditor Indebtedness and Subordinated Indebtedness	39
12.25. Tax Liabilities; Governmental Charges	39
12.26. Pension Benefit Plans	39
12.27. Welfare Benefit Plans	40
12.28. Retiree Benefits	40
12.29. Distributions	40
12.30. Real Property	40
12.31. State of Collateral and other Property	41
12.32. Chief Place of Business; Locations of Collateral	43
12.33. Representations and Warranties -Inventory	43
12.34. No Negative Pledges	44
12.35. Security Documents	44
12.36. S Corporation	44
12.37. Bank Accounts and Lockboxes	44
12.38. Margin Stock	44
12.39. Securities Matters	45
12.40. Investment Company Act, Etc	45
12.41. Filings	45
12.42. Broker’s Fees	45
12.43. Eligibility of Collateral	45
12.44. Loans to Shareholders	45
12.45. Office of Foreign Assets Control	45
12.46. Patriot Act	45

13. Modification and Survival of Representations	46

14. Affirmative Covenants	46
14.1. Use of Proceeds	46
14.2. Corporate Existence	46
14.3. Maintenance of Property and Leases	46
14.4. Inventory	47
14.5. Insurance	47
14.6. Payment of Taxes and Other Obligations	47
14.7. Compliance With Laws	48
14.8. Discovery and Clean-Up of Hazardous Material	48
14.9. Termination of Pension Benefit Plan	48
14.10. Notice to Administrative Agents and Lenders of Material Events	49

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14.11. Names of Authorized Employees	51
14.12. Maintenance of Security Interests of Security Documents	51
14.13. Accounting System	52
14.14. Financial Statements; Annual Projections; Tax Returns	52
14.15. Other Financial Information	53
14.16. Other Information	55
14.17. Examinations and Site Visits by Administrative Agents	55
14.18. Verification of Accounts and Notices to Account Debtors	55
14.19. Appraisals of Collateral	55
14.20. Access to Officers and Auditors	56
14.21. Movement of Inventory	56
14.22. Titled Assets	56
14.23. Post-Closing Requirements	56
14.24. Further Assurances	56

15. Negative Covenants	56
15.1. Investments	56
15.2. Indebtedness	57
15.3. Payments on Other Creditor Indebtedness and Subordinated Indebtedness	58
15.4. Prepayments	58
15.5. Indirect Obligations	58
15.6. Security Interests	58
15.7. Acquisitions	59
15.8. Bailments; Consignments; Warehousing	59
15.9. Disposal of Property	59
15.10. Restricted Payments	59
15.11. Redemptions	60
15.12. Change of Control	60
15.13. Capital Structure; Equity Securities	69
15.14. Change of State of Formation; Change of Name	60
15.15. Change of Business	60
15.16. Transactions With Affiliates	60
15.17. Conflicting Agreements	60
15.18. Investment Banking and Finder’s Fees	60
15.19. Sale and Leaseback Transactions	61
15.20. New Subsidiaries	61
15.21. Fiscal Year	61
15.22. Leases	61
15.23. S Corporation Status	61
15.24. Depreciation Methodology	61
15.25. Tax Consolidation	61
15.26. Transactions Having a Material Adverse Effect on Covered Person	61
15.27. Storage; Chief Executive Officer; State of Incorporation	61
15.28. Like-Kind Exchange	61

16. Financial Covenants	61
16.1. Special Definitions	61
16.2. Minimum Tangible Net Worth	63
16.3. Maximum Total Liabilities to Tangible Net Worth	63
16.4. Minimum Current Ratio	63
16.5 Minimum Debt Service Coverage Ratio	63

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17. Default	63
17.1. Events of Default	63
17.2. Cross-Default	67
17.3. Rights and Remedies	67
17.4. Application of Funds	71
17.5. Limitation of Liability; Waiver	71
17.6. Notice	71

18. Administrative Agents and Lenders	72
18.1. Appointment, Powers, and Immunities	72
18.2. Reliance by Administrative Agents	72
18.3. Employment of Administrative Agents and Counsel	72
18.4. Defaults	73
18.5. Rights as Lender	73
18.6. Indemnification	73
18.7. Notification of Lenders	74
18.8. Non-Reliance on Agent and Other Lenders	74
18.9. Resignation	75
18.10. Collections and Distributions to Lenders by Administrative Agent	75
18.11. Provision Regarding Payments	75
18.12. Restrictions on Actions by Lenders; Sharing of Payments	75
18.13. Release of Collateral	76

19. General	76
19.1. Lenders’ Right to Cure	76
19.2. Rights Not Exclusive	77
19.3. Survival of Agreements	77
19.4. Assignments	77
19.5. Payment of Expenses	80
19.6. General Indemnity	81
19.7. Letters of Credit	82
19.8. Changes in Accounting Principles	83
19.9. Loan Records	83
19.10. Other Security and Guaranties	83
19.11. Loan Obligations Payable in Dollars	84
19.12. Confidentiality	84
19.13. Reserved	84
19.14. Jury Trial Waiver; Service of Process; Forum:	84

20. Portal	85

21. Miscellaneous	86
21.1. Notices	86
21.2. Amendments and Modifications; Waivers and Consents; All Lenders	86
21.3. Replacement of Holdout Lender	87
21.4. Course of Dealing	88
21.5. Rights Cumulative	88
21.6. Successors and Assigns	88
21.7. Severability	88
21.8. Counterparts	88
21.9. Governing Law; No Third Party Rights	89
21.10. Counterpart Facsimile Execution	89
21.11. No Other Agreements	89
21.12. Waiver of Right to Seek Punitive and Exemplary Damages	89
21.13. Negotiated Transaction	89
21.14. Incorporation By Reference	89
21.15. Customer Identification — USA Patriot Act Notice	89

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EXHIBITS

Exhibit 2.1	Definitions
Exhibit 3	Lenders Facilities and Pro-Rata Shares
Exhibit 7.13	Form of Advance Request for Revolving Loan Advances
Exhibit 10.1.1	Documents and Requirements List
Exhibit 12	Disclosure Schedules
Exhibit 14.14	Form of Compliance Certificate
Exhibit 14.15.1	Borrowing Base Certificate
Exhibit 18.13.2	Release Documentation
Exhibit 19.4.1	Assignment and Acceptance
SCHEDULES

Schedule 2	Guarantors
Schedule 3.4.2	Letters of Credit
Schedule 6.3.3.2	Equity Issued in Connection with Stock Splits or Options
Schedule 12.1	Organization and Existence
Schedule 12.12	Mergers or Consolidations since December 31, 2008
Schedule 12.13	Subsidiaries; Ownership of Capital Stock
Schedule 12.19	Investments
Schedule 12.21	Indirect Obligations
Schedule 12.23	Capital Leases
Schedule 12.26.5	Multi-employer Plans
Schedule 12.30	Real Property Owned or Leased
Schedule 12.31.2	Location of Reseller’s Inventory
Schedule 12.31.3	Location of Reseller’s Equipment; Security Interests Granted by Reseller
Schedule 12.31.4	Copyright Collateral; Patent Collateral Trademark Collateral
Schedule 12.32.1	Chief Executive Office and Principal Place of Business; Location of the books and records; and Chattel paper; records of Accounts
Schedule 12.32.2	Counties within such States and the Canadian Provinces and other foreign jurisdictions in which any Covered Person conducts its business
Schedule 12.32.3	Location of Reseller’s Office Furniture and Equipment
Schedule 12.34	Negative Pledges
Schedule 12.38	Bank Accounts and Lockboxes
Schedule 15.16	Transactions with Affiliates

vi

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT effective as of May 31, 2011, by and among GTSI Corp., a Delaware corporation (“Reseller”), Castle Pines Capital LLC, a Delaware limited liability company (as an individual administrative agent, or as a lender, as the context may require, “CPC”) and Wells Fargo Capital Finance, LLC, a Delaware limited liability company, formerly known as Wells Fargo Foothill, LLC (in its capacity as the collateral agent for the benefit of Lenders, the “Collateral Agent,” in its capacity as an individual administrative agent, “WFF” and, together with CPC, “Administrative Agents”), CPC as lender and the other lenders listed on Exhibit 3 and the signature pages hereto (and their respective successors and permitted assigns), as “Lenders”, agree as follows.
W I T N E S S E T H
WHEREAS, Reseller, certain of the Lenders, Administrative Agents and Collateral Agent are parties to that certain Amended and Restated Credit Agreement dated as of October 19, 2010 as amended February 24, 2011 and February 25, 2011 (as amended and supplemented, the “Existing Credit Agreement”), whereunder Reseller has access to a Revolving Loan Facility, Swingline Facility, Interim Floorplan Loan Facility and Letter of Credit Facility up to a Total Facility Limit of $100,000,000;
WHEREAS, Reseller, Lenders, Administrative Agent and Collateral Agent now desire to amend and restate the Existing Credit Agreement to, among other things, restate the Existing Credit Agreement to reflect certain amendments thereto;
NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Credit Agreement to read as follows:
1. Administrative Provisions.
(a) Effective Date. This Credit Agreement (this “Agreement”) is effective May 31, 2011 (“Effective Date”).
(b) Reaffirmation; Security Interests.
(i) Reseller hereby unconditionally reaffirms, acknowledges, represents, warrants, and confirms that as of the Effective Date (i) Reseller has no defenses to its obligations under the Existing Credit Agreement, this Agreement and the other Loan Documents, and (ii) Reseller has no claim against any Administrative Agent, Collateral Agent or any Lender arising from or in connection with the Existing Credit Agreement, this Agreement or the other Loan Documents and any and all such claims are forever waived, released and discharged (the foregoing is not intended to waive any manifest errors in the Administrative Agents’, Collateral Agent’s or any Lender’s records with respect to the Loan Obligations).
(ii) Reseller hereby unconditionally reaffirms, acknowledges, represents, warrants, and confirms that as of the Effective Date each of the Loan Documents, including without limitation, each Security Document executed on or prior to the date hereof, are and remain in full force and effect in all respects, and constitute the legal, valid and binding obligations of Reseller enforceable against Reseller in accordance with their terms, except to the extent that the enforceability thereof against Reseller may be limited by bankruptcy, insolvency or other laws affecting the enforceability of creditors’ rights generally or by equity principles of general application. Reseller hereby unconditionally reaffirms, acknowledges, represents, warrants, and confirms without qualification the grant prior to the date hereof by Reseller in favor of Collateral Agent of the Security Interest in the Collateral.

2. Definitions; Rules of Construction.
2.1.	Listed Definitions. Capitalized words defined in Exhibit 2.1 have such defined meanings wherever used in this Agreement and the other Loan Documents.

2.2.
Other Definitions. If a capitalized word in this Agreement is not defined in Exhibit 2.1, it shall have such meaning as defined elsewhere herein, or if not defined elsewhere herein, the meaning defined in the UCC.

2.3.
References to Covered Person. The words “Covered Person”, “a Covered Person”, “any Covered Person”, “each Covered Person” and “every Covered Person” refer to Reseller and each of its now existing or later acquired, created or organized Subsidiaries separately. The words “Covered Persons” refers to Reseller and its now existing or later acquired, created or organized Subsidiaries collectively.

2.4.
References to Required Lenders; Minimum Exposure. Subject to the provisions of Section 7.8 with regards to a Defaulting Lender, the words “Required Lenders” mean any three or more non-Affiliate Lenders whose shares of Lenders’ Exposure at the relevant time aggregate more than 50.1% (subject to the terms of Section 7.8) provided that, if there are fewer than four Lenders, “Required Lenders” shall mean all Lenders. CPC, in its capacity as a Lender, agrees at all times to hold a pro-rata portion of the Aggregate Facilities at least equal to or greater than the Aggregate Facility of each other Lender individually; provided, however, after an acceleration of the Loan Obligations or during an Existing Default, CPC shall be permitted to assign all or any portion of its Facilities and the foregoing restriction shall not be applicable after any such assignment. Solely for purposes of determining the Required Lenders, CPC and Wells Fargo Foothill LLC shall be deemed to be Affiliates of one another.

2.5.
Accounting Terms. Unless the context otherwise requires, accounting terms herein that are not defined herein shall be determined under GAAP. Unless expressly provided otherwise herein, all financial measurements contemplated hereunder respecting Reseller shall be made and calculated for Reseller and all of its now existing or later acquired, created or organized Subsidiaries, if any, on a consolidated and consolidating basis in accordance with GAAP.

2.6.
Meaning of Satisfactory. Whenever herein a document or matter is required to be satisfactory to Administrative Agents or satisfactory to Lenders or satisfactory to Required Lenders, unless expressly stated otherwise such document must be reasonably satisfactory to Administrative Agents, Lenders or Required Lenders (as applicable) in both form and substance, and, unless expressly stated otherwise herein, Administrative Agents, Lenders or Required Lenders (as applicable) shall have the Permitted Discretion to determine whether the document or matter is satisfactory.

2.7.
Computation of Time Periods. In computing or defining periods of time from a specified date to a later specified date, and in computing hereunder the accrual of interest or fees, the word “from” means “from and including” and the words “to” and “until” shall each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed, and references in this Agreement to months and years are to calendar months and calendar years unless otherwise specified.

2.8.
General. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular and vice versa; (b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (c) references to one gender include all genders; (d) “including” is not limiting; (e) “or” has the inclusive meaning represented by the phrase “or;” (f) the words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole, including its Exhibits, and not to any particular provision of this Agreement; (g) the word “Section” or “section” and “Page” or “page” refer to a section or page, respectively, of, and the word Exhibit refers to an Exhibit to, this Agreement unless it expressly refers to something else; (h) reference to any agreement, document, or instrument (including this Agreement and any other Loan Document or other agreement, document or instrument defined herein), means such agreement, document, or instrument as amended, modified, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and includes all attachments thereto and documents incorporated therein, if any; and (i) general and specific references to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Section captions and the Table of Contents are for convenience only and shall not affect the interpretation or construction of this Agreement or the other Loan Documents.

3. Lenders’ Facilities. Subject to the terms and conditions hereof, and in reliance upon the Representations and Warranties:
3.1. Revolving Loan Facility/Option for Extended Terms.
3.1.1. Aggregate Amount. Subject to the limitations in Section 3.1.3 and subject to each of the other terms herein, each Lender agrees to make available to Reseller, from the Effective Date to the Termination Date, such Lender’s Pro-Rata Share (as listed on Exhibit 3 hereto) of Revolving Loan Advances not to exceed, in the aggregate, the Revolving Loan Maximum Available Amount. Subject to the limitations in Section 3.1.3 and elsewhere herein, payments and prepayments that are applied to reduce the Aggregate Revolving Loan may be reborrowed through Revolving Loan Advances. Each Lender’s Revolving Loan Facility is its Pro-Rata Share (as listed on Exhibit 3 hereto) of the Aggregate Revolving Loan Facility. Upon any reduction of the Aggregate Revolving Loan Facility Limit pursuant to this Agreement, each Lender’s Revolving Loan Facility will automatically reduce by such Lender’s Pro-Rata Share of such reduction of the Aggregate Revolving Loan Facility Limit.
3.1.2. Option for Extended Terms. At the election of Reseller upon providing one (1) Business Day’s notice and subject to the limits set forth in Section 3.1.1, Revolving Loan Advances may be used to pay for Floorplanned Inventory on the Payment Due Date for such Floorplanned Inventory (each such Revolving Loan Advance may be referred to herein as an “Extended Pay Outstanding”). Specifically payment for identified Floorplanned Inventory (by Transaction Statement) cannot be designated beyond the Extended Payment Due Date.
3.1.3. Limitation on Revolving Loan Advances. No Revolving Loan Advance will be made which would result in the Aggregate Revolving Loans exceeding the Revolving Loan Maximum Available Amount and no Revolving Loan Advance will be made on or after the Termination Date. Lenders may, however, in their absolute discretion make such Revolving Loan Advances, but shall not be deemed by doing so to have increased the Revolving Loan Maximum Available Amount and shall not be obligated to make any such Revolving Loan Advances thereafter. The “Revolving Loan Maximum Available Amount” (which can be a negative number) on any date shall be a Dollar amount equal to the least of (a) the amount by which (i) the Aggregate Revolving Loan Facility Limit exceeds (ii) the sum of (A) the outstanding principal amount of the Swingline Loans, plus (B) the Letter of Credit Exposure, (b) the amount by which (i) the Total Facility Limit exceeds (ii) the sum of (A) the Floorplan Loan Advances, plus (B) the Interim Floorplan Loan Advances, plus (C) unfunded Approvals, plus (D) the outstanding principal amount of the Swingline Loans, plus (E) the Letter of Credit Exposure, and (c) the amount by which (i) the Borrowing Base exceeds (ii) the sum of (A) the Floorplan Loan Advances, plus (B) the Interim Floorplan Loan Advances, plus (C) the outstanding principal amount of the Swingline Loans, plus (D) the Letter of Credit Exposure, plus (E) the amount of the Other Creditor Indebtedness (unless a subordination agreement satisfactory to Administrative Agents has been executed between Administrative Agents and the holder of such Other Creditor Indebtedness). The maximum amount of the Swingline Loans on any date shall be Twenty-Five Million Dollars ($25,000,000) (the “Maximum Swingline Amount”). Notwithstanding anything contained in this Agreement to the contrary, at no time may the Aggregate Floorplan Loans, Interim Floorplan Loans, unfunded Approvals, Aggregate Revolving Loans (including Extended Pay Outstandings), Swingline Loans and the Letter of Credit Exposure exceed the Total Facility Limit, except as permitted in Section 3.2.10.
3.1.4. Revolving Notes. At the request of a Lender, the obligation of Reseller hereunder to repay such Lender’s Revolving Loan shall be evidenced by a promissory note payable to the order of such Lender in a maximum principal amount equal to the amount of its Revolving Loan Facility and otherwise satisfactory to Administrative Agents.
3.1.5. Borrowing Base. The Borrowing Base” on any date shall equal the sum of:
(a) 85% of the total outstanding principal balance of all Eligible Accounts that are not Eligible Government Accounts, as certified in the Borrowing Base Certificate most recently furnished to Administrative Agents as required in Section 14.15.1.1; plus
(b) 90% of the total outstanding principal balance of all Eligible Government Accounts, as certified in the Borrowing Base Certificate most recently furnished to Administrative Agents as required in Section 14.15.1.1; plus
(c) 100% of the cost of the Floorplanned Inventory as certified in the Borrowing Base Certificate most recently furnished to Administrative Agents as required in Section 14.15.1.1; minus
(d) the sum of (i) the Bank Product Reserve and (ii) the aggregate amount of reserves against the Borrowing Base, if any, established by Administrative Agents pursuant to Section 3.1.7.
3.1.6. Eligible Accounts. “Eligible Accounts” include all of Reseller’s Accounts other than the following, unless approved in writing by Administrative Agents in each case:
(a) any Account with respect to which Collateral Agent for the benefit of Lenders does not have a valid and enforceable, perfected Security Interest having a first priority;
(b) any Account which remains unpaid as of (i) 91 days after the original date of the applicable invoice, except the foregoing period shall be (ii) 121 days for any Eligible Government Account;

(c) without duplication, any Commercial Account of a single Account Debtor if 25% or more of the balances due on all Commercial Accounts of such Account Debtor are ineligible under clause (b)(i), above; provided that the above limitation in this clause (c) shall not apply with respect to Accounts owed by Lockheed Martin Corporation or any Subsidiary thereof (collectively, “Lockheed Martin”);
(d) without duplication, any Account of a single Account Debtor if 50% or more of the balances due on all Accounts of such Account Debtor are ineligible under clause (b)(ii), above; provided that the above limitation in this clause (d) shall not apply with respect to Accounts owed by the Office of Defense Finance and Accounting Service Agency of the United States Government;
(e) any Account of an Account Debtor that is a Subsidiary or an Affiliate of Reseller or an employee, officer, director or manager of Reseller or any Subsidiary or Affiliate thereof, or, so long as neither is an Affiliate of Reseller for purpose of this clause (e), any Account of Eyak or Northtide, to the extent such Account when added to all other Accounts of Eyak and Northtide outstanding at any time exceeds $1,500,000;
(f) any Account, other than a Government Account, of an Account Debtor that does not maintain its chief executive office within the United States or Canada and any Account with respect to which the Account Debtor is the government of any foreign country or any municipality or other political subdivision thereof, or any department, agency, public corporation or other instrumentality thereof;
(g) any Account which is created from the rental or lease of any Inventory not owned by Reseller;
(h) any Account with respect to goods or services whose delivery or performance has been rejected, refused, or cancelled by the Account Debtor or whose earlier acceptance has been revoked;
(i) any Account arising from the delivery of goods or performance of services for which an invoice has not been sent to the Account Debtor within ten (10) Business Days after such delivery or performance (provided, with respect to services, the invoice shall be sent within ten (10) Business Days after the end of each month for services rendered in the prior month);
(j) any Account of an Account Debtor that is the subject of a bankruptcy or similar insolvency proceeding, has made an assignment for the benefit of creditors, has acknowledged that it is unable to pay its debts as they mature, or whose assets have been transferred to a receiver or trustee, or who has ceased business as a going concern;
(k) any Account of an Account Debtor whose obligation to pay the Account is conditional upon the Account Debtor’s approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold basis (unless the Account Debtor has an absolute obligation to pay such Account pursuant to a written agreement, the Inventory associated with such Account is physically segregated from all other Inventory and appropriately reflected in Reseller’s books and records, and such Inventory is kept at premises owned or leased by Reseller; provided, however, the aggregate amount of all accounts which represent sales on a bill-and-hold arrangement included in Eligible Accounts shall not exceed $15,000,000), guarantied sale, sale-and-return, sale on approval (except with respect to Accounts in connection with which Account Debtors that are entitled to return Inventory solely on the basis of the quality of such Inventory) or consignment basis

(l) any Account of an Account Debtor (i) that has disputed liability or made any claim with respect to any other Account due from such Account Debtor, or that has any right of set-off against such Account (unless the Account Debtor is a Governmental Authority and such set-off right exists as a result of claims unrelated to the Account and arises out of a Law), or (ii) to which Reseller is indebted in any way (unless the Account Debtor (i) and Reseller have entered into an agreement acceptable to the Collateral Agent in which the related set-off rights of the Account Debtor have been waived or (ii) is a Governmental Authority and such indebtedness is unrelated to the Account and arises out of a Law), but in respect of either clause (i) or (ii) above, only to the extent of such disputed liability, claim, right of set-off or indebtedness;
(m) any Account subject to a chargeback from a volume discount or an advertising discount, but only to the extent of such chargeback or discount;
(n) Accounts with respect to which any of the representations, warranties, covenants and agreements contained in Section 12.31.1 are not or have ceased to be complete and correct or have been breached;
(o) any Account of an Account Debtor with respect to particular goods still in the possession of the creditor on the Account or included in Inventory of such creditor and against which the Account Debtor has filed a financing statement under the UCC or has obtained or purported to have obtained a Security Interest;
(p) any Account with respect to which any of the covenants and agreements contained in any of the Loan Documents or any of the Representations and Warranties are not or have ceased to be complete and correct or have been breached;
(q) any Account which is evidenced by a promissory note or other instrument or by chattel paper or which has been reduced to judgment;
(r) any Account which arises out of a sale or lease not made in the ordinary course of Reseller’s business;
(s) any Account (other than a Government Account) for which payment terms greater than net 30 days from the date of invoice are provided or permitted, any Government Account with payment terms greater than net 60 days from the date of invoice are provided or permitted;
(t) any Account (except as set forth in clause (u) below) owing from any supplier or Vendor of Reseller except to the extent and only to such extent any such Account is greater than the amounts then owing to any such Vendor by Reseller, subject in all cases to all other eligibility requirements contained herein;
(u) any Account owing from a supplier or Vendor of any Reseller under any rebate, subsidy, incentive or similar program, but only to the extent of the amount of such rebate, subsidy, incentive or similar program, unless such Account is otherwise acceptable to Administrative Agents in their sole discretion;
(v) any Account owing to any Person other than Reseller;
(w) any Account arising from the leasing of Inventory which remains unpaid as of (i) 91 days after the original date of the applicable invoice, except the foregoing period shall be (ii) 121 days for any Eligible Government Account,
(x) with regard to any Account arising from the provision of services, such Accounts that (i) consist of progress billings (such that the obligation of the Account Debtors with respect to such Accounts is conditioned upon such Reseller’s satisfactory completion of any further performance under the agreement giving rise thereto), and (ii) is invoiced prior to the performance of the applicable services to the extent that such services have not yet been performed,

(y) any Account with respect to which, in whole or in part, a check or checks or other instruments for the payment of money (the face amount of which checks and instruments in the aggregate are in excess of 25% of the amount of the Account) have been received, presented for payment and returned uncollected for any reason until payment in good funds is made on such checks and instruments;
(z) any Account not owned by Reseller or which Reseller invoices or collects on behalf of any other Person other than Reseller;
(aa) any Account with respect to which (i) Reseller is prohibited by the Law of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce such Account Debtor’s obligation to pay the Account; or (ii) Reseller has not taken all appropriate actions to ensure access to the courts of the state where the Account Debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by such Reseller as a foreign corporation authorized to transact business in such state, unless Reseller’s failure to make such filing may be cured retroactively under the Law of such states;
(bb) any Account as to which Administrative Agents have determined in their Permitted Discretion that the prospect of payment or collection thereof on a timely basis is impaired or the respective Account Debtor is uncreditworthy;
(cc) each Account that is not payable in Dollars;
(dd) any Account with respect to which the delivery of goods or performance of services is supported by a surety bond unless (i) the Account Debtor has delivered to Reseller an irrevocable letter of credit issued or confirmed by a bank satisfactory to Administrative Agents and payable only in the United States of America and in Dollars, sufficient to cover such Account, in form and substance satisfactory to Administrative Agents and if required by Collateral Agent, the original of such letter of credit has been delivered to Collateral Agent or Collateral Agent’s agent or (ii) such Account is subject to credit insurance payable to Administrative Agents issued by an insurer and on terms and in an amount acceptable to Administrative Agents;
(ee) other than a Government Account arising from payment made by a credit card, debit card or similar instrument issues, authorized or otherwise sponsored by a Government Authority, any Account arising from payment made by credit card, debit card or similar instrument; or
(ff) any Account owing by an individual.
In addition to the foregoing, and without limiting the foregoing eligibility requirements, with respect to all Accounts from Account Debtors which are Affiliates of each other (“Subject Accounts”), to the extent such Subject Accounts are Eligible Accounts, the portion of such Subject Accounts (to the extent they are Eligible Accounts) in excess of 20% of the aggregate of all Eligible Accounts shall be deemed ineligible. The foregoing sentence is not applicable to the United States government and agencies thereof.

3.1.7. Modifications of Eligibility Criteria. Administrative Agents retain the right to (a) establish Contra Reserves; (b) from time to time, after reasonable notice to Reseller, establish reserves against the Borrowing Base in such amounts as Administrative Agents shall in the exercise of their Permitted Discretion deem necessary or appropriate, with respect to (i) wages owed to Reseller’s non-exempt employees pursuant to the Fair Labor Standards Act, as amended, (ii) material changes in the levels of price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Reseller’s business; (iii) material increases in dilution related to Accounts as determined in the most recent audit conducted by Administrative Agents (provided that, to the extent reserves have already been established under clause (ii) above relating to dilution, such reserves shall not be taken under this clause (ii), and provided further that the determination of a material increase in dilution shall be in Administrative Agents’ sole discretion) and (iv) slow moving Inventory; and (c) if a material adverse change in the value of the Collateral occurs that comprises the Borrowing Base, and, to the extent not already reflected in the computation of the Borrowing Base, to modify any standards of eligibility set forth in the definition of “Eligible Account” in Section 3.1.6.
3.2. Floorplan Loans.
3.2.1. Floorplan Loan Facility Generally. Subject to the terms herein, each Lender shall, by funding such Lender’s Pro-Rata Share thereof as provided for herein, make available to Reseller such Lender’s Pro-Rata Share (as listed on Exhibit 3) of Floorplan Loan Advances not to exceed, in the aggregate, the Floorplan Loan Maximum Available Amount. The “Floorplan Loan Maximum Available Amount” on any date shall be a Dollar amount equal to the amount by which (a) the Aggregate Floorplan Loan Facility Limit exceeds (b) the sum of (i) the Aggregate Revolving Loans (including the Extended Pay Obligations), plus (ii) the outstanding Swingline Loans, plus (iii) the Letter of Credit Exposure plus, (iv) the Interim Floorplan Loan Advances, plus (v) the Floorplan Loan Advances, plus (vi) unfunded Approvals, plus (vii) the amount of the Other Creditor Indebtedness (unless a subordination agreement satisfactory to Administrative Agents has been executed among Administrative Agents and the holder(s) of such Other Creditor Indebtedness). Each Lender’s Floorplan Loan Facility is its Pro-Rata Share of the Aggregate Floorplan Loan Facility. All Floorplan Loan Advances for Floorplanned Inventory will be made directly to Approved Vendors and not to Reseller. Subject to the terms of this Agreement, payments and prepayments that are applied to reduce the Aggregate Floorplan Loans may be reborrowed through subsequent Floorplan Loan Advances, subject to the terms and conditions of this Agreement and the Loan Documents. From and after the date on which Administrative Agents have actual knowledge of an Event of Default under Section 17.1.1 or under Section 17.1.11, no further Approvals will be issued and, except with respect to unfunded Approvals for Floorplan Loan Advances issued prior to knowledge of such Event of Default, no further Floorplan Loan Advances shall be made. Each Lender shall be obligated to fund its Pro Rata Share of all Floorplan Loan Advances for Approvals once issued (except any Approvals issued contrary to the terms of the preceding sentence) regardless as to whether at the time of issuance there is an Existing Default or after the date of issuance of any Approval an Event of Default occurs. From and after the date on which Administrative Agents have actual knowledge of any other Event of Default, no further Approvals will be issued if CPC so chooses in its discretion to no longer issue Approvals or if Required Lenders direct CPC to no longer issue Approvals, and if CPC so chooses or Required Lenders so direct, except with respect to unfunded Approvals, no further Floorplan Loan Advances shall be made. From and after the date on which Administrative Agents have actual knowledge of any Event of Default under Section 17.1.11, Administrative Agents shall use commercially reasonable efforts to cancel all Approvals for which shipment has not occurred. The Floorplan Loan Facility will not be evidenced by promissory notes.

3.2.2. Interim Floorplan Loan Advances. To reduce the frequency of fundings of Floorplan Loan Advances by Lenders, but subject to the limitations in Section 3.2.4 and elsewhere herein, CPC may in its absolute discretion make Interim Floorplan Loan Advances for the account of and benefit of Reseller with respect to an Approval issued by CPC from time to time from the Effective Date, to the effective date of any termination of the Aggregate Floorplan Loan Facility. From and after the date on which Administrative Agents have actual knowledge of an Event of Default under Section 17.1.1 or under Section 17.1.11, no further Interim Floorplan Loan Advances shall be made. From and after the date on which Administrative Agents have actual knowledge of any other Event of Default, at the sole discretion of Administrative Agents, no further Interim Floorplan Loan Advances shall be made. Subject to the limitations in Section 3.2.4 and elsewhere herein, payments and prepayments that are applied to reduce the Interim Floorplan Loan may be reborrowed for new Inventory purchases through Interim Floorplan Loan Advances. The Interim Floorplan Loan Facility will not be evidenced by promissory notes.
3.2.3. Terminations of Vendor Agreements.
(i) Upon termination of a Vendor Agreement or upon a material adverse change with respect to a Vendor Agreement, CPC may in its absolute discretion, cease to fund requests for Approvals and make Floorplan Loan Advances with respect to such Vendor (each, a “Vendor Termination”). If a Vendor Agreement is terminated by a Vendor, CPC agrees to provide written notice to Reseller of such termination within one Business Day of CPC’s receipt of such termination notice (each, a “Pre-Termination Notice”) from the Vendor, and Reseller agrees that if there is no Existing Default, the provision to Reseller by CPC of the same period of pre-termination notice as provided to CPC by the applicable terminating Vendor shall be given and is reasonable and sufficient.
(ii) If a Vendor Termination occurs due to the termination of a Vendor Agreement by CPC, Reseller agrees that if there is no Existing Default, 60 days prior notice of such Vendor Termination shall be given and is reasonable and sufficient. During either notice period described above, CPC may make Interim Floorplan Loan Advances as provided in Section 3.2.2, and Lenders will continue to fund Floorplan Loan Advances for Approvals (which have not been cancelled by CPC prior to the shipment of Inventory by the terminating Vendor) issued on or before the expiration of such notice period and in either case, repayment shall be in accordance with the applicable Transaction Statement and Monthly Billing Statement.
(iii) Reseller will not be relieved from any obligation to Administrative Agents or Lenders arising out of Floorplan Loans or Interim Floorplan Loans made before the effective termination date of the Vendor Termination or made after the effective termination date of the Vendor Termination in connection with Approvals issued on or before such effective termination date, which Approvals have not been cancelled by CPC prior to the shipment of Inventory by the terminating Vendor. Notwithstanding a termination of a Vendor Agreement as described above, Administrative Agents and Lenders will retain all of their rights, interests and remedies hereunder and in all Collateral until Reseller has indefeasibly paid all of the Loan Obligations in full in cash, all Letters of Credit have expired and the Letter of Credit Exposure is irrevocably reduced to zero.

3.2.4. Limitations on Interim Floorplan Loan Advances. The maximum amount of the Interim Floorplan Loan amount on any date shall be Twenty-Five Million Dollars ($25,000,000). Administrative Agents shall not be obligated to make any particular Interim Floorplan Loan Advance, the making of any particular Interim Floorplan Loan Advance at any particular time being absolutely discretionary. Administrative Agents will not without the prior consent (which may be written or oral) of each Lender, knowingly make any Interim Floorplan Loan Advance which would cause the aggregate amount of the Interim Floorplan Loan plus the Aggregate Floorplan Loan to exceed the limitations set forth herein as of the date immediately prior to the making of any such Interim Floorplan Loan Advance. Administrative Agents shall not be obligated to fund any Interim Floorplan Loan Advances after the effective date of termination of the Aggregate Floorplan Loan Facility or the Interim Floorplan Loan Facility.
3.2.5. Operation of Floorplan Loan Facility and Interim Floorplan Loan Facility. Subject to the terms of this Agreement, the Floorplan Loan Facility and Interim Floorplan Loan Facility may be used by Reseller from time to time to purchase Floorplanned Inventory from a Vendor approved by Administrative Agents in their sole and absolute discretion (each an “Approved Vendor” and, collectively, the “Approved Vendors”).
3.2.6. Floorplan Loan Approvals. Reseller and each Lender acknowledge and agree that: (i) CPC may issue Approvals on a date that is prior to the date of the funding of any Floorplan Loan Advance or Interim Floorplan Loan Advance that are based on such Approvals; (ii) once an Approval has been issued, then Administrative Agents may, and subject to the provisions of Section 3.2.1, may require Lenders, to fund the related Advance at any time, notwithstanding (A) any Default or Event of Default that may arise on or prior to the date of any such Advance, (B) whether the Loan Obligations have been accelerated, (C) whether the Facilities have been terminated, or (D) whether any such Advance shall occur after the effective date of termination of the Aggregate Floorplan Loan Facility for an Approval issued on or prior to such date; and (iii) each Lender shall be obligated to fund its Pro-Rata Share of any such Advance once an Approval has been issued for such Advance and after receipt of an invoice by CPC from the applicable Approved Vendor regardless of whether such Advance has been funded by CPC. A request from an Approved Vendor (with respect to Reseller) to CPC to finance Floorplanned Inventory will be deemed to be a request from Reseller for a Floorplan Loan Advance or an Interim Floorplan Loan Advance, as the case may be.
3.2.7. Inventory not Available for Floorplan Loans and Interim Floorplan Loans. Only Approved Vendors will be eligible to receive proceeds of Aggregate Floorplan Loans and Interim Floorplan Loans for Floorplanned Inventory. Administrative Agents or Required Lenders may, at any time and with reasonable notice to Reseller, elect not to finance any inventory sold by particular Approved Vendors, including any Approved Vendors who are in default of their obligations to CPC or with respect to which CPC or Administrative Agents deem themselves reasonably insecure. Except with respect to Approvals issued by CPC on or before the effective date of the termination of the Aggregate Floorplan Loan Facility, Lenders shall not be obligated to fund any Floorplan Loan Advances after such date.

3.2.8. Repurchase Agreements. CPC has entered into agreements with Vendors who are expected to receive proceeds of the Aggregate Floorplan Loans and the Interim Floorplan Loans (each being a “Vendor Agreement” and collectively, the “Vendor Agreements”). Neither Administrative Agents, CPC nor any Lender makes any representation or warranty regarding the Vendor Agreements, including regarding the enforceability thereof, whether any particular item of Inventory purchased by Reseller is subject to repurchase rights, or any repurchase rights that may be set forth therein. Each Lender and Reseller acknowledges and agrees that CPC may take or refrain from taking any actions under or in connection with the Vendor Agreements in CPC’s Permitted Discretion. No Vendor is a third party beneficiary of this Agreement or the other Loan Documents.
3.2.9. Floorplan Loan Pay Down Provision. Regardless of the payment terms pertaining to any Loans or anything contained in this Agreement to the contrary, if at the time of any determination, the sum of Reseller’s total outstanding Loan Obligations exceeds the Borrowing Base, Reseller will immediately pay to Administrative Agents the sum of such excess.
3.2.10. Overtrade Advances 3.2.11. CPC, in its individual capacity as Lender, may in its absolute discretion at any time and without notice or consent to or from any other Lender or Reseller issue Approvals, which, when added to all other outstanding Loan Obligations may exceed the Total Facility Limit (“Overtrade Advances”), provided that the sum of Aggregate Floorplan Loans, Interim Floorplan Loans, Aggregate Revolving Loans (including Extended Pay Outstandings), Swingline Advances and Letter of Credit Exposure may not exceed $100,000,000. All Overtrade Advances shall be secured by all of the Collateral. In addition, the Overtrade Advances may have the benefit of collateral, other than the Collateral, including, without limitation, a guaranty from one or more Approved Vendors.
3.3. Swingline Facility.
3.3.1. Swingline Advances. To reduce the frequency of fundings of Revolving Loan Advances by Lenders, but subject to the limitations in Section 3.3.3 and elsewhere herein, CPC may (provided an Advance Request in the form of Exhibit 7.13 is received by CPC) in its absolute discretion make Swingline Advances to Reseller from time to time from the Effective Date to the Termination Date. From and after the date on which Administrative Agents have actual knowledge of an Event of Default under Section 17.1.1 or Section 17.1.11, no further Swingline Advances shall be made. Subject to the limitations in Section 3.3.3 and elsewhere herein, payments and prepayments that are applied to reduce the Swingline Loan may be reborrowed through Swingline Advances.
3.3.2. Termination of Swingline Facility. CPC may terminate the Swingline Facility at any time in its absolute discretion. If CPC terminates the Swingline Facility, Reseller agrees that no prior notice of any kind is required. Reseller will not be relieved from any obligation to CPC arising out of the Swingline Facility made before the effective termination date of the Swingline Facility. Notwithstanding a termination of the Swingline Facility, Administrative Agents and Lenders will retain all of their rights, interests and remedies hereunder and in all Collateral until Reseller has indefeasibly paid all of the Loan Obligations in full in cash, all Letters of Credit have expired and the Letter of Credit Exposure is irrevocably reduced to zero.

3.3.3. Limitations on Swingline Advances. CPC shall not be obligated to make any particular Swingline Advance, the making of any particular Swingline Advance at any particular time being absolutely discretionary. In any event, no Swingline Advance will be made on or after the Termination Date, and no Swingline Advance will be made which would result in the Swingline Loan exceeding the Maximum Swingline Amount. CPC may, however, in its absolute discretion make such Swingline Advances, but shall not be deemed by doing so to have increased the Maximum Swingline Amount and shall not be obligated to make any such Swingline Advance thereafter. CPC will not, without the prior consent (which may be written or oral) of each Lender, knowingly make any Swingline Advance which would cause the aggregate amount of the Aggregate Revolving Loan to exceed the Revolving Loan Maximum Available Amount as of such date immediately prior to the making of any such Swingline Advance. The Maximum Swingline Amount on any date for any Swingline Advance shall be a Dollar amount equal to the lesser of (a) Twenty-Five Million Dollars ($25,000,000) less the outstanding principal amount of any Swingline Loans and (b) the amount by which the Revolving Loan Maximum Available Amount as of such date exceeds the Aggregate Revolving Loans.
3.4. Letter of Credit Facility.
3.4.1. Subject to the terms and conditions set forth herein, Letter of Credit Issuer will issue standby letters of credit and commercial (documentary) letters of credit for the account of Reseller from time to time from the Effective Date to the Termination Date, but only if the Letter of Credit Exposure will not as a result of such issuance exceed the least of (a) Twenty-Five Million Dollars ($25,000,000), (b) the amount by which (i) the Aggregate Revolving Loan Facility Limit exceeds (ii) the sum of (A) the outstanding principal amount of the Aggregate Revolving Loans, plus (B) the outstanding principal amount of the Swingline Loans, (c) the amount by which (i) the Total Facility Limit exceeds (ii) the sum of (A) the Floorplan Loan Advances, plus (B) the Interim Floorplan Loan Advances, plus (C) unfunded Approvals, plus (D) the outstanding principal amount of the Swingline Loans, plus (E) the outstanding principal amount of the Aggregate Revolving Loans, and (d) the amount by which (i) the Borrowing Base exceeds (ii) the sum of (A) the Floorplan Loan Advances, plus (B) the Interim Floorplan Loan Advances, plus (C) unfunded Approvals, plus (D) the outstanding principal amount of the Aggregate Revolving Loans, plus (E) the outstanding principal amount of the Swingline Loans, plus (E) the amount of the Other Creditor Indebtedness (unless a subordination agreement satisfactory to Administrative Agents has been executed between Administrative Agents and the holder of such Other Creditor Indebtedness). At the request of Reseller, Letter of Credit Issuer together with Administrative Agents and the Lenders will consider in their sole discretion, the increase of the Letter of Credit Exposure to an amount in excess of Twenty-Five Million Dollars ($25,000,000), provided that such increase shall not increase the Aggregate Revolving Loan Facility Limit.
3.4.2. On the Effective Date, Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender, and such other Lender shall be deemed to have purchased and received from Letter of Credit Issuer, a pro-rata undivided interest and participation in each Letter of Credit listed on Schedule 3.4.2, the reimbursement obligation of Reseller with respect thereto, and any guaranty thereof or collateral therefor. After the Effective Date, immediately upon the issuance by Letter of Credit Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender, and such other Lender shall be deemed to have purchased and received from Letter of Credit Issuer, a pro-rata undivided interest and participation in such Letter of Credit, the reimbursement obligation of Reseller with respect thereto, and any guaranty thereof or collateral therefor. Each Lender’s (including Letter of Credit Issuer’s) pro-rata undivided interest shall be the same as its Pro-Rata Share of the Aggregate Revolving Loan Facility.

3.4.3. Subject to the terms below, the expiration date of any Letter of Credit will not be later than the earlier of (a) the first anniversary of the date of issuance or (b) a Business Day that is not later than the date which is 25 days prior to the Termination Date; provided, however, that the expiration date for a Letter of Credit may be later than such date if Letter of Credit Issuer and Administrative Agents each consent to such issuance and Reseller provides to Letter of Credit Issuer at the time of issuance cash collateral satisfactory to Letter of Credit Issuer and Administrative Agents as security for Reseller’s obligation to reimburse Letter of Credit Issuer for 105% of all draws and expenses thereunder (“Cash Collateral”). The Cash Collateral is a part of the Collateral. Reseller agrees that (a) should Letter of Credit Issuer not qualify as a “Lender” upon the Effective Date, or (b) if a Letter of Credit has been issued and the Aggregate Revolving Loan Facility is subsequently terminated or the Letter of Credit Facility is subsequently terminated or a Termination Date will occur so that the expiry of such Letter of Credit(s) is beyond the Termination Date, then Reseller shall, (i) on the Effective Date in the case of clause (a) above, or (ii) within five Business Days prior to the Termination Date in the case of clause (b) above, provide Letter of Credit Issuer with Cash Collateral. In the case of clause (a) above, such Cash Collateral shall be released and refunded to Reseller on the date on which Letter of Credit Issuer becomes a Lender hereunder. Administrative Agents and Lenders shall be entitled to make one or more Revolving Loans to provide Cash Collateral if Reseller does not timely provide Cash Collateral and all such Revolving Loans shall be a part of the Loan Obligations secured by the Collateral. Letter of Credit Issuer shall hold Cash Collateral for the benefit of Lenders and Administrative Agents as security for the Letters of Credit and the other Loan Obligations in an account at Letter of Credit Issuer in the name of Letter of Credit Issuer.
3.4.4. Should Wells Fargo Bank, N.A., resign as Letter of Credit Issuer and should any subsequent Letter of Credit Issuer subsequently resign as a Lender under the terms of this Agreement, then such Letter of Credit Issuer shall also resign as Letter of Credit Issuer and all Letter of Credit obligations then outstanding shall be assumed by Wells Fargo Bank, N.A. and Wells Fargo Bank, N.A. shall thereafter become Letter of Credit Issuer.
3.5. Termination/Maturity/Renewal.
3.5.1. At any time there is an Existing Default irrespective of any provision in this Agreement to the contrary, Administrative Agents or Required Lenders may terminate the Facilities, accelerate the Loan Obligations or take such other actions as they may be permitted to take hereunder (including under Section 17.3), the other Loan Documents or at law or in equity. Notwithstanding a termination, Administrative Agents and Lenders will retain all of their rights, interests and remedies hereunder and in all Collateral until Reseller has indefeasibly paid all of the Loan Obligations in full in cash, all Letters of Credit have expired and the Letter of Credit Exposure is irreversibly zero.
3.5.2. Reseller may, at any time, elect to terminate the Facilities, provided that Reseller pays to Administrative Agents, for the ratable benefit of Lenders (a) the outstanding principal amount of the Loans (b) all interest accrued hereunder with respect to the Loans, if any, to the date set for termination, plus (c) a prepayment fee equal to (i) 1.75% of the Total Facility Limit if the Facilities are terminated before the first anniversary of the Effective Date (ii) 1.00% of the Total Facility Limit if the Facilities are terminated on or after the first anniversary of the Effective Date but before the second anniversary of the Effective Date and (iii) 0.50% of the Total Facility Limit if the Facilities are terminated on or after the second anniversary of the Effective Date.

Notwithstanding a termination, Administrative Agents and Lenders will retain all of their rights, interests and remedies hereunder and in all Collateral until Reseller has indefeasibly paid all of the Loan Obligations in full in cash, all Letters of Credit have expired and the Letter of Credit Exposure is irreversibly zero. Notwithstanding the foregoing, if CPC’s relationship is terminated with an Approved Vendor such that Reseller may no longer obtain Floorplan Loan Advances with respect to such Approved Vendor, then Reseller shall not be obligated to pay the foregoing prepayment fee if within 60 days of the termination of the relationship between CPC and such Approved Vendor, Reseller elects to terminate the Facilities and make all payments required by this Section (other than the prepayment fee) within 60 days after such election to terminate.
3.5.3. If the Facilities are not sooner terminated as contemplated by Section 3.5.2 of this Agreement, then, notwithstanding anything contained in this Agreement to the contrary, the Facilities shall automatically terminate on the Termination Date (defined below) unless no fewer than sixty (60) days prior to  _____, 2014, Administrative Agents, Reseller and all of Lenders affirmatively agree in writing, in each of their respective sole and absolute discretion, to renew the Facilities for an additional 365-day period on the terms and conditions contained herein (a “Renewal”). If no Renewal has occurred, “Termination Date” means the earliest of: (a) the termination of the Facilities by Administrative Agents or Required Lenders pursuant to the provisions of Section 3.5.1, (b) sixty (60) days after written notice is delivered by Administrative Agents or Required Lenders to Reseller informing Reseller of the determination by Administrative Agents or Required Lenders to terminate the Facilities in their sole discretion or (c)  _____, 2014. Notwithstanding the foregoing, if one or more Renewals have occurred, “Termination Date” means the earliest of (a) the termination of the Facilities by Administrative Agents or Required Lenders pursuant to the provisions of Section 3.5.1, (b) sixty (60) days after written notice is delivered by Administrative Agents or Required Lenders to Reseller informing Reseller of the determination by Administrative Agents or Required Lenders to terminate the Facilities in their sole discretion or (c) the date which is the last day of the 365-day period for which the Facilities were most recently extended pursuant to a Renewal. None of Administrative Agents nor any Lender shall be obligated to provide Reseller notice (written or oral) of a Termination Date arising pursuant to Section 3.5.1. If written evidence of a Renewal is not executed by Administrative Agents, all of Lenders and Reseller as required herein, then this Agreement and the Loan Documents shall terminate on the Termination Date without further action or notice by any Party.
3.6.
Promise to Pay. Reseller hereby promises to pay to Lenders and Administrative Agents the Loan Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

4. Interest; Yield Protection.
4.1.	Interest on the Swingline Loan. The Swingline Loan shall accrue interest at a rate per annum equal to the LIBOR Rate.

4.2.	Interest on Draws on Letters of Credit. The unreimbursed amount of each draw on a Letter of Credit shall accrue interest at a rate per annum equal to the LIBOR Rate.

4.3.	Interest on the Floorplan Loan and Interim Floorplan Loan —Administrative Agents and CPC as Lenders Only.
4.3.1. Indebtedness under each Transaction Statement shall bear interest at the rate specified in, and shall be payable in accordance with, the Monthly Billing Statement. After the occurrence and during the continuation of an Event of Default, Indebtedness under each Transaction Statement shall bear interest at the Default Rate.
4.3.2. Reseller, Administrative Agents and each Lender agree that certain financial terms of any Floorplan Loan Advance or Interim Floorplan Loan Advance made under this Agreement, whether regarding interest rates, other fees, maturities, or other financial terms, are not set forth herein because such terms depend, in part, upon the availability of Vendor discounts, payment terms or other incentives, prevailing economic conditions, Administrative Agents or CPC’s floor planning volume with Reseller and with Reseller’s Vendors, and other economic factors which may vary over time. Reseller, Administrative Agents and each Lender further agree that it is therefore in their mutual best interest to set forth in this Agreement only the general terms of the Floorplan Loan Facility and the Interim Floorplan Loan Facility. Upon agreeing to finance a particular item of inventory for Reseller, CPC will send Reseller a Transaction Statement identifying such Inventory and the Payment Due Date (each being a “Transaction Statement”). CPC may, without the consent of Lenders or Required Lenders, change any aspect or portion of any Transaction Statement. Unless Reseller notifies Administrative Agents in writing of any objection within 15 days after a Transaction Statement is mailed or sent electronically to Reseller: (a) the amount shown on such Transaction Statement will be an account stated; (b) Reseller will have agreed to all terms shown on such Transaction Statement; (c) Reseller will have agreed that Administrative Agents are financing the items of Inventory referenced in such Transaction Statement at Reseller’s request; and (d) such Transaction Statement will be incorporated herein by reference, will be made a part hereof as if originally set forth herein, and will constitute an addendum hereto. If Reseller objects to the terms of any Transaction Statement, Reseller agrees to pay Administrative Agent for such Inventory in accordance with the most recent terms for similar Inventory to which Reseller has not objected (or, if there are no prior terms, at the lesser of the Prime Rate plus two percent (2.0%) per annum or at the maximum lawful contract rate of interest permitted under Law).
4.3.3. Reseller will pay to CPC the interest (on the Interim Floorplan Loan) for its own account and to CPC (on the Aggregate Floorplan Loan) for its own account on the outstanding principal amount of the Interim Floorplan Loans and the Aggregate Floorplan Loans, respectively, at the rate(s) and in the amount(s) shown on the applicable Transaction Statement, or if Reseller objects thereto, then in such amount(s) as provided in Section 4.3.2. All interest due and owing as set forth in the Monthly Billing Statement shall be retained by CPC for its own account (on the Interim Floorplan Loans and on the Aggregate Floorplan Loans). Except for volume purchase discounts provided to Reseller by a Vendor, all discounts and subsidies from a Vendor shall be for the sole account of CPC. Principal received by Administrative Agents from Reseller on the Aggregate Floorplan Loans will be paid to Lenders as set forth in Section 18.10. The interest shown in each Monthly Billing Statement will: (a) be computed based on a 360 day year; (b) be calculated by multiplying the Daily Charge (as defined below) by the actual number of days in the applicable billing period; and (c) accrue from the Payment

Due Date until Administrative Agents receive full payment as provided in this Agreement for each item of such Collateral. The “Daily Charge” is the product of the Daily Rate (as defined below) multiplied by the Average Daily Balance (as defined below). The “Daily Rate” is the quotient of the annual rate shown in the Monthly Billing Statement divided by 360. The “Average Daily Balance” is the quotient of (a) the sum of the outstanding principal under the Aggregate Floor Plan Facility plus the Interim Floorplan Loan Facility on each day of a billing period for each item of Collateral identified on a Transaction Statement or in the Monthly Billing Statement, divided by (b) the actual number of days in such billing period. With respect to the Interim Floorplan Loans and the Floorplan Loans, the annual interest rate relating to any item of Collateral financed thereby will be calculated from the Payment Due Date, regardless of any period during which any finance charge subsidy shall be paid or payable by any third party.
4.3.4. On a monthly basis, CPC will send Reseller a billing statement identifying principal financed plus accrued interest, due to Administrative Agents on the Interim Floorplan Loans and to CPC, as a Lender, on the Floorplan Loan Facility (the “Monthly Billing Statement”). Except as otherwise provided in a Monthly Billing Statement, the charges specified in each Monthly Billing Statement will be due and payable on the Payment Due Date in accordance with the terms of such Monthly Billing Statement.
All Extended Pay Outstandings shall be deemed to be Revolving Loan Advances hereunder. Each Revolving Loan Advance or any part of a Revolving Loan Advance shall be a LIBOR Rate Advance. Each LIBOR Rate Advance when made will be a LIBOR Rate Loan that bears interest at the LIBOR Rate.
4.4. Interest on Floorplan Loans
(i) Administrative Agents, Reseller and each Lender acknowledge and agree that the rate of return paid on any Floorplan Loan or Interim Floorplan Loan is dependent on numerous factors, including discounts and subsidies offered by Vendors. Accordingly, Administrative Agents, Reseller and each Lender agrees that due to the difficulty in determining the actual rate of return on any particular Floorplan Loan or Interim Floorplan Loan or with respect to any particular invoice underlying any such Loan Lenders (other than CPC) will be paid the interest rate specified in this Agreement. With respect to each Lender (other than CPC), CPC shall pay to each Lender interest on each Floorplan Loan Advance for such Lender based on the interest rates set forth in Section 4.6 and 4.7 and, if applicable, 4.10, and as provided in Section 6.1.1 from the date of funding by such Lender to CPC of its Pro-Rata Share of such Floorplan Loan Advance to the Payment Due Date. Each Floorplan Loan Advance or any part of a Floorplan Loan Advance owing to a Lender (other than CPC) shall be considered a LIBOR Rate Loan for interest rate calculation purposes.
(ii) After the Payment Due Date with respect to each Advance, after the Termination Date (to the extent interest remains owing) or upon the occurrence and during the continuance of any other Event of Default, and subject to clause (iii) below, Administrative Agents shall distribute interest to each Lender (including CPC as a Lender) out of cash or good collected funds representing interest due by Reseller, each Lender’s Pro Rata Share.
(iii) If any Lender is a Defaulting Lender (as defined in Section 7.8.1) and such default continues for more than two Business Days, then for as long as such Lender is a Defaulting Lender, the Advance so funded by Administrative Agents shall constitute a special class of Advances hereunder (the “Defaulted Advances”), and (a) such Defaulting Lender shall cease to be entitled to receive any interest payable by CPC pursuant to clause (i) hereof or distributable by Administrative Agents pursuant to clause (ii) hereof with respect to such Defaulted Advances, and (b) in addition to the rights of Administrative Agents set forth in Sections 7.8.1 and 7.8 3, any interest payable by CPC or collected by Administrative Agents thereafter, shall be applied first to repayment in full of the Defaulted Advances before application of such Collections and other monies to any other Advances.

4.5.
LIBOR Rate. Except as set forth in Section 4.3.1, the “LIBOR RATE” for any LIBOR Rate Loan is the LIBOR Underlying Rate (which will fluctuate as described in Section 4.8) plus the applicable LIBOR Increment as provided in Section 4.6.

4.6.
LIBOR Increment. The applicable LIBOR Increment with respect to (a) Swingline Loans, (b) unreimbursed amounts of each draw on a Letter of Credit, (c) Extended Pay Outstandings and (d) each Revolving Loan Advance, shall be three percentage points (3%) per annum. The applicable LIBOR Increment with respect to (i) Floorplan Loans and Interim Floorplan Loans and (ii) the interest CPC shall pay to each Lender with respect to each Floorplan Loan Advance for such Lender, shall be two and three-fourths percentage points (2.75%) per annum.

4.7.
Time of Accrual. Interest shall accrue on all principal amounts outstanding from the date when first outstanding to the date when no longer outstanding. Amounts shall be deemed outstanding until payments are applied thereto as provided herein.

4.8.
Computation; LIBOR Underlying Rate. Interest shall be computed for the actual days elapsed over a year deemed to consist of 360 days for all LIBOR Rate Loans. The LIBOR Rate for each LIBOR Rate Loan shall be the rate determined by Administrative Agents pursuant to this Agreement. For each LIBOR Rate Loan, the LIBOR Rate shall fluctuate as provided for herein. The “Libor Underlying Rate” shall be the interest rate per annum equal to the quotient (rounded to the nearest 0.001%) of: on the Effective Date, and for each calendar week thereafter, commencing on Wednesday of such week, the one month LIBOR Rate per annum, as determined by Administrative Agents, as adjusted from time to time in Administrative Agents’ Permitted Discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs, as reported by The Wall Street Journal and identified as the “London Interbank Offered Rate”, on each Monday immediately preceding or if any such Monday is not a Business Day, then on the Business Day immediately preceding such Monday. If for any reason such rate is not available in The Wall Street Journal, the term “LIBOR Underlying Rate” means, for any LIBOR Rate Loan, the rate per annum, as determined by Administrative Agent, as adjusted from time to time in Administrative Agents’ Permitted Discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs, appearing on Reuters Screen LIBOR Page as the London Interbank Offered Rate for deposits in Dollars at approximately 11:00 a.m. (London time) for an interest period of one month, on (a) each Monday immediately preceding, or (b) if any such Monday is not a Business Day, then on the Business Day immediately preceding such Monday; provided, however, if more than one rate is specified on Reuters Screen LIBOR Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/1000 of one percent (1%).

Such rate may not be the lowest rate of interest charged by either Administrative Agent or any Lender to its respective customers or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market interest rates in general, and is used herein as a reference rate.

4.9.	Rate After Maturity and Rate After An Event of Default.

Reseller shall pay interest on each of the Loans after their Maturity, and if Administrative Agents or Required Lenders so determine in their absolute discretion, on the Loans after the occurrence and during the continuance of an Event of Default, at a rate per annum equal to the LIBOR Rate plus four and one-half percentage points (4.5%) (the “Default Rate”).

4.10.	Taxes.
4.10.1. Any and all payments by Reseller to or for the account of any Lender or Administrative Agents hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all current or future Taxes, excluding, in the case of each Lender and each Administrative Agent, (a) Taxes imposed on its income by any Governmental Authority, and (b) franchise Taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Lender (or its Applicable Lending Office) or such Administrative Agent (as the case may be) is organized or any political subdivision thereof. If Reseller shall be required by Law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or an Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or such Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (b) Reseller shall make such deductions, (c) Reseller shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Law, and (d) Reseller shall furnish to Administrative Agents, at the common notice address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.
4.10.2. In addition, Reseller agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Impositions”), except income and franchise Taxes imposed by any Governmental Authority referred to in Section 4.10.1.
4.10.3. Reseller agrees to indemnify each Lender and each Administrative Agent for the full amount of Taxes and Impositions (including any Taxes or Impositions imposed or asserted by any jurisdiction on amounts payable under this Section) that are required to be paid by Reseller hereunder but are paid by such Lender or such Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that neither Administrative Agent nor any Lender shall have any obligation to pay any such Taxes, Impositions or other liability.
4.10.4. Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by Reseller or Administrative Agents (but only so long as such Lender remains lawfully able to do so), shall provide Reseller and Administrative Agents with (a) Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding Tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (b) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (c) any other form or certificate required by any Governmental Authority (including any certificate required by Code Sections 871(h) and 881(c)), certifying that such Lender is entitled to an exemption from or a reduced rate of Tax on payments pursuant to this Agreement or any of the other Loan Documents.

4.10.5. For any period with respect to which a Lender has failed to provide Reseller and Administrative Agents with the appropriate form pursuant to Section 4.10.4 (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section 4.10 with respect to Taxes imposed by or within the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding Tax, become subject to Taxes because of its failure to deliver a form required hereunder, Reseller shall take such action as such Lender shall reasonably request to assist such Lender to recover such Taxes.
4.10.6. If Reseller is required to pay additional amounts to or for the account of any Lender or Administrative Agents pursuant to this Section, then such Lender or the affected Administrative Agent will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the Permitted Discretion of such Lender or such Administrative Agent, as the case may be, is not otherwise disadvantageous to such Lender or such Administrative Agent, as the case may be. Each Lender agrees, with respect to the provisions of this Section 4.11, to treat Reseller in a manner substantially similar to that of its other similarly situated customers.
4.10.7. Within 30 days after the date of any payment of Taxes described in this Section 4.10, Reseller shall furnish to Administrative Agents the original or a certified copy of a receipt evidencing such payment.
4.10.8. Without prejudice to the survival of any other agreement of Reseller hereunder, the agreements and obligations of Reseller contained in this Section shall survive the termination of the Facilities and the indefeasible payment in full of the Loan Obligations.
4.11.	Capital Adequacy.
4.11.1. If, after the date hereof, any Lender or Administrative Agent shall have reasonably determined that the adoption after the date hereof of any Law regarding capital adequacy or any change after the date hereof therein or in the interpretation or administration thereof after the date hereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive after the date hereof regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency (each, a “Change in Law”) has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Reseller shall pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such reduction, provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated after December 1, 2009 by the Bank for International Settlements, the Basel Committee on Banking on Banking Regulation and Supervisory Practices (or any successor or similar authority) shall be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

4.11.2. Each Lender shall promptly notify Reseller and Administrative Agents of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the Permitted Discretion of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section shall furnish to Reseller and Administrative Agents a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Each Lender agrees, with respect to the provisions of this Section, to treat Reseller in a manner substantially similar to that of its other similarly situated customers.
4.12.
Usury. Notwithstanding any provisions to the contrary in Section 4 or elsewhere in any of the Loan Documents, Reseller shall not be obligated to pay interest at a rate which exceeds the maximum rate permitted by Law. If, but for this Section 4.13, Reseller would be deemed obligated to pay interest at a rate which exceeds the maximum rate permitted by Law, or if any of the Loan Obligations is paid or becomes payable before its originally scheduled Maturity or is otherwise accelerated and as a result Reseller has paid or would be obligated to pay interest at such an excessive rate, then (a) Reseller shall not be obligated to pay interest to the extent it exceeds the interest that would be payable at the maximum rate permitted by Law; (b) if the outstanding Loan Obligations have not been accelerated as provided in Section 17.3.2, any such excess interest that has been paid by Reseller shall be refunded; (c) if the outstanding Loan Obligations have been accelerated as provided in Section 17.3.2, any such excess that has been paid by Reseller shall be applied to the Loan Obligations as provided in Section 17.4; and (d) the effective rate of interest shall be deemed automatically reduced to the maximum rate permitted by Law.

5. Fees.
5.1.
Closing Fee. Reseller shall pay to Administrative Agents for the account of each Lender with a Revolving Loan Facility a closing fee for the period from the date hereof through the Termination Date (the “Closing Fee”) in an amount equal to the sum of 0.50% multiplied by the amount of such Lender’s Pro-Rata Share of the Total Facility Limit in effect on such date.

5.2.
Letter of Credit Fee. Reseller shall pay to Administrative Agents for the account of each Lender with a Revolving Loan Facility (pro rata based on each Lender’s Revolving Loan Facility), a non-refundable recurring Letter of Credit Fee for each Letter of Credit issued by Letter of Credit Issuer. The Letter of Credit Fee for any Letter of Credit shall be an amount equal to the aggregate undrawn amount of such Letter of Credit multiplied by 2.00% (per annum). The Letter of Credit Fee for each Letter of Credit shall be payable in advance on the date of issuance for the remaining portion of the quarter when issued and quarterly thereafter on the last day of each full calendar quarter thereafter while such Letter of Credit is outstanding and upon maturity or termination thereof pro-rata for the remaining portion of the quarter in which such maturity or termination occurs.

5.3.
Letter of Credit Issuance Fee. Reseller shall pay to Letter of Credit Issuer a nonrefundable, issuance fee equal to $500 for the issuance of each Letter of Credit issued by Letter of Credit Issuer (“Issuance Fee”). The Issuance Fee due for any Letter of Credit shall be payable in advance, on the issuance date of each Letter of Credit.

5.4.
Other Letter of Credit Fees. Reseller shall pay to Letter of Credit Issuer such Letter of Credit Issuer’s other customary fees for issuance, amendment, or renewal of a Letter of Credit and, as Letter of Credit Issuer and Reseller may agree with respect to each Letter of Credit, for each negotiation of a draft drawn under such Letter of Credit.

5.5.
Unused Line Fee. Reseller shall pay to Administrative Agents, for the account of each Lender (pro rata based on each Lender’s Revolving Loan Facility) an unused line fee for the period from the date hereof through the end of the Termination Date equal in the aggregate to 0.25% per annum of the average daily unborrowed amount of the Total Facility Limit in effect during the period for which payment is made (the “Unused Line Fee”). The Unused Line Fee shall be payable monthly in arrears on the last day of each month until the Termination Date. The Parties agree that such Unused Line Fee constitutes reasonable consideration for Administrative Agents’ taking of appropriate actions to be able to make available to Reseller the amount of the Total Facility Limit for such period.

5.6.
Calculation of Fees. All of the foregoing fees shall be calculated by Administrative Agents and payable by Reseller. All of the foregoing fees and all other fees payable hereunder to Administrative Agents or any Lender that are based on an annual percentage shall be calculated on the basis of a year deemed to consist of 360 days and for the actual number of days elapsed. Once paid, all such fees shall be deemed to be fully earned and nonrefundable under any circumstances. These fees are a part of the Loan Obligations and are secured by all of the Collateral. Administrative Agents are hereby authorized to make an Advance to pay such fees.

6. Payments.
6.1.	Scheduled Payments on Loans; Applications to Loans.
6.1.1.	Interest.
6.1.1.1. Revolving Loans/Extended Pay Outstandings. Reseller shall pay to Administrative Agents for their own account and the account of Lenders interest accrued on each Aggregate Revolving Loan, and to CPC for its own account interest accrued on the Swingline Loan monthly in arrears beginning on the second Business Day of the first month beginning after the Effective Date and continuing on the second Business Day of each month thereafter, and on the Termination Date. Reseller shall pay interest accrued on each Revolving Loan and the Swingline Loan after the Termination Date at the Default Rate. Reseller shall pay to Administrative Agents for their own account and the account of Lenders interest on each Extended Pay Outstanding on the Extended Payment Due Date with respect to each such Extended Pay Outstanding. Subject to the terms of this Agreement, interest on the Revolving Loans and the Extended Pay Outstanding payable to Lenders shall be distributed by Administrative Agents monthly in arrears beginning on the second Business Day of the first month after the Effective Date and continuing on the second Business Day of each month thereafter, and on the Termination Date.
6.1.1.2. Floorplan Loans. CPC will send to Reseller a Monthly Billing Statement describing all interest accrued on the Aggregate Floorplan Loans and the Interim Floorplan Loans. Subject to the terms of Sections 4.3 and 4.5 and elsewhere in this Agreement, interest on the Floorplan Loans payable to Lenders, other than CPC shall be distributed by Administrative Agents monthly in arrears (with the right of set off in favor of Administrative Agents and CPC as set forth in Section 4.5) beginning on the second Business Day of the first month after the Effective Date and continuing on the second Business Day of each month thereafter, and on the Termination Date.

6.1.1.3. Revolving Loan Advances to pay Interest and Principal Obligations. Reseller hereby authorizes Administrative Agents to, at their option, deem principal or interest then due and payable by Reseller under this Agreement to be paid by causing Lenders to make Revolving Loans to Reseller in such amount(s). Administrative Agents agree to give Reseller prompt written notice of any amount so charged to any Revolving Loan made by the Lenders pursuant to this Section 6.1.1.3. Upon request by Administrative Agents, Reseller shall promptly deliver a Borrowing Base Certificate in compliance with Section 14.15.1.1.
6.1.2.	Principal
6.1.2.1. Revolving Loans. Reseller shall, and shall cause each other Covered Person to, direct all Account Debtors to remit payments on their Accounts to one or another lockboxes maintained at financial institutions acceptable to Administrative Agents, each under a lockbox agreement with each such financial institution satisfactory to Administrative Agents (collectively, the “Lockboxes”) with all payments received in any such Lockboxes being deposited into an account at such financial institution (all such accounts that may exist from time to time, are collectively referred to as the “Blocked Accounts”). Each of the Blocked Accounts and Lockboxes shall be blocked in favor of Collateral Agent or Administrative Agents pursuant to one or more agreements satisfactory to Administrative Agents. Reseller hereby assigns and grants to Collateral Agent for the benefit of Lenders, a Security Interest which shall at all times have a first priority position in any and all Blocked Accounts and Lockboxes and other deposit accounts, including the Securities Account, the Operating Account and any and all other operating accounts, as security for payment and performance of the Loan Obligations. Each of the Parties acknowledges and agrees that without further consent by Reseller or any financial institution where the Blocked Accounts are located, only Administrative Agents shall have the right, power and authority, which right, power and authority is irrevocable, to demand, collect, withdraw, receipt for or sue for all amounts that enter the Lockboxes and the Blocked Accounts, and each such financial institution will follow only the directions or instructions of Administrative Agents (including directions or instructions to transfer amounts or funds out of the Lockboxes and the Blocked Accounts) with respect to the Lockboxes and the Blocked Accounts, the contents thereof, and all proceeds thereof. All payments received in the Lockboxes, Blocked Accounts and other proceeds of Collateral and other funds (including credit card receipts) Reseller receives directly (other than from Floorplan Loan Advances, Interim Floorplan Loan Advances, Revolving Loan Advances and Swingline Advances), shall be paid to Administrative Agents, as payment on the Advances, as provided for herein.

(a) Subject to Section 6.1.2.1(b), payments shall be paid or applied by Administrative Agents (in each case up to the outstanding principal amount of the applicable Loan) (i) first, to reduce the Swingline Loan to zero, (ii) second, to the extent of any excess, for the account of each Lenders pro rata, to reduce the Aggregate Revolving Loans or Extended Pay Outstandings of each Lender and (iii) third, if there is no Existing Default, to deposit to the Securities Account, but if there is an Existing Default then retained by Administrative Agents until same may be applied as provided herein (without any obligation to pay Reseller interest on such funds) or, if there is an Existing Default, distributed by Administrative Agents to the other Lenders after consultation by Administrative Agents with the other Lenders. To the extent that monies have been deposited by Administrative Agents to the Securities Account pursuant to Section 6.1.2.1(a)(iii) above, on a date payment(s) are owed by Reseller with respect to Interim Floorplan Loans and the Aggregate Floorplan Loans, Reseller shall remit all such payments to Administrative Agents, which payments shall be applied by Administrative Agents, first, to the Interim Floorplan Loans then due of Administrative Agents and, thereafter, to the Aggregate Floorplan Loans then due of Lenders, as applicable.
(b) Prior to 12:00 p.m. (Local Time) on Thursday of each calendar week (a “Settlement Date”), based on funds collected pursuant to Section 6.1.2.1 as of 3:00 p.m. (Local Time) on the Business Day immediately preceding such Settlement Date (under all circumstances, including during the existence of any Event of Default), each Lender shall, to the extent it does not hold its Pro-Rata Share of the funded portion of the outstanding Aggregate Floorplan Loans (including any amounts for which an Approval has been issued), and Aggregate Revolving Loans, but excluding any Swingline Loan or Interim Floorplan Loan (which will be settled to zero as a part of the settlement), purchase from or sell to one or more other Lenders, at par, which may occur by a funding through Administrative Agents, that portion of its Loans as is necessary for it to thereafter hold its Pro-Rata Share of the funded portion of the outstanding Aggregate Floorplan Loans and Aggregate Revolving Loans. In order that the foregoing settlement among Lenders can be effected on each Settlement Date, Administrative Agents shall, on or before 10:00 a.m. (Local Time) on such Settlement Date, (i) notify each Lender who shall purchase a Loan, of the principal amount of the Loan to be purchased, and each Lender shall make immediately available to Administrative Agents by 12:00 p.m. (Local Time) on such Settlement Date funds consisting solely of Dollars in the amount of such principal amount of the Loan to be purchased in accordance with such remittance instructions as may be given by Administrative Agents to Lenders from time to time, and (ii) notify each Lender who shall sell a Loan, of the principal amount of the Loan to be sold, and Administrative Agents shall make immediately available to such selling Lenders by 12:00 p.m. (Local Time) on such Settlement Date, to the extent provided by purchasing Lenders, funds consisting solely of Dollars in the amount of such principal amount of the Loan to be sold in accordance with such remittance instructions as may be given by Lenders to Administrative Agents from time to time.
6.1.2.2. Administrative Agents may, at any time, in their sole discretion, cause the Settlement Date to occur more frequently, including each Business Day of each week. Administrative Agents shall notify each Lender that a given Business Day shall be a Settlement Date by no later than 1:00 p.m. (Local Time) on the Business Day immediately preceding any such date; provided, however, if the Settlement Date occurs more frequently than once a week, then once Administrative Agents give such notice, no further notices shall be required.

6.2.
Special Requirement for Payments on Floorplan Loans and Interim Floorplan Loans. Reseller will immediately pay Administrative Agents the principal indebtedness owed Administrative Agents and Lenders on each item of Collateral financed by Lenders and Administrative Agents (as shown on the Transaction Statement identifying such Collateral) under the Floorplan Loan Facility or the Interim Floorplan Loan Facility on the earliest occurrence of any of the following events: (a) when such Collateral is lost, stolen or damaged; and (b) when otherwise required under the terms of any financing program agreed to in writing by Reseller and Administrative Agents. Any third party discount, rebate, subsidy, bonus or credit granted to Reseller for any Collateral will not reduce the Loan Obligations until Administrative Agents have received payment as provided in this Agreement.

6.3	Prepayments.
6.3.1.
Voluntary Prepayments. Subject to the limitations in the following sentences, except for mandatory prepayments and funds received by Administrative Agents as contemplated by Section 6.1, Reseller may wholly prepay any Loan that is included in the Aggregate Revolving Loan or the Swingline Loan, or prepay any Floorplan Loan or Interim Floorplan Loan, at any time and may make a partial prepayment thereon from time to time, without penalty or premium if Reseller pays any amount that is due as a consequence of the prepayment as otherwise provided for in this Agreement. All such prepayments, unless otherwise expressly stated in writing by Reseller to Administrative Agents prior to the making of such prepayment, will be deemed made on the Swingline Loan until it is reduced to zero, thereafter to the Aggregate Revolving Loan until it is reduced to zero, and thereafter to the Interim Floorplan Loan if due until it is reduced to zero, thereafter to the Aggregate Floorplan Loan if due until it is reduced to zero, and (with, in each case, the payment of any and all penalties and premiums due hereunder in connection therewith), and will be applied by Lenders to reduce the Revolving Loans and the Floorplan Loans, as appropriate, in accordance with their respective Pro-Rata Shares.

6.3.2	Mandatory Prepayments.
6.3.2.1. Revolving Loans/Extended Pay Outstandings. If at any time the Aggregate Revolving Loans plus Swingline Loans exceed the Revolving Loan Maximum Available Amount (which can be a negative number), whether as a result of optional Swingline Advances made by Administrative Agents as contemplated by Section 3.3.3, Extended Pay Outstandings or otherwise, Reseller shall on demand by Administrative Agents in their discretion (or Administrative Agents shall as directed by Required Lenders), make a payment in the amount of the difference to Administrative Agents for the account of Administrative Agents on the Swingline Loan and Lenders on the Aggregate Revolving Loans, including any Extended Pay Outstandings. Each such prepayment will be applied by Administrative Agents and Lenders first to reduce the Swingline Loan until it is reduced to zero, then to reduce the Aggregate Revolving Loans, including any Extended Pay Outstandings (and consequently a ratable portion of each Lender’s Revolving Loans).
6.3.2.2 Floorplan Loan Facility. On any date that the Interim Floorplan Loans plus the Aggregate Floorplan Loans exceed the Floorplan Loan Maximum Available Amount, then Reseller shall, on such date, after demand by Administrative Agent in its discretion (or Administrative Agents shall as directed by Required Lenders), pay such excess to Administrative Agents for the pro-rata benefit of Lenders and failure to pay such excess on such date shall be an immediate Event of Default.

6.3.3.	Other Mandatory Prepayments.
6.3.3.1. Proceeds from Sales of Assets. If any Covered Person sells any of its assets in a single transaction or related series of transactions that are not in the ordinary course of business, Reseller shall make a payment to Administrative Agents for the benefit of Lenders in the amount of the gross proceeds therefrom less the sum of (a) (i) all amounts paid to the holders of Indebtedness secured by Permitted Encumbrances that have a first priority security position, (ii) reasonable selling expenses and (iii) the increment in federal, state and local income Taxes, if any, and applicable transfer Taxes, if any, payable as a consequence of such sale. Notwithstanding the foregoing, Reseller need not make such prepayment unless the net proceeds from such sale or sales exceed $2,000,000 in the aggregate in any calendar year, in the aggregate for all Covered Persons, and (b) none of the proceeds from the sale or sales of Reseller’s membership interest in Eyak shall be payable to Administrative Agents as provided above in this Section 6.3.3.1.
6.3.3.2. Proceeds from Sale of Securities or Indebtedness. If after the Execution Date, Reseller issues any equity (except equity issued in connection with stock splits or options listed or referenced on Disclosure Schedule 6.3.3.2, or dividends payable in stock) or debt securities, or warrants or options therefor, or otherwise incur any Indebtedness other than Permitted Indebtedness, Reseller shall promptly, but in any event within two Business Days after such sale, make a payment to Administrative Agents for the benefit of Lenders, based on each Lender’s Pro-Rata Share, to be applied to the Loan Obligations, in an aggregate amount equal to the gross proceeds therefrom less reasonable brokers’ and underwriters’ fees and commissions and other reasonable issuing expenses.
6.3.3.3. Insurance Proceeds. All Insurance Proceeds shall be applied by Administrative Agents to the Loan Obligations.
Every prepayment under this Section that is required to be applied to reduce the Aggregate Revolving Loan shall be distributed by Administrative Agents to Lenders in accordance with their Pro-Rata Shares of the Aggregate Revolving Loan Facility and applied by Lenders to reduce their Revolving Loans in accordance with their respective Pro-Rata Shares of the Aggregate Revolving Loan Facility. If application to the Revolving Loans of any prepayment required under this Section reduces the Revolving Loans (and consequently the Aggregate Revolving Loan) to zero, then unless otherwise agreed among Reseller and Administrative Agents, the remaining amount of such prepayment shall be applied by Lenders to reduce the Floorplan Loans then due and payable under the applicable Transaction Statement to zero (and consequently the Aggregate Floorplan Loan); thereafter any remaining funds shall be remitted to Reseller.
6.4
Reimbursement Obligations of Reseller. Reseller hereby unconditionally agrees to immediately pay to Letter of Credit Issuer on demand at Letter of Credit Issuer’s Applicable Lending Office all amounts required to pay all drafts drawn under Letters of Credit issued for the account of Reseller and all reasonable expenses incurred by Letter of Credit Issuer in connection with such Letters of Credit and in any event and without demand to remit to Letter of Credit Issuer (which may be through obtaining Advances if permitted under Section 3.1) sufficient funds to pay all debts and liabilities arising under any Letter of Credit issued for the account of such Reseller.

6.5 Manner of Payments and Timing of Application of Payments.
6.5.1 Payment Requirement. Unless expressly provided to the contrary elsewhere herein, Reseller shall make each payment on the Loan Obligations to Administrative Agents for the account of Lenders (based on each Lender’s Pro-Rata Share) as required under the Loan Documents at the Applicable Lending Office of Administrative Agents on the date when due, without deduction, set-off or counterclaim. All such payments will be distributed by Administrative Agents to Lenders as provided in Section 18.10 for application to the Loan Obligations as provided herein.
6.5.2 Application of Payments and Proceeds. All immediately available funds collected pursuant to Section 6.1.2.1 at or before 9:30 a.m. (Local Time) on a Business Day excluding a Settlement Date, will be distributed by Administrative Agents as provided in Section 6.1.2.1(a) and (b). Such funds received on a day that is not a Business Day, or if on a Business Day, after 9:30 a.m. (Local Time), will be deemed received on the immediately following Business Day, and distributed by Administrative Agents on a Settlement Date as provided in Section 18.10. The amount so distributed to a Lender will be applied by such Lender to the relevant Loan Obligation on the Business Day when received. Reseller will also pay to Administrative Agents, for their own account, such fees as Administrative Agents generally charge their customers for each check returned unpaid for insufficient funds (an “NSF Check”) (such payment repays Administrative Agents’ estimated administrative costs; it does not waive any Default or Event of Default caused by the NSF check).
6.5.3 Interest Calculation. Interest shall begin accruing, and be owing and payable on an Advance on the day such Advance is made by a Lender to Administrative Agents. Section 6.5.2 notwithstanding, for purposes of interest calculation only, (a) a payment by check, draft or other instrument received at or before 10:00 a.m. (Local Time) on a Business Day shall be deemed to have been applied to the relevant Loan Obligation on the second following Business Day, (b) a payment by check, draft or other instrument received on a day that is not a Business Day or after 10:00 a.m. (Local Time) on a Business Day shall be deemed to have been applied to the relevant Loan Obligation on the third following Business Day, (c) a payment by ACH (Automatic Clearing House) received at or before 8:00 a.m. (Local Time) on a Business Day shall be deemed to have been applied to the relevant Loan Obligation on the Business Day when it is received, (d) a payment by ACH received on a day that is not a Business Day or after 8:00 a.m. (Local Time) on a Business Day shall be deemed to have been applied to the relevant Loan Obligation on the following Business Day following the date of receipt, (e) a payment in cash received at or before 10:00 a.m. (Local Time) on a Business Day shall be deemed to have been applied to the relevant Loan Obligation on the Business Day when it is received, (f) a payment in cash received on a day that is not a Business Day or after 10:00 a.m. (Local Time) on a Business Day shall be deemed to have been applied to the relevant Loan Obligation on the next Business Day following receipt, (g) a payment by wire transfer received at or before 10:00 a.m. (Local Time) on a Business Day shall be deemed to have been applied to the relevant Loan Obligation on the Business Day received, (h) a payment in cash or by wire transfer received on a day that is not a Business Day or after 10:00 a.m. (Local Time) on a Business Day shall be deemed to have been applied to the relevant Loan Obligation on the Business Day following receipt, (i) a payment received in the Lockboxes at or before 10:00 a.m. (Local Time) on a Business Day shall be deemed to have been applied to the relevant Loan Obligation on the next Business Day following receipt, and (j) a payment received in the Lockboxes on a day that is not a Business Day or after 10:00 a.m. (Local Time) on a Business Day shall be deemed to have been applied to the relevant Loan Obligation on the second Business Day following receipt. Payments on the Aggregate Floorplan Loan or Interim Floorplan Loan that are funded by Revolving Loan Advances shall be deemed to be made on the Aggregate Floorplan Loan or Interim Floorplan Loan for interest calculation purposes on the day made.

6.6
Returned Instruments. If a payment is made by ACH, check, draft or other instrument and the ACH item, check, draft or other instrument is returned unpaid, any application of the payment to the Loan Obligations will be reversed and will be treated as never having been made.

6.7
Compelled Return of Payments or Proceeds. If an Administrative Agent or any Lender is for any reason compelled to surrender any payment or any proceeds of the Collateral because such payment or the application of such proceeds is for any reason invalidated, declared fraudulent, set aside, or determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, then this Agreement and the Loan Obligations to which such payment or proceeds was applied or intended to be applied shall be revived as if such application was never made; and Reseller shall be liable to pay to such Administrative Agent or such Lender, and shall indemnify such Administrative Agent or such Lender for and hold such Administrative Agent or such Lender harmless from any loss with respect to, the amount of such payment or proceeds surrendered. This Section shall be effective notwithstanding any contrary action that such Administrative Agent or such Lender may take in reliance upon its receipt of any such payment or proceeds. Any such contrary action so taken by such Administrative Agent or such Lender shall be without prejudice to such Administrative Agent or such Lender’s rights under this Agreement and shall be deemed to have been conditioned upon the application of such payment or proceeds having become final and indefeasible. The provisions of this Section shall survive termination of the Facilities and the indefeasible payment and satisfaction of all of the Loan Obligations.

6.8
Due Dates Not on Business Days. Notwithstanding anything herein to the contrary, if any payment required hereunder becomes due on a date that is not a Business Day, then such due date shall be deemed to be the next Business Day.

7. Procedure for Obtaining Advances.
7.1	Reserved.

7.2.
Revolving Loan Advances. Reseller may request subsequent Revolving Loan Advances at any time, but not more often than once each Business Day, by submitting a request therefor to Administrative Agents as provided in Section 7.13. All requests for a Revolving Loan Advance must be submitted by Reseller. Administrative Agents may treat every request for a Revolving Loan Advance as a request for a Swingline Advance to the extent the requested amount does not exceed the Maximum Swingline Amount and as a request for a Revolving Loan Advance in the amount of the excess. Every request for a Revolving Loan Advance shall be irrevocable. A request for a Revolving Loan Advance received by Administrative Agents on a day that is not a Business Day or that is received by Administrative Agents after 9:30 a.m. (Local Time) on a Business Day shall be treated as having been received by Administrative Agents at 9:30 a.m. (Local Time) on the next Business Day.

7.3.
Floorplan Loan Advances. CPC may treat every request for a Floorplan Loan Advance as a request for an Interim Floorplan Loan Advance to the extent the requested amount does not exceed the Interim Floorplan Loan Facility and as a request for a Floorplan Loan Advance in the amount of the excess (to the extent the requested amount does not exceed the Floorplan Loan Maximum Available Amount when added to the Aggregate Floorplan Loans and the Interim Floorplan Loans).

7.4.	Repayment of the Swingline Loan and the Interim Floorplan Loan.
7.4.1. CPC may in its absolute discretion on any Business Day give notice to Lenders of the amount of the Swingline Loan or Interim Floorplan Loan after application of all payments to be applied thereto as provided elsewhere herein. Such notice shall be given no later than Noon (Local Time) and may include a demand that the Swingline Loan or the Interim Floorplan Loan be fully paid. If CPC demands that the Swingline Loan or the Interim Floorplan Loan be fully paid, then prior to 1:00 p.m. (Local Time) on such date, Lenders shall remit funds to CPC sufficient to reduce the Swingline Loan or the Interim Floorplan Loan to zero. The aggregate of such remittances shall be treated, respectively, as a Revolving Loan Advance and the Aggregate Revolving Loan increased accordingly (in the case of payments on the Swingline Loan) and as a Floorplan Loan Advance and the Aggregate Floorplan Loan increased accordingly (in the case of payments on the Interim Floorplan Loan). Each such remittance by a Lender shall be made in accordance with its Pro-Rata Share of the Aggregate Revolving Loan Facility or the Floorplan Loan Facility and shall be made notwithstanding that (a) the amount of the aggregate of such remittances by Lenders may not be in the minimum amount for Revolving Loan Advances otherwise required hereunder, (b) any conditions to Advances in Section 10 may not be then satisfied, (c) there is an Existing Default, (d) the aggregate amount of such remittances by Lenders would result in the Aggregate Revolving Loan exceeding the Revolving Loan Maximum Available Amount, or (e) such remittances by Lenders may be made after the Termination Date; provided, however, that in no event shall any Lender be required to make any such remittance that would result in the sum of (i) the Revolving Loan of such Lender, plus (ii) such Lender’s Pro-Rata Share of the Letter of Credit Exposure exceeding such Lender’s Revolving Loan Facility.
7.4.2. If for any reason, including the commencement of a proceeding in bankruptcy with respect to Reseller, remittances by Lenders as provided above cannot be made on the date otherwise required above, then each Lender shall be deemed automatically to have purchased from CPC as of such date an undivided interest and participation in the Swingline Loan and the Interim Floorplan Loan equal to such Lender’s Pro-Rata Share, so as to cause such Lender to share in the Swingline Loan and the Interim Floorplan Loan in accordance with its Pro-Rata Share. Each Lender shall remit its Pro-Rata Share of the Swingline Loan and the Interim Floorplan Loan to CPC promptly on demand. All interest payable with respect to such Lender’s Pro-Rata Share of the Swingline Loan and the Interim Floorplan Loan shall be for the account of CPC to the date such remittance is made, and shall be for the account of and remitted by CPC to such Lender (except in the case of the Floorplan Loan, at the rate designated in Section 4.5 with respect to CPC and the other Lenders) as a participant from such date. Further, until such remittance is made, such Lender shall pay to CPC, on demand, interest on such Lender’s Pro-Rata Share of the Swingline Loan and the Floorplan Loan at the Federal Funds Rate, and such Lender shall be subject to the restrictions contained in Section 7.8.
7.5.
Letters of Credit. Reseller may request the issuance of a Letter of Credit by submitting an issuance request to Letter of Credit Issuer and executing the reimbursement agreement required under Section 11.1 no fewer than five Business Days prior to the requested issue date for such Letter of Credit.

7.6.	Administrative Agents’ Right to Make Other Certain Advances.
7.6.1. Payment of Loan Obligations. Administrative Agents shall have the right to make Revolving Loan Advances at any time and from time to time to cause timely payment of any of the Loan Obligations, including to pay interest or principal on the Swingline Loan, the Interim Floorplan Loan, the Aggregate Floorplan Loan and the Aggregate Revolving Loan, and to pay any fees owing to Lenders or Administrative Agents; provided, however, with respect to third party fees, if there is no Existing Default, Administrative Agents shall use their reasonable efforts to give prior notice to Reseller of the payment of any such fees from an Advance (but shall have no liability for their failure to notify Reseller, and any such failure shall not give rise to a claim or cause of action by Reseller against either Administrative Agent or any Lender). If there is no Existing Default, Administrative Agents shall use reasonable efforts to notify Reseller (but shall have no liability for their failure to notify Reseller and such failure shall not give rise to a claim or cause of action by Reseller against either Administrative Agent or any Lender) on the day it makes any payment or pays any interest owing hereunder or any fees owing to Lenders or Administrative Agents. Administrative Agents may select the Advance Date for any such Advance, but such Advance Date may only be a Business Day. Administrative Agents will use reasonable efforts to promptly give notice to Reseller after any such Advance is made, but failure to give such notice shall not give rise to any liability on the part of either Administrative Agent or any Lender.
7.6.2. Payments to Other Creditors. Subject to Section 19.1, if Administrative Agents become obligated to reimburse or pay to any creditor of Reseller any amount to obtain a release of such creditor’s Security Interest in any of the Collateral, other than Permitted Security Interests, then Administrative Agents shall have the right (but shall have no obligation) to make Advances for that purpose. Administrative Agents may select the Advance Date for any such Advance, but such Advance Date may only be a Business Day.
7.7.	Fundings.
7.7.1. Advances. Other than if a Swingline Advance will be made by CPC or Interim Floorplan Loan Advance will be made by CPC, not later than 10:00 a.m. (Local Time) on each Advance Date for a Floorplan Loan Advance or Revolving Loan Advance, Administrative Agents shall promptly notify each Lender of the amount of the Floorplan Loan Advance or the Revolving Loan Advance to be made on that Advance Date. In each case then, each Lender shall make immediately available to Administrative Agents by 12:00 p.m. (Local Time) on the Advance Date funds consisting solely of Dollars in the amount of its Pro-Rata Share of such Floorplan Loan Advance or Revolving Loan Advance, rounded to the nearest penny, in accordance with such remittance instructions as may be given by Administrative Agents to Lenders from time to time.
7.7.2. Draws on Letters of Credit. If a draw is made on a Letter of Credit and Reseller does not reimburse the amount of such draw in full to Letter of Credit Issuer immediately on demand, Letter of Credit Issuer shall promptly notify Administrative Agents of such failure. Upon Administrative Agents’ receipt of such notice from Letter of Credit Issuer, Administrative Agents may notify each Lender thereof and shall have the right to cause a Revolving Loan Advance to be made, regardless whether such Revolving Loan Advance would result in the Aggregate Revolving Loan exceeding the Revolving Loan Maximum Available Amount or regardless as to whether there is an Existing Default, by notifying each Lender of the draw, the amount of the Revolving Loan Advance required to fund reimbursement of such draw, and the amount of such Lender’s ratable share of such Revolving Loan Advance. The Advance Date and time for such Revolving Loan Advance shall not be later than 12:00 p.m. (Local Time) on the first Business Day following Administrative Agents’ delivery of such notice to Lenders. By no later than such Advance Date and time, each Lender shall make immediately available to Administrative Agents funds consisting solely of Dollars in the amount of its Pro-Rata Share of such Revolving Loan Advance, rounded to the nearest penny, in accordance with such remittance instructions as may be given by Administrative Agents to each Lender from time to time.

7.7.3. All Fundings Ratable. All fundings of Advances (other than Swingline Advances and Interim Floorplan Loan Advances) shall be made by Lenders as provided herein in accordance with their Pro-Rata Shares of the respective Aggregate Facilities, as applicable. Except as otherwise expressly provided herein, a Lender shall not be obligated to fund Revolving Loan Advances that would result in such Lender’s Revolving Loan plus such Lender’s Pro-Rata Share of the Letter of Credit Exposure exceeding its Revolving Loan Facility, fund Floorplan Loan Advances that would result in its Floorplan Loan exceeding its Floorplan Loan Facility or make available any more than its Pro-Rata Share of any Advance.
7.8.	Administrative Agents’ Availability Assumption.
7.8.1. Unless Administrative Agents have been given written notice by a Lender prior to an Advance Date that such Lender does not intend to make immediately available to Administrative Agents such Lender’s Pro-Rata Share of the Advance which Administrative Agents may be obligated to make on the Advance Date, including any Advance that may be made based on the issuance of an Approval, Administrative Agents may assume that such Lender has made the required amount available to Administrative Agents on the Advance Date and Administrative Agents may, in reliance upon such assumption, make available to Reseller a corresponding amount. Failure of any Lender to make immediately available its Pro-Rata Share of any Advance of the Swingline Loan, any Floorplan Loan (whether based on the issuance of an Approval or otherwise), the Interim Floorplan Loan (whether based on the issuance of an Approval or otherwise), any Revolving Loan or any other amount then owing hereunder by a Lender upon demand shall make such Lender a “Defaulting Lender”. If such corresponding amount is not in fact made immediately available to Administrative Agents by such Defaulting Lender on the Advance Date, Administrative Agents shall be entitled to recover such corresponding amount on demand from such Defaulting Lender. If such Defaulting Lender does not pay such corresponding amount immediately upon Administrative Agents’ demand therefor, then Administrative Agents shall promptly notify Reseller and the other Lenders and Reseller shall pay such corresponding amount to Administrative Agents within one (1) Business Day. Administrative Agents shall also be entitled to recover, either from such Defaulting Lender or Reseller, interest on such corresponding amount for each day from the date such corresponding amount was made available by Administrative Agents to Reseller to the date such corresponding amount is recovered by Administrative Agents, at a rate per annum equal to either (a) if paid by such Lender, the cost to Administrative Agents of funding such amount at the Federal Funds Rate, or (b) if paid by Reseller, the applicable rate for the Advance in question determined from the request therefor. Each Lender shall be obligated only to fund its Pro-Rata Share of an Advance subject to the terms and conditions hereof, regardless of the failure of another Lender to fund its Pro-Rata Share thereof.
7.8.2. Each remittance or payment or Advance required to be made by a Lender shall be made in accordance with its Pro-Rata Share and shall be made notwithstanding that (a) the amount of the aggregate of such remittances by Lenders may not be in the minimum amount for Revolving Loan Advances or Floorplan Loan Advances or otherwise required hereunder, (b) any conditions to Advances in Section 10 may not be then satisfied, (c) there is an Existing Default, (d) the aggregate amount of such remittances by Lenders would result in the Aggregate Revolving Loan exceeding the Revolving Loan Maximum Available Amount, or the aggregate amount of such remittances by Lenders would result in the Aggregate Floorplan Loan plus the Interim Floorplan Loan exceeding the value of the Collateral advanced against thereunder or the Aggregate Floorplan Loan Facility, or (e) such remittances by Lenders may be made after the effective date of termination of the Aggregate Revolving Loan Facility or the Aggregate Floorplan Loan Facility, as the case may be, provided that, after giving effect to any such Advance, the Aggregate Revolving Loan Facility Limit and the Aggregate Floorplan Loan and Interim Floorplan Loan Advances shall not exceed the Aggregate Floorplan Loan Facility Limit.
7.8.3. In addition, with respect to any Defaulting Lender, until a payment or Advance is paid to Administrative Agents (with interest as described above), (a) such Defaulting Lender shall permit Administrative Agents the unconditional and irrevocable right of setoff against any amounts (including payments of principal, interest, and fees, as well as indemnity payments) received by Administrative Agents hereunder for the benefit of any such Defaulting Lender, and (b) if such failure to pay shall continue for a period of three Business Days, result in any such Defaulting Lender forfeiting any right to vote on any matter that Required Lenders or all Lenders are permitted to vote for hereunder (and the calculation of Required Lenders shall exclude such Defaulting Lender’s interest in Lenders’ Exposure); provided, however, once such a failure is cured, then such Lender shall, subsequent thereto, have all rights hereunder.
7.9.
Disbursement. Provided that all conditions precedent herein to a requested Advance or, if applicable, a Swingline Advance or Interim Floorplan Loan Advance, have been satisfied, including with respect to any Floorplan Loan Advance or Interim Floorplan Loan Advance and the requirements of any agreements with any Approved Vendors, Administrative Agents will make the amount of such requested Advance available to Reseller or in the case of an Interim Floorplan Loan Advance or a Floorplan Loan Advance to the appropriate Approved Vendor, on the applicable Advance Date in immediately available funds in Dollars at the Applicable Lending Office.

7.10.
Restrictions on Advances. No more than one Revolving Loan Advance and no more than one Swingline Advance will be made on any one day pursuant to a request for a Revolving Loan Advance. Advances will only be made for the purposes permitted in Section 14.1.

7.11.
Each Advance Request and Request for a Letter of Credit a Certification. Each submittal of a request for an Advance and each submittal of a request for the issuance of a Letter of Credit by an Authorized Employee shall constitute a certification by Reseller that (a) there is no Existing Default, (b) all conditions precedent hereunder to the making of the requested Advance have been satisfied or waived in writing by Required Lenders, and (c) the Representations and Warranties are then true, with such exceptions as have been disclosed to Lenders in writing by Reseller or any Guarantor making such Representations and Warranties from time to time and are satisfactory to Required Lenders, and will be true on the Advance Date, as applicable, as if then made with such exceptions.

7.12.
Requirements for Every Letter of Credit Request. Only a written request (which may be mailed, personally delivered or delivered by facsimile as provided in this Agreement) from an Authorized Employee to Administrative Agents or an electronic initiation over an online service provided by Letter of Credit Issuer that specifies the amount, requested issue date (which shall be a Business Day and in no event later than 30 days before the Termination Date) and beneficiary of the requested Letter of Credit and other information necessary for its issuance shall be treated as a request for issuance of a Letter of Credit together with such Letter of Credit applications and reimbursement agreements as Letter of Credit Issuer may reasonably request.

7.13.
Requirements for Every Advance Request. Subject to the terms of Section 10 and the other provisions of this Agreement, with regards to Swingline Loans and Revolving Loan Advances, only a request (which shall be in writing in the form of Exhibit 7.13 and mailed, personally delivered or delivered by facsimile as provided in Section 21.1) from an Authorized Employee to Administrative Agents, which Administrative Agents are entitled to rely on and assume for all purposes it is genuine and accurate in all respects) that specifies the amount of the Advance to be made, and the Advance Date for the requested Advance shall be treated as a request for an Advance. In addition, for purposes of this Section 7.13, Administrative Agents will accept an electronic transmission from an Authorized Employee if any such electronic transmission contains the text contained in Exhibit 7.13. Any such electronic transmission from an Authorized Employee shall be deemed to be signed and fully executed by an Authorized Employee and be treated as if it were personally delivered or delivered by facsimile to Administrative Agents. Administrative Agents shall have no liability for accepting any such electronic transmission, and Administrative Agents shall be entitled to rely upon and assume any such electronic transmission was duly and properly sent by such Authorized Employee. No Advance Date for any requested Advance may be other than a Business Day. With regards to Swingline Loans, a request for an Advance must be given prior to 9:30 a.m., Local Time, on the Advance Date for such Advance. With regards to a Revolving Loan, a request for an Advance must be given prior to 9:30 a.m., Local Time, on the Advance Date for such Advance. Subject to the terms of Section 10 and the other provisions of this Agreement, Floorplan Loan Advances and Interim Floorplan Loan Advances will be funded in accordance with CPC’s procedures.

7.14.
Exoneration of Administrative Agents and Lenders. Neither Administrative Agents nor any Lender shall incur any liability to Reseller for treating a request that meets the express requirements of Sections 7.12 or 7.13 as a request for the issuance of a Letter of Credit or an Advance, as applicable, if Administrative Agents believe in good faith that the Person making the request is an Authorized Employee of Reseller or if, in the case of a request for a Letter of Credit, it is properly electronically initiated. Neither Administrative Agents nor any Lender shall incur any liability to Reseller for failing to treat any such request as a request for an Advance, or issuance of a Letter of Credit, as applicable, if Administrative Agents have exercised Permitted Discretion in determining that the Person making the request is not an Authorized Employee.

8. Security; Guaranties. As security for the payment and performance of the Loan Obligations, and also as security for the payment and performance of all Obligations to Administrative Agents, Reseller shall, prior to, on or after the Execution Date and from time to time thereafter execute and deliver, or cause to be executed by each Covered Person and delivered, to Administrative Agents such security agreements, mortgages and other security documents as they relate to the Collateral as reasonably requested by Administrative Agents from time to time, including the following documents, each satisfactory to Administrative Agents and Required Lenders:
8.1.
Landlord Consents. With respect to any real property leased by Reseller or any other Covered Person, whether on, prior to or after the Effective Date, Reseller shall cause to be delivered to Administrative Agents such landlord agreements as Administrative Agents shall request in the exercise of their Permitted Discretion.

8.2.
Mortgagee Consent Agreements. With respect to any real property owned by Reseller or any other Covered Person, whether on, prior to or after the Effective Date if there shall be a mortgagee or other lienholder with respect to such real property, Reseller shall cause to be delivered to Administrative Agent such consents from each such mortgagee or lienholder as Administrative Agents shall request in the exercise of their Permitted Discretion.

8.3.
Security Agreements. Security agreements granting to Collateral Agent for the benefit of Lenders a Security Interest at all times having a first priority position under the UCC in all of the Goods, Equipment, Accounts, Inventory, Instruments, Documents, Chattel Paper, General Intangibles and other personal property of Reseller, any other Covered Person and every Subsidiary of Reseller or any other Covered Person, whether now owned or hereafter acquired, and all proceeds thereof, subject only to Permitted Security Interests affecting such property.

8.4.
Pledge Agreements. Equity pledge agreements granting to Collateral Agent for the benefit of Lenders a Security Interest at all times having a first priority position in all of each Covered Person’s interest in the capital stock, membership interests, and other securities (and all options and warrants therefor) of every Subsidiary of Reseller, now or hereafter issued and outstanding, and all proceeds thereof.

8.5.
Collateral Assignments. Each of the following collateral assignments from Reseller or any other Covered Person, each subject to no other Security Interests except Permitted Security Interests affecting the item assigned:

8.5.1. Account and Lockbox Assignments. Assignments assigning to Collateral Agent for the benefit of Lenders all of Reseller’s or such other Covered Person’s rights and interest in all Blocked Accounts and Lockboxes and other deposit accounts, including the Operating Account, the Securities Account and all other operating accounts.
8.5.2. Intellectual Property Assignments. Assignments assigning to Collateral Agent for the benefit of Lenders all of Reseller’s or such other Covered Person’s rights and interest, to the extent assignable, in all Intellectual Property.
8.6.	Guaranties. The guaranty of the Loan Obligations by each Guarantor, if any, pursuant to one or more written Guaranties satisfactory to Administrative Agents.
9. Power of Attorney. Reseller hereby authorizes (and shall cause each other Covered Person to do the same) Administrative Agents and irrevocably appoints Administrative Agents (acting by any of their officers) as Reseller’s agent and attorney-in-fact (which appointment is coupled with an interest and is therefore irrevocable) to do any of the following until all of the Loan Obligations are fully and indefeasibly paid and satisfied in cash, there are no Letters of Credit outstanding and the Letter of Credit Exposure is irreversibly zero, and the Facilities are terminated:
9.1.
At any time while there is an Existing Default, (a) demand payment of any Account; (b) enforce payment of any Account by legal proceedings or otherwise; (c) exercise all of Reseller’s rights and remedies in proceedings brought to collect any Account; (d) sell or assign any Account upon such terms, for such amount and at such time or times as Administrative Agents deem advisable; (e) settle, adjust, compromise, extend or renew any Account; (f) discharge and release any Account; (g) prepare, file and sign Reseller’s name on any proof of claim in bankruptcy or other similar documents against an Account Debtor; (h) notify the postal authorities of any change of the address for delivery of Reseller’s mail to any address designated by Administrative Agents and open and process all mail addressed to Reseller or deposited into any postal box; (i) endorse Reseller’s name on any verification of Accounts and notices thereof to Account Debtors; (j) make one or more Revolving Loan Advances or Floorplan Loan Advances to pay the costs and expenses of any of the foregoing; and (k) do anything that Administrative Agent deems necessary in its Permitted Discretion to assure that the Loan Obligations are fully and indefeasibly paid and satisfied in cash and that Reseller comply with each covenant and agreement contained herein and in the other Loan Documents.

9.2.
At any time, (a) take control in any manner of any item of payment or proceeds of any Account; (b) have access to any lockbox into which Reseller’s mail is deposited; endorse Reseller’s name upon any items of payment of Collateral and apply the proceeds thereof to the Loan Obligations as provided herein; (c) endorse Reseller’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or other item of the Collateral; and (d) execute in Reseller’s name and on Reseller’s behalf or file any financing statement or amendments thereto, or such mortgages, deeds of trust or other security documents deemed necessary or appropriate by Administrative Agents to assure the perfection or continued perfection of Collateral Agent’s Security Interests in the Collateral for the benefit of Lenders.

The foregoing power of attorney and authorization shall be deemed irrevocable, but shall be automatically revoked upon the full and indefeasible payment in cash of all of the Loan Obligations, the expiration or termination of all Letters of Credit and reduction of the Letter of Credit Exposure to zero, and the termination of the Facilities.
10. Conditions of Lending.
10.1.
Conditions to Advance. Lenders will have no obligation to fund any Revolving Loan Advance or Floorplan Loan Advance or grant any request by Reseller to pay for Floorplanned Inventory on the Extended Payment Due Date, unless:

10.1.1. Listed Documents and Other Items. Administrative Agents shall have received on or before the Effective Date all of the documents and other items listed or described in Exhibit 10.1.1, with each being satisfactory to Lenders and (as applicable) duly executed and (also as applicable) sealed, attested, acknowledged, certified, or authenticated.
10.1.2. Default. There shall be no Existing Default and no Default or Event of Default will occur as a result of such Advance being requested or made or the application of the proceeds thereof.
10.1.3. Perfection of Security Interests. Every Security Interest required to be granted by Reseller to Administrative Agents under Section 8 shall have been perfected and shall be, except for Permitted Security Interests, or as otherwise satisfactory to Lenders, a first priority Security Interest.
10.1.4. Representations and Warranties. The Representations and Warranties shall be true and correct in all material respects.
10.1.5. Material Adverse Change. Since March 31, 2009, there shall not have been any change which has or is reasonably likely to have a Material Adverse Effect on all Covered Persons as a whole.
10.1.6. Pending Material Proceedings. There shall be no pending Material Proceedings.
10.1.7. Payment of Fees. Reseller shall have paid and reimbursed to Administrative Agents and Lenders all fees, costs and expenses that are payable or reimbursable to Administrative Agent and Lenders hereunder on or before the Effective Date.
10.1.8. Tax Returns. Administrative Agents shall have received the consolidated annual federal tax returns and filings of Reseller for the past three fiscal years (except for tax returns which (a) Reseller is not yet required to have filed and (b) have not yet been filed), and be satisfied with the content thereof.

10.1.9. Other Items. Administrative Agents shall have received such other consents, approvals, opinions, certificates, documents or information as it, in the exercise of Permitted Discretion, deems necessary or CPC shall have issued an Approval as necessary.
10.2.	Conditions to Subsequent Revolving Loan or Floorplan Loan Advances. No Lender will have an obligation to fund any Revolving Loan Advance or Floorplan Loan Advance unless:
10.2.1. General Conditions. All of the conditions in Section 10.1 (except the conditions in Sections 10.1.2 and 10.1.5) shall have been and shall remain satisfied or waived.
10.2.2. Representations and Warranties. The Representations and Warranties are then true (or is true and correct in all material respects if such representation or warranty is not by its terms already qualified as to materiality), with such exceptions as have been disclosed to Lenders in writing by Reseller or each Guarantor from time to time and are satisfactory to Lenders, and will be true (or is true and correct in all material respects if such representation or warranty is not by its terms already qualified as to materiality), as of the time of such Advance, as if then made with such exceptions.
10.2.3. Approvals. With regards to a Floorplan Loan Advance or Interim Floorplan Loan Advance, an Approval has been issued by CPC.
10.2.4. Default. Subject to Sections 3.2.2 and 3.3.1, there shall be no Existing Default and no Default or Event of Default will occur as a result of such Advance being requested or made or the application of the proceeds thereof.
10.2.5. Borrowing Base. After giving effect to (a) Revolving Loan Advance, the Revolving Loan Maximum Available Amount shall not be negative; and (b) a Floorplan Loan Advance, Resellers have sufficient liquidity to remit any required payment pursuant to Section 3.2.9.
11. Conditions to Issuance of Letters of Credit. Without in any manner limiting Letter of Credit Issuer’s discretion hereunder, as conditions precedent to the issuance of any Letter of Credit:
11.1.
Letter of Credit Application/Reimbursement Agreement. Reseller shall have executed and delivered to Letter of Credit Issuer a letter of credit application/reimbursement agreement satisfactory to Letter of Credit Issuer and Administrative Agents under which Reseller further evidences its obligation to reimburse to Letter of Credit Issuer on demand the amount of each draw on such Letter of Credit as provided in Section 3.4, together with interest from the date of the draw at the rate provided in Section 4.2 and (without duplication) all reasonable expenses incurred by Letter of Credit Issuer in connection with such Letter of Credit.

11.2.
No Prohibitions. No order, judgment or decree of any Governmental Authority shall exist which purports by its terms to enjoin or restrain Letter of Credit Issuer or any other Lender from issuing such Letter of Credit, and no Law or request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Letter of Credit Issuer or any other Lender shall exist which prohibits, or requests that Letter of Credit Issuer or any other Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or imposes upon Letter of Credit Issuer or any other Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which Letter of Credit Issuer or any other Lender is not otherwise compensable by Reseller hereunder).

11.3.
Representations and Warranties. The Representations and Warranties are then true (or is true and correct in all material respects if such representation or warranty is not by its terms already qualified as to materiality), with such exceptions as have been disclosed to Lenders in writing by Reseller or each Guarantor from time to time and are satisfactory to Lenders, and will be true or is true and correct in all material respects if such representation or warranty is not by its terms already qualified as to materiality), as of the time of the issuance of such Letter of Credit, as if then made with such exceptions.

11.4.	No Default. There shall be no Existing Default and no Default or Event of Default is reasonably likely to occur as a result of such Letter of Credit being issued or a draw thereon being made or paid.

11.5.	Other Conditions. All of the conditions to an Advance in Section 10.1 shall have been and shall remain satisfied or waived.
12. Representations and Warranties. Except as otherwise described in the Disclosure Schedule, Reseller represents and warrants to Administrative Agents, Lenders and Letter of Credit Issuer, at all times while any of the Loan Obligations are outstanding and until such time as the Facilities are terminated, as follows:
12.1.
Organization and Existence. Each Covered Person is duly organized and existing in good standing under the Laws of the State of its organization and is duly qualified to conduct business and is in good standing in every State where the nature or extent of its business or properties require it to be qualified to conduct business, except where the failure to so qualify is not reasonably likely to have a Material Adverse Effect. Each Covered Person has the power and authority to own its properties and carry on its business as now being conducted. With respect to each Covered Person, the following information is fully, accurately and completely set forth in the Disclosure Schedule Section 12.1: (a) the full and exact legal name of each Covered Person, (b) State of organization/formation of such Covered Person, (c) the tax identification number (FEIN) of each Covered Person, and (d) the charter number (if available) of each Covered Person.

12.2.
Authorization. Each Covered Person is duly authorized to execute and perform every Loan Document to which such Covered Person is a party, and Reseller is duly authorized to borrow hereunder, and this Agreement and the other Loan Documents have been duly authorized by all requisite organizational action of each Covered Person. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with any Covered Person’s execution, delivery or performance of this Agreement and the other Loan Documents to which it is a party, except for those already duly obtained.

12.3.	Due Execution. Every Loan Document to which a Covered Person is a party has been executed on behalf of such Covered Person by a Person duly authorized to do so.

12.4.
Enforceability of Obligations. Each of the Loan Documents to which a Covered Person is a party constitutes the legal, valid and binding obligation of such Covered Person, enforceable against such Covered Person in accordance with its terms, except to the extent that the enforceability thereof against such Covered Person may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by equitable principles of general application.

12.5.
Burdensome Obligations. No Covered Person is a party to or bound by any Contract or is subject to any provision in the Charter Documents of such Covered Person which would, if performed by such Covered Person, result in a Default or Event of Default either immediately or upon the elapsing of time.

12.6.
Legal Restraints. The execution and performance of any Loan Document by a Covered Person does not and will not violate or constitute a default under the Charter Documents of such Covered Person, any Material Agreement of such Covered Person, or any Material Law, and does not and will not, except as expressly contemplated or permitted in this Agreement, result in any Security Interest being imposed on any of such Covered Person’s property.

12.7.
Labor Contracts and Disputes. There is no collective bargaining agreement or other labor contract covering employees of a Covered Person. As of the date hereof (and to Reseller’s knowledge after making due inquiry, as of the date of each Advance), no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of a Covered Person. There is no pending or, to Reseller’s knowledge, threatened, strike, work stoppage or other material labor dispute against or affecting any Covered Person or its employees, which has or would be reasonably likely to have a Material Adverse Effect.

12.8.	No Material Proceedings. There are no Material Proceedings pending or, to the best knowledge of Reseller, threatened.

12.9.	Material Licenses. All Material Licenses have been obtained or exist for each Covered Person.

12.10.	Compliance with Material Laws. Each Covered Person is in compliance with all Material Laws. Without limiting the generality of the foregoing:
12.10.1. General Compliance with Environmental Laws. The operations of every Covered Person comply with all applicable Environmental Laws except where the failure to be in compliance would not reasonably be likely to give rise to a Material Adverse Effect.
12.10.2. Proceedings. None of the operations of any Covered Person are the subject of any judicial or administrative complaint, order or proceeding alleging the violation of any applicable Environmental Laws which would reasonably be likely to give rise to a Material Adverse Effect.
12.10.3. Investigations Regarding Hazardous Materials. None of the operations of any Covered Person are the subject of investigation by any Governmental Authority regarding the improper transportation, storage, disposal, generation or release into the environment of any Hazardous Material, the results of which have or are reasonably likely to have a Material Adverse Effect, or reduce materially the value of the Collateral.
12.10.4. Notices and Reports Regarding Hazardous Materials. No notice or report under any Environmental Law indicating a past or current spill or release into the environment of any Hazardous Material has been filed since December 31, 2004, or is required to be filed, by any Covered Person.
12.10.5. Hazardous Materials on Real Property. No Covered Person has at any time, and to Reseller’s knowledge, no other Person has at any time during any Covered Person’s occupancy of such real property, transported, stored, disposed of, generated or released any Hazardous Material on the surface, below the surface, or within the boundaries of any real property owned or operated by such Covered Person or any improvements thereon in violation of Law which would reasonably be likely to have a Material Adverse Effect. No property of any Covered Person is subject to a Security Interest in favor of any Governmental Authority for any liability under any Environmental Law or damages arising from or costs incurred by such Governmental Authority in response to a spill or release of Hazardous Material into the environment.

12.10.6. Environmental Property Transfer Acts. No environmental property transfer acts are applicable to the transactions contemplated by this Agreement and each Covered Person has provided all notices and obtained all necessary environmental permit transfers and consents, if any, required to consummate the transactions contemplated by this Agreement, to perfect Collateral Agent’s Security Interests for the benefit of Lenders and to operate such Covered Person’s business as presently or proposed to be operated.
12.10.7. Fair Labor Standards Act. The operations of every Covered Person comply in all material respects with the Fair Labor Standards Act, as amended.
12.11.
Other Names. Except as disclosed in writing to Administrative Agents from time to time with no fewer than 30 days prior written notice to Administrative Agent (a) no Covered Person has used any name other than the full name which identifies such Covered Person in this Agreement, and (b) the only trade name or style under which a Covered Person sells Inventory or creates Accounts, or to which instruments in payment of Accounts are made payable, is the name which identifies such Covered Person in this Agreement.

12.12.
Prior Transactions. Except as disclosed in the Disclosure Schedule Section 12.12, since December 31, 2008, no Covered Person has been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business.

12.13.
Capitalization. Reseller’s and each other Covered Person’s authorized capital stock, partnership interests and membership interests and issued and outstanding capital stock, partnership interests and membership interests is as described in the Disclosure Schedule Section 12.13, and all issued and outstanding shares, partnership interests and membership interests of Reseller and each other Covered Person are validly issued and outstanding, fully paid and non-assessable, and are owned beneficially and of record by the Persons listed.

12.14.	Solvency. Reseller and each other Covered Person is Solvent prior to and after giving effect to, the making of each Advance and after giving effect to the contribution provisions of Section 17.3.9.

12.15.
Projections. The projections of Reseller’s financial condition, results of operations, and cash flow for the 12-month period ending December 31, 2009, a copy of which has been delivered to Administrative Agents, represent Reseller’s good faith best estimate of Reseller’s future financial performance for the periods set forth therein. Such projections have been prepared on the basis of the assumptions set forth therein, which Reseller believes at the time of preparation thereof to be fair and reasonable in light of current and reasonably foreseeable business conditions.

12.16.
Financial Statements and Records. The Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP, and fairly reflect the financial condition, results of operations and cash flows of the Persons covered thereby as of the dates and for the periods stated therein subject to, in the case of interim Financial Statements, the absence of footnotes and normal year-end adjustments. Reseller keeps correct and accurate records itemizing and describing its Accounts and the unpaid balance of each and its Inventory and the cost of such Inventory.

12.17.
No Change in Condition. Since the date of the most recent balance sheet included in the Financial Statements most recently delivered to Lenders as required herein, there has been no change which has or is reasonably likely to have a Material Adverse Effect.

12.18.
No Defaults. No Covered Person has breached or violated or has defaulted under any Material Agreement, or has defaulted with respect to any Material Obligation of such Covered Person which has continued beyond any cure periods set forth in the applicable underlying agreements. No Event of Default has occurred and is continuing.

12.19.
Investments. No Covered Person has any Investments in other Persons except existing Permitted Investments, the Operating Account, the Securities Account and the Investments disclosed on the Disclosure Schedule.

12.20.	Indebtedness. No Covered Person has any Indebtedness except Permitted Indebtedness.

12.21.	Indirect Obligations. No Covered Person has any Indirect Obligations except existing Permitted Indirect Obligations.

12.22.	Encumbrances. None of the real property purported to be owned by a Covered Person is subject to any Encumbrances except Permitted Encumbrances.

12.23.	Capital Leases. No Covered Person has an interest as a lessee under any Capital Leases other than Capital Leases that are Permitted Indebtedness.

12.24.
Other Creditor Indebtedness and Subordinated Indebtedness. There is no breach or default with respect to the Other Creditor Indebtedness, which has continued beyond any cure periods set forth in the applicable underlying agreements and the Other Creditor Indebtedness has been incurred in accordance with this Agreement.

12.25.
Tax Liabilities; Governmental Charges. Except with respect to good standing qualifications as set forth in the first sentence of Section 12.1, each Covered Person has filed or caused to be filed all material tax reports and returns required to be filed by it with any Governmental Authority, except where extensions have been properly obtained. Each Covered Person has paid or made adequate provision for payment of all Taxes of such Covered Person, except Taxes which are being diligently contested in good faith by appropriate proceedings and as to which such Covered Person has established adequate reserves in conformity with GAAP. No Security Interest for any such Taxes has been filed and no claims are being asserted with respect to any such Taxes which have or would be reasonably likely to have a Material Adverse Effect. There are no material unresolved issues concerning any liability of a Covered Person for any Taxes which, have or would be reasonably likely to have a Material Adverse Effect.

12.26.
Pension Benefit Plans. All Pension Benefit Plans maintained by each Covered Person or an ERISA Affiliate of such Covered Person qualify under Code Section 401 and are in compliance with the provisions of ERISA, except when the failure to comply has not or would not be reasonably likely to have a Material Adverse Effect. Except with respect to events or occurrences which do not have and are not reasonably likely to have a Material Adverse Effect:

12.26.1. Prohibited Transactions. None of such Pension Benefit Plans has participated in, engaged in or been a party to any non-exempt Prohibited Transaction as defined in ERISA or the Code, and no officer, director or employee of such Covered Person or of an ERISA Affiliate of such Covered Person has committed a breach of any of the responsibilities or obligations imposed upon fiduciaries by Title I of ERISA.
12.26.2. Claims. There are no claims, pending or, to Reseller’s knowledge after making due inquiry, threatened, involving any such Pension Benefit Plan by a current or former employee (or beneficiary thereof) of such Covered Person or ERISA Affiliate of such Covered Person, nor is there any reasonable basis to anticipate any claims involving any such Pension Benefit Plan which would likely be successfully maintained against such Covered Person or such ERISA Affiliate.

12.26.3. Reporting and Disclosure Requirements. There are no violations of any reporting or disclosure requirements with respect to any such Pension Benefit Plan and none of such Pension Benefit Plans has violated any Law, including ERISA and the Code.
12.26.4. Accumulated Funding Deficiency. No such Pension Benefit Plan has (a) incurred an accumulated funding deficiency (within the meaning of Code Section 412(a)), whether or not waived; (b) been a Pension Benefit Plan with respect to which a Reportable Event (to the extent that the reporting of such events to the PBGC within thirty days of the occurrence has not been waived) has occurred and is continuing; or (c) been a Pension Benefit Plan with respect to which there exist conditions or events which have occurred that present a significant risk of termination of such Pension Benefit Plan by the PBGC.
12.26.5. Multi-employer Plan. All Multi-employer Plans to which any Covered Person contributes or is obligated to contribute are listed in Disclosure Schedule Section 12.26.5. No Covered Person or ERISA Affiliate of such Covered Person has received notice that any such Multi-employer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no such Multi-employer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.
12.27.
Welfare Benefit Plans. No Covered Person or ERISA Affiliate of any Covered Person maintains a Welfare Benefit Plan that has a liability which, if enforced or collected, has or is reasonably likely to have a Material Adverse Effect. Each Covered Person and each ERISA Affiliate of any Covered Person has complied in all respects with the applicable requirements of Code Section 4980B pertaining to continuation coverage as mandated by COBRA, except any failure that does not have or is reasonably likely not to have a Material Adverse Effect.

12.28.
Retiree Benefits. No Covered Person or ERISA Affiliate of such Covered Person has an obligation to provide any Person with any medical, life insurance, or similar benefit following such Person’s retirement or termination of employment (or to such Person’s beneficiary subsequent to such Person’s death) other than (a) such benefits provided to Persons at such Person’s sole expense and (b) obligations under COBRA.

12.29.
Distributions. No Restricted Payments (as defined in Section 15.10) have been declared, paid or made upon or in respect of any capital stock or other securities of Reseller on and after the Execution Date, except as expressly permitted hereby.

12.30.
Real Property. Disclosure Schedule Section 12.30 contains a correct and complete list of (a) the street addresses and a general description of all real property owned or leased by each Covered Person, and (b) a list of all leases, subleases, and licenses of real property by each Covered Person, with such Covered Person identified for each as the lessee, sublessee, licensee, lessor, sublessor, or licensor, as is the case, together with the street addresses and a general description of the real property involved and the names and addresses of the other parties to such leases, subleases, and licenses. Each of such leases, subleases, and licenses is valid and enforceable against Reseller or the applicable Covered Person, and is in full force and effect, and no material default by such Covered Person, or to Reseller’s knowledge, any other party to any such lease, sublease, or license exists which has not been waived or cured.

12.31.
State of Collateral and other Property. Each Covered Person has good and marketable or merchantable title to all real and personal property purported to be owned by it or reflected in the Financial Statements, except for personal property sold or leased in the ordinary course of business after the date of the Initial Financial Statements as permitted by and in accordance with the terms of the Loan Documents. There are no Security Interests on any of the property purported to be owned by any Covered Person, including the Collateral, except Permitted Security Interests. Except for Inventory with an aggregate value less than $500,000 at any time, each item of Inventory purported to be owned or leased by a Covered Person is in good operating condition and repair and is suitable for the use to which it is customarily put by its owner, ordinary wear and tear and damage by acts of God excepted. Without limiting the generality of the foregoing:

12.31.1. Accounts. With respect to each Account scheduled, listed or referred to in reports submitted by any Covered Person to Administrative Agents pursuant to the Loan Documents, except as disclosed therein:
(a) the Account arose from a bona fide transaction completed in accordance with the terms of any documents pertaining to such transaction;
(b) the Account is not evidenced by a judgment and there is no material dispute respecting it;
(c) the amount of the Account as shown on the applicable Covered Person’s books and records and all invoices and statements which may be delivered to Administrative Agent with respect thereto are owing to the applicable Covered Person and are not in any way contingent;
(d) there are to such Covered Person’s knowledge after making due inquiry, no set-offs, counterclaims or disputes existing or asserted with respect to the Account and the applicable Covered Person has not made any agreement with any Account Debtor for any deduction therefrom except a discount or allowance allowed by the applicable Covered Person in the ordinary course of its business for prompt payment;
(e) there are to such Covered Person’s knowledge after making due inquiry, no facts, events or occurrences which in any way materially impairs the validity or enforcement of the Account or materially reduces the amount payable thereunder as shown on the applicable Covered Person’s books and records and all invoices and statements delivered to Administrative Agents with respect thereto;
(f) the Account is assignable as contemplated hereby;
(g) the Account arose in the ordinary course of the applicable Covered Person’s business;
(h) to such Covered Person’s knowledge after making due inquiry, the Account Debtor with respect to the Account has the capacity to contract;
(i) the services furnished, goods sold or goods leased giving rise to the Account are not subject to any Security Interest except the perfected Security Interest granted to Collateral Agent for the benefit of Lenders and except the Permitted Security Interests;
(j) there are no proceedings or actions which are pending or, to such Covered Person’s knowledge after making due inquiry, threatened against the Account Debtor with respect to the Account;
(k) each Account, as applicable, is in compliance with the provisions of STARK and the Anti-kickback Statute; and

(l) no payments have been or will be made on the Account except payments promptly delivered to the Blocked Accounts at the financial institutions as provided in this Agreement.
12.31.2. Inventory. With respect to Inventory of Reseller:
(a) such Inventory (except for Inventory in transit or in the possession of such Covered Person’s customers) is located at one or another of the premises listed in Disclosure Schedule Section 12.31.2 as being a location of Reseller’s Inventory;
(b) the applicable Covered Person has good and merchantable title to such Inventory or a good and valid leasehold interest as lessee to such Inventory, subject to no Security Interest whatsoever except for the perfected Security Interest granted to Collateral Agent for the benefit of Lenders and except for Permitted Security Interests;
(c) such Inventory is of good and merchantable quality, free from any known material defects;
(d) such Inventory is not subject to any known licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties; and
(e) the completion of manufacture and sale, lease, or other disposition of such Inventory by Administrative Agents or Lenders following an Event of Default shall not require the consent of any Person which has not been obtained and shall not constitute a breach or default under any contract or agreement to which any Covered Person is a party or to which the Inventory is subject.
12.31.3. Equipment. With respect to each Covered Person’s owned equipment:
(a) such Covered Person has good and marketable title thereto;
(b) none of such equipment is subject to any Security Interests except for the perfected Security Interest granted to Collateral Agent for the benefit of Lenders pursuant hereto and except for Permitted Security Interests; and
(c) such equipment (except for equipment in transit) is located at one or another of the premises listed in Disclosure Schedule Section 12.31.3 as a location of such Covered Person’s equipment. With respect to each Covered Person’s equipment, such equipment is of good and merchantable quality, free from any material defects, ordinary wear and tear and damage by acts of God excepted.
12.31.4. Intellectual Property. With respect to the Intellectual Property of the Covered Persons:
(a) Disclosure Schedule Section 12.31.4 contains a complete and correct list of all of each Covered Person’s Intellectual Property,
(b) the Covered Person listed in the Disclosure Schedule as the owner thereof owns all right, title and interest in, under and to such Intellectual Property, subject to no licenses or any interest therein or other agreements relating thereto, except for the Intellectual Property Assignments;
(c) none of such Intellectual Property is subject to any pending or, to such Covered Person’s knowledge, threatened challenge;
(d) to the knowledge of such Covered Person, such Covered Person has not committed any patent, trademark, trade name, service mark or copyright infringement, and the present conduct of such Covered Person’s business does not infringe any patents, trademarks, trade name rights, service marks, copyrights, publication rights, trade secrets or other proprietary rights of any Person; and

(e) there are no claims or demands of any Person pertaining to, or any proceedings which are pending or, to the knowledge of such Covered Person, threatened, which challenge such Covered Person’s rights in respect of any proprietary or confidential information or trade secrets used in the conduct of such Covered Person’s business.
12.31.5. Documents, Instruments and Chattel Paper. All documents, instruments and chattel paper describing, evidencing or constituting Collateral, and all signatures and endorsements thereon by a Covered Person are complete, valid, and genuine, and all goods evidenced by such documents, instruments and chattel paper are owned by a Covered Person free and clear of all Security Interests other than Permitted Security Interests.
12.32.	Chief Place of Business; Locations of Collateral.
12.32.1. The chief executive office and principal place of business of each Covered Person is identified in Disclosure Schedule Section 12.32.1 and the location of the books and records of each Covered Person, and all of such Covered Person’s chattel paper and all records of Accounts, are located only at the places listed and so identified in Disclosure Schedule Section 12.32.1;
12.32.2. the States in which any Covered Person is qualified to conduct its business and the respective counties within such States and the Canadian Provinces and other foreign jurisdictions in which any Covered Person conducts its business are listed and so identified in Disclosure Schedule Section 12.32.2; and
12.32.3. all of the Inventory is located at the locations listed in Disclosure Schedule Section 12.31.2; all office furniture and equipment is located at the locations listed in Disclosure Schedule Section 12.32.3.
12.33.
Representations and Warranties -Inventory. All Inventory, except for Inventory in transit and Inventory sold in the ordinary course of business, (a) will at all times be kept only at the locations indicated on Schedule 12.31.2; (b) Reseller now keeps and will keep correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Reseller’s cost therefor and the selling price thereof or the rental/lease rate thereof, the daily withdrawals therefrom and the additions thereto; (c) except as may be permitted by Section 14.12.2, Inventory is not and will not be stored with a bailee, repairman, warehouseman or similar party without Administrative Agent’s prior written consent, and if Administrative Agents consent (which such consent shall not be unreasonably withheld or delayed), Reseller will, concurrently with delivery to such party, cause any such party to issue and deliver to Administrative Agents, in form acceptable to Administrative Agents, warehouse receipts, in Administrative Agents’ name evidencing the storage of such Inventory, and waivers of warehouseman’s liens in favor of Administrative Agents; (d) Reseller will timely pay or cause to be timely paid all taxes, rents, business taxes, and other charges relating to the premises where the Inventory is located which Reseller is contractually or legally obligated to pay, except those amounts which Reseller is diligently contesting in good faith by appropriate proceedings provided Reseller has established adequate reserves therefor in accordance with GAAP and there is no Existing Default or no Event of Default would reasonably be likely to occur as a result thereof; and (e) except as may be permitted by Section 14.12.2, a landlord consent of the type described in Section 8.1, satisfactory to Administrative Agents in their Permitted Discretion, has been obtained for each location in which Reseller keeps Inventory.

12.34.
No Negative Pledges. Except as set forth in Disclosure Schedule Section 12.34, no Covered Person is a party to or bound by any Contract which prohibits the creation or existence of any Security Interest upon or assignment or conveyance of any of the Collateral or any other asset (regardless of type or nature) of any Covered Person.

12.35.	Security Documents.
12.35.1. Security Agreements. Each Security Agreement is effective to grant to Administrative Agent for the pro-rata benefit of Lenders an enforceable Security Interest in the Personal Property Collateral described therein. Upon appropriate filing (as to all Personal Property Collateral in which a Security Interest may be perfected under the applicable State’s UCC by filing a financing statement or statements) or Administrative Agent’s taking possession (as to items of the Personal Property Collateral of which a secured party must take possession to perfect a Security Interest under the applicable State’s UCC) or Administrative Agents’ taking control (as to the items of the Personal Property Collateral of which a secured party must take control to perfect a Security Interest under the applicable State’s UCC), Administrative Agents will have a fully perfected Security Interest in the Personal Property Collateral described in each Security Agreement, subject only to Permitted Security Interests affecting such Personal Property Collateral.
12.35.2. Collateral Assignments.
12.35.2.1. Blocked Account Agreements. The Blocked Account Agreements are effective to grant to Collateral Agent for the benefit of Lenders an enforceable first priority Security Interest in the Blocked Accounts.
12.35.2.2. Intellectual Property Assignments. Each Intellectual Property Assignment is effective to grant to Collateral Agent for the benefit of Lenders an enforceable first priority Security Interest in all the Intellectual Property described therein, subject only to Permitted Security Interests affecting such Intellectual Property.
12.35.2.3. Pledge Agreement. Each Pledge Agreement is effective to grant to Collateral Agent for the benefit of Lenders an enforceable first priority Security Interest in all the stock, membership interests, and other securities described therein.
12.36.	S Corporation. There is no election for any Covered Person in effect under Section 1362(a) of the Code to be treated as an S Corporation as defined in Section 1361(a) of the Code.

12.37.
Bank Accounts and Lockboxes. No Covered Person has any lockbox other than the Lockboxes allowed or required hereunder. No Covered Person has any bank accounts other than the bank accounts allowed or required hereunder. All bank accounts maintained by any Covered Person with any bank or other financial institution are described in Disclosure Schedule Section 12.38.

12.38.
Margin Stock. No Covered Person is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no part of the proceeds of any Advance will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation U. None of the transactions contemplated by any of the Loan Documents will violate Regulations T, U or X of the FRB.

12.39.	Securities Matters. No proceeds of any Advance will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.

12.40.
Investment Company Act, Etc.No Covered Person is an investment company registered or required to be registered under the Investment Company Act of 1940, or a company controlled (within the meaning of such Investment Company Act) by such an investment company or an affiliated person of, or promoter or principal underwriter for, an investment company, as such terms are defined in the Investment Company Act of 1940. No Covered Person is subject to regulation under the Federal Power Act, the Interstate Commerce Act or any other Law limiting or regulating its ability to incur Indebtedness for money borrowed.

12.41.
Filings. All registration statements, reports, proxy statements and other documents, if any, required to be filed by Reseller with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, have been filed, and such filings are complete and accurate in all material respects and contain no untrue statements of material fact or omit to state any material facts required to be stated therein or necessary in order to make the statements therein not misleading.

12.42.	Broker’s Fees. No broker or finder is entitled to compensation for services rendered with respect to the transactions contemplated by this Agreement.

12.43.
Eligibility of Collateral. Each Account which Reseller, expressly or by implication, requests Administrative Agent to classify as an Eligible Account will, as of the time when such request is made, conform in all respects to the requirements of such classification set forth in the definition of Eligible Accounts herein.

12.44.
Loans to Officers and Directors. Except for travel or similar expenses made in the ordinary course of business, no loans or advances have since December 31, 2006, been made to any officer or director of Reseller by Reseller.

12.45.
Office of Foreign Assets Control. No Reseller (a) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (c) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

12.46.
Patriot Act. Each Credit Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

13. Modification and Survival of Representations. Reseller may at any time propose to Lenders in writing to modify Representations and Warranties. If the proposed modifications are satisfactory to Required Lenders as evidenced by their written assent thereto, then such Representations and Warranties shall be deemed and treated as so modified. If such proposed modifications are not satisfactory to Required Lenders, then such proposed modifications shall not be deemed or treated as modifying such Representations and Warranties. All such Representations and Warranties, as made or deemed made as of a particular time, shall survive execution of each of the Loan Documents and the making of every Advance, and may be relied upon by Administrative Agent and Lenders as being true and correct as of the date when made or deemed made until all of the Loan Obligations are fully and indefeasibly paid in cash, no Letters of Credit are outstanding and the Letter of Credit Exposure is irreversibly zero and the Facilities are terminated.
14. Affirmative Covenants. Reseller covenants and agrees that, until all of the Loan Obligations are fully and indefeasibly paid in cash, no Letters of Credit are outstanding and the Letter of Credit Exposure is irreversibly zero and the Facilities are terminated, Reseller shall, and Reseller shall cause each Covered Person to do, the following:
14.1.
Use of Proceeds. Use the proceeds of Swingline Advances, Interim Floorplan Loan Advances, the initial and subsequent Floorplan Loan Advances and the initial and subsequent Revolving Loan Advances solely to pay fees and expenses incurred by Reseller in connection with the Loan Documents (including fees and expenses of Administrative Agents), to repay Reseller’s Indebtedness in existence on the Effective Date, to the extent not Permitted Indebtedness, to fund working capital, to purchase Inventory, and for general corporate purposes, including as contemplated by Section 15.7.

14.2.
Corporate Existence. Each Covered Person shall maintain its existence in good standing and shall maintain in good standing its right to transact business in those states in which it is now or hereafter doing business, except where the failure to so qualify will not have and will not be reasonably likely to have a Material Adverse Effect. Each Covered Person shall obtain and maintain all Material Licenses for such Covered Person.

14.3.
Maintenance of Property and Leases. Maintain in good condition and working order (ordinary wear and tear and damage by acts of God excepted), and repair and replace as required, all buildings, equipment, machinery, fixtures, Inventory, and other real and personal property owned or leased by such Covered Person whose useful economic life has not elapsed and which is necessary for the ordinary conduct of the business of such Covered Person, except where failure to do so does not have or is not reasonably likely to have a Material Adverse Effect. Each Covered Person shall maintain in good standing and free of defaults all of its leases of buildings, equipment, machinery, fixtures, Inventory, and other real and personal property whose useful economic life has not elapsed and which is necessary for the ordinary conduct of the business of such Covered Person, except where the failure to be in good standing or free of default would not reasonably be likely to give rise to a Material Adverse Effect. No Covered Person shall permit any of its owned equipment, owned Inventory, or other property to become a fixture to real property or an accession to other personal property unless Collateral Agent has a valid, perfected and first priority Security Interest for the benefit of Lenders in such real or personal property.

14.4.
Inventory. Keep its Inventory and equipment, taken as a whole, in good and merchantable condition (subject to ordinary wear and tear) at its own expense and shall hold such Inventory and equipment for sale or lease, or to be furnished in connection with the rendition of services, in the ordinary course of such Covered Person’s business, on terms which do not include bill-and-hold (unless (a) such sales on a bill-and-hold basis are subject to a written contract which expressly provides that the Account Debtor is obligated on the Account notwithstanding the fact that the Inventory has not been shipped to such Account Debtor, and (b) if such Inventory subject to bill-and-hold is kept at premises owned or leased by Reseller such Inventory subject to bill-and-hold is segregated from all Inventory of Reseller or any other Covered Person and clearly marked as being the property of such Account Debtor), guarantied sale, sale and return, sale on approval, consignment or similar repurchase or return terms.

14.5.
Insurance. At all times keep insured or cause to be kept insured, in insurance companies having a rating of at least “A-” by Best’s Rating Service, all property owned or leased by it of a character usually insured by others carrying on businesses similar to that of such Covered Person in such manner and to such extent and covering such risks as such properties are usually insured. At all times, all Inventory shall be insured for full replacement value. Each Covered Person shall carry business interruption insurance in such amounts, in such manner and to such extent and covering such risks as businesses similar to that of such Covered Person are usually insured, with all such policies showing Collateral Agent as lender loss payee for the benefit of Lenders. Each Covered Person shall timely pay all premiums for such insurance. Each Covered Person shall at all times carry insurance, in insurance companies having a rating of at least “A-” by Best’s Rating Service, against liability on account of damage to persons or property (including product liability insurance and insurance required under all Laws pertaining to workers’ compensation) and covering all other liabilities common to such Covered Person’s business, in such manner and to such extent as such coverage is usually carried by others conducting businesses similar to that of such Covered Person. At all times, Reseller shall maintain replacement value insurance for all Collateral on any ocean, waterway, interstate, highway, or other public way. All policies of liability insurance maintained hereunder shall name each Administrative Agent as an additional insured for the benefit of Lenders; all policies of property insurance maintained hereunder with respect to the Collateral shall reflect Collateral Agent’s interest therein as a lender loss payee on an accord #27 form for the benefit of Lenders. Administrative Agents are authorized, but not obligated, as the attorney-in-fact for Reseller, and every other Covered Person and for the benefit of Lenders, (a) upon the occurrence and during the continuance of an Event of Default, without Reseller’s or any other Covered Person’s consent, to adjust and compromise proceeds payable under such policies of insurance, (b) to collect, receive and give receipts for such proceeds in the name of Reseller or any other Covered Person, Administrative Agents and Lenders, and (c) to endorse Reseller’s or any other Covered Person’s name upon any instrument in payment thereof. Such power granted to Administrative Agents shall be deemed coupled with an interest and shall be irrevocable (until all of the Loan Obligations are fully and indefeasibly paid in cash and the Facilities have terminated) as set forth in Section 9. All policies of insurance maintained hereunder shall contain a clause providing that such policies may not be canceled, reduced in coverage or otherwise modified without 30 days’ prior written notice to Administrative Agents. Reseller shall or shall cause any other Covered Person upon request of Administrative Agents at any time to furnish to Administrative Agents updated evidence of insurance (in the form required as a condition to Administrative Agents’ lending hereunder) for such insurance.

14.6.
Payment of Taxes and Other Obligations. Promptly pay and discharge or cause to be paid and discharged, as and when due, any and all income taxes, federal or otherwise, lawfully assessed and imposed upon it, and any and all lawful taxes, rates, levies, and assessments whatsoever upon its properties and every part thereof, or upon the income or profits therefrom and all claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons for labor, materials, supplies, storage or other items or services which if unpaid might be or become a Security Interest or charge upon any of its property; provided, however, that a Covered Person may diligently contest in good faith by appropriate proceedings the validity of any such taxes, rates, levies, or assessments and claims, provided such Covered Person has established adequate reserves therefor in conformity with GAAP on the books of such Covered Person, and no Security Interest, other than a Permitted Security Interest, results from such non-payment.

14.7.	Compliance With Laws. Comply with all Material Laws. Without limiting the generality of the foregoing:
14.7.1. Environmental Laws. Each Covered Person shall comply and shall use commercially reasonable efforts to ensure compliance by all of its tenants, subtenants and other occupants, if any, with all Environmental Laws, any of which if not so complied with will or is reasonably likely to have a Material Adverse Effect.
14.7.2. Pension Benefit Plans. Each Covered Person and each ERISA Affiliate of such Covered Person shall at all times make prompt payments or contributions to meet the minimum funding standards under ERISA and the Code with respect to any Pension Benefit Plan maintained by such Covered Person or such ERISA Affiliate, and shall comply with all reporting and disclosure requirements and all provisions of the Code and ERISA applicable to any Pension Benefit Plan maintained by such Covered Person or such ERISA Affiliate.
14.8.	Discovery and Clean-Up of Hazardous Material.
Upon any Covered Person receiving notice of any violation of Environmental Laws or any similar notice described in Section 14.10.4, or upon any Covered Person otherwise discovering Hazardous Material on any property owned or leased by such Covered Person which is in violation of, or which would result in liability under, any Environmental Law, the violation of which or which liability will or is reasonably likely to have a Material Adverse Effect, Reseller shall: (a) promptly take such acts as may be necessary to prevent danger or harm to the property or any Person therein as a result of such Hazardous Material; (b) with respect to the Collateral, at Administrative Agents’ reasonable request, and at Reseller’s sole cost and expense, obtain and deliver to Administrative Agents promptly, but in no event later than 90 days after such request, a then currently dated environmental assessment of the property certified to Administrative Agents and any future holder of the Loan Obligations, a proposed plan for responding to any environmental problems described in such assessment, and an estimate of the costs thereof; and (c) take all necessary steps to initiate and expeditiously complete all removal, remedial, response, corrective and other action to eliminate any such environmental problems, and keep Administrative Agent informed of such actions and the results thereof.
14.9.
Termination of Pension Benefit Plan. Shall not terminate or amend any Pension Benefit Plan maintained by such Covered Person and each ERISA Affiliate if such termination or amendment would result in any liability to such Covered Person or such ERISA Affiliate under ERISA or any increase in current liability for the plan year for which such Covered Person or such ERISA Affiliate is required to provide security to such Pension Benefit Plan under the Code.

14.10.
Notice to Administrative Agents and Lenders of Material Events. Promptly upon any Responsible Officer of Reseller obtaining knowledge or notice thereof, give notice to Administrative Agents and each Lender of (a) any breach of any of the covenants in Sections 14, 15, or 16; (b) any Default or Event of Default; (c) the commencement of any Material Proceeding; and (d) any loss of or damage to any assets of a Covered Person or the commencement of any proceeding for the condemnation or other taking of any of the assets of a Covered Person, if such loss, damage or proceeding has or is reasonably likely to have a Material Adverse Effect, whether or not Insurance Proceeds are likely to be payable as a consequence of such loss, damage or proceeding. In addition,

14.10.1. Reseller shall furnish to Administrative Agents from time to time all information which Administrative Agents reasonably request with respect to the status of any Material Proceeding.
14.10.2. Reseller shall furnish to Administrative Agents from time to time all information which Administrative Agents reasonably request with respect to any Pension Benefit Plan established by a Covered Person or an ERISA Affiliate of any Covered Person.
14.10.3. Reseller shall deliver notice to Administrative Agents of the establishment of any Pension Benefit Plan by a Covered Person or an ERISA Affiliate of such Covered Person.
14.10.4. Reseller shall promptly inform Administrative Agents of its receipt of, and deliver to Administrative Agents a copy of, any (a) notice that any violation of any Environmental Law or Employment Law may have been committed or is about to be committed by any Covered Person that has or which would reasonably be likely to have a Material Adverse Effect, (b) notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Covered Person alleging violations of any Environmental Law or Employment Law or requiring such Covered Person to take any action in connection with the release of any Hazardous Material into the environment, which has or would reasonably be likely to have a Material Adverse Effect, (c) notice from a Governmental Authority or private party alleging that a Covered Person may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Material into the environment or any damages caused thereby, which has or would reasonably be likely to have a Material Adverse Effect, (d) notice that a Covered Person is subject to federal, state or local investigation regarding the improper transportation, storage, disposal, generation or release into the environment of any Hazardous Material which has or would reasonably be expected to have a Material Adverse Effect, or (e) notice that any properties or assets of a Covered Person are subject to a Security Interest in favor of any Governmental Authority for any liability under any Environmental Law or damages arising from or costs incurred by such Governmental Authority in response to a release of Hazardous Material into the environment.
14.10.5. Reseller shall deliver to Administrative Agents notice of each of the following events promptly after they occur: (a) the failure of any Covered Person or ERISA Affiliate of such Covered Person to make any required installment or any other required payment to any Pension Benefit Plan in sufficient amount to comply with ERISA and the Code on or before the due date for such installment or payment; (b) the occurrence of any Reportable Event, or a prohibited transaction or accumulated funding deficiency (as those terms are defined in ERISA), with respect to any Pension Benefit Plan maintained or contributed to by a Covered Person or an ERISA Affiliate of such Covered Person; (c) receipt by a Covered Person or ERISA Affiliate of such Covered Person of any notice from a Multi-employer Plan regarding the imposition of withdrawal liability; and (d) receipt by a Covered Person or ERISA Affiliate of such Covered Person of any notice of the institution, or a Covered Person’s expectancy of the institution, of any proceeding or receipt by such Covered Person or such ERISA Affiliate of any notice of the taking, or such Covered Person’s or such ERISA Affiliate’s expectancy of the taking, of any other action which may result in the termination of any Pension Benefit Plan maintained or contributed to by such Covered Person or such ERISA Affiliate, or the withdrawal or partial withdrawal by a Covered Person or ERISA Affiliate of such Covered Person from any Pension Benefit Plan, and the filing or receipt by a Covered Person or ERISA Affiliate of such Covered Person of any such notice and filing or receipt of all subsequent reports or notices under ERISA with or from the IRS, the PBGC, or the DOL relating to the same; and, in addition to such notice, deliver to Administrative Agent a certificate of a Responsible Officer of Reseller, setting forth details as to such events and the action that the affected Covered Person or ERISA Affiliate of such Covered Person proposes to take with respect thereto. For purposes of this Section, each Covered Person and any ERISA Affiliate of such Covered Person shall be deemed to know all facts known by the administrator of any Plan of which such Covered Person or such ERISA Affiliate is the plan sponsor.
14.10.6. Reseller shall promptly deliver to Administrative Agents notice of any default or event of default, or the occurrence of any event which would with the passage of time, giving of notice or otherwise, constitute a default or event of default with respect to any of the Permitted Indebtedness in excess of $500,000.
14.10.7. Reseller shall promptly deliver notice to Administrative Agents of the assertion by the holder of any capital stock or any other equity interest in a Covered Person or any Indebtedness of a Covered Person in the outstanding principal amount in the aggregate in excess of $500,000 that a default exists with respect thereto or that such Covered Person is not in compliance with the terms thereof, or of the threat or commencement by such holder of any enforcement action because of such asserted default or noncompliance.
14.10.8. Reseller shall, promptly after becoming aware thereof, deliver notice to Administrative Agents of any pending or threatened strike, work stoppage, or other material labor dispute affecting a Covered Person which could reasonably be likely to have a Material Adverse Effect.
14.10.9. Reseller shall promptly deliver notice to Administrative Agents of any change in the name, State of incorporation or organization or form of any Covered Person.
14.10.10. Reseller shall, promptly after becoming aware thereof, deliver notice to Administrative Agents of any event that has or is reasonably likely to have a Material Adverse Effect on all Covered Persons taken as a whole.
14.10.11. Reseller shall, promptly after becoming aware thereof, deliver notice to Administrative Agents of an actual or alleged violation of any Material Law applicable to a Covered Person or the property of a Covered Person.
14.10.12. Reseller shall notify Administrative Agents promptly in writing of any fact or condition of which Reseller is aware which adversely affects the value of the Collateral taken as a whole, including disclosing the amount of such loss or depreciation in value and disclosing any adverse fact or condition or the occurrence of any event which causes loss or depreciation in the value of the Collateral of more than $500,000 taken as a whole. Reseller shall provide such additional information to Administrative Agents regarding the amount of any loss or depreciation in value of the Collateral as Administrative Agents may request from time to time.

14.11.	Names of Authorized Employees. Reseller shall keep on file with Administrative Agents at all times an appropriate instrument naming each Authorized Employee.

14.12.	Maintenance of Security Interests of Security Documents.
14.12.1. Preservation and Perfection of Security Interests. Promptly, upon the reasonable request of Administrative Agents and at Reseller’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter file or record in the appropriate governmental office, any document or instrument supplementing or confirming the Security Documents or otherwise reasonably deemed necessary by Administrative Agents to create, preserve or perfect any Security Interest purported to be created by the Security Documents or to fully consummate the transactions contemplated by the Loan Documents. The foregoing actions by Reseller shall include, (a) filing financing or continuation statements, and amendments thereof, and executing such mortgages, deeds of trust, assignments or security agreements, satisfactory to Administrative Agents; (b) delivering to Collateral Agent the original certificates of title for motor vehicles, or applications therefor duly executed, with Collateral Agent’s Security Interest for the benefit of Lenders properly shown thereon; (c) delivering to Collateral Agent the originals of all instruments, documents and chattel paper in excess of $500,000 in the aggregate, and all other Collateral of which Collateral Agent determines it should have physical possession in order to perfect and protect Collateral Agent’s Security Interest for the benefit of Lenders therein, duly endorsed or assigned to Collateral Agent without restriction; (d) delivering to Collateral Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued; (e) upon the occurrence and during the continuance of an Event of Default, transferring Inventory to warehouses designated by Collateral Agent; (f) delivering to Collateral Agent all letters of credit on which Reseller is named beneficiary; (g) placing a durable notice of the existence of Collateral Agent’s Security Interest for the benefit of Lenders, acceptable to Administrative Agents, upon such items of the Collateral as are designated by Administrative Agents; and (h) placing a notice of the existence of Collateral Agent’s Security Interest for the benefit of Lenders, acceptable to Administrative Agents, upon those writings evidencing the Collateral and the books and records of Reseller pertaining to the Collateral, as designated by Administrative Agents.
14.12.2. Collateral Held by Warehouseman, Bailee, etc. If any Inventory which is purchased by Reseller pursuant to the Aggregate Floorplan Loan Facility or Interim Floorplan Loan Facility with a value in excess of $500,000 for each location is at any time in the possession or control of a warehouseman, bailee or any of Reseller’s agents or processors (not including any lessee or other person to whom Inventory is leased or rented in the ordinary course of such Covered Person’s business), then Reseller shall notify Administrative Agents thereof and shall notify such Person of Collateral Agent’s Security Interest for the benefit of Lenders in such Collateral and, upon Administrative Agents’ request, instruct such Person to hold all such Collateral for Collateral Agent’s account subject to Administrative Agents’ instructions. If at any time any Inventory which is purchased by Reseller pursuant to the Aggregate Floorplan Loan Facility or Interim Floorplan Loan Facility with a value in excess of $500,000 for each location is located on any premises that are not owned by Reseller (not including any lessee or other person to whom Inventory is leased or rented in the ordinary course of such Covered Person’s business, or other locations where Reseller is not obligated to pay rent for up to 30 consecutive days) then Reseller shall obtain or cause to be obtained written waivers or consents, satisfactory to Administrative Agents, of all present and future Security Interests to which the owner or lessor or any mortgagee of such premises may be entitled to assert against the Collateral.

14.12.3. Compliance With Terms of Security Documents. Comply with all of the terms, conditions and covenants in the Security Documents to which such Covered Person is a party.
14.13.	Accounting System. Maintain a system of accounting established and administered in accordance with GAAP. Without limiting the generality of the foregoing:
14.13.1. Account Records. Each Covered Person shall maintain a record of Accounts at its principal place of business that itemizes each Account of such Covered Person and describes the names and addresses of the Account Debtors on such Accounts, all relevant invoice numbers, invoice dates, and shipping dates, and the due dates, collection histories, and aging of such Accounts.
14.13.2. Inventory Records. Each Covered Person shall maintain an inventory system satisfactory to Administrative Agents. Reseller shall cause returns and allowances, as between such Reseller and its Account Debtors to be on substantially the same basis and in accordance with the usual customary practices of such Reseller, as in existence on the Effective Date.
14.13.3. Tracing of Proceeds. Reseller shall maintain reasonably detailed and accurate accounting and records of proceeds of the Loans and transfers of proceeds of the Loans (a) received by it from Lenders or Administrative Agents, (b) transferred from it to any other Covered Person, and (c) received by it from another Reseller. Reseller agrees that (i) the business operations of Reseller and each other Covered Person are interrelated and complement one another, and such entities have a common business purpose and common management, and (ii) the proceeds of Advances hereunder will benefit Reseller and each Covered Person, severally and jointly. Not in any way in limitation of any other provisions set forth herein, such books and records may be reviewed and copied by Administrative Agents at Reseller’s expense at reasonable intervals and upon reasonable notice given by Administrative Agents to Reseller.
14.14.	Financial Statements; Annual Projections; Tax Returns. Deliver to Administrative Agent and each Lender:
14.14.1. Annual Financial Statements. Within 120 days after the close of each fiscal year of Reseller, year-end audited consolidated and consolidating financial statements of Reseller and its Subsidiaries, containing a balance sheet, statement of operations, statement of cash flows and a unqualified report without any explanatory paragraphs by an independent registered public accounting firm selected by Reseller and satisfactory to Administrative Agents together with all related tax returns and filings (except for tax returns for which the required filing date has been extended, in which case Reseller shall deliver to Administrative Agents a copy of each request for extension when made and deliver a copy of such tax returns simultaneously with the filing of each thereof) and accompanied by (a) a Compliance Certificate of Reseller, (b) the management letter and report on internal controls, if any, delivered by such independent registered public accounting firm in connection with their audit, and (c) if requested by Administrative Agents, any summary prepared by such independent registered public accounting firm of the adjustments proposed by the members of its audit team.

14.14.2. Annual Projections. No fewer than 10 days prior to the first day of each fiscal year of Reseller, projected balance sheets and statements of income and expense for such fiscal year and the fiscal year immediately thereafter, on a consolidated basis, and with such other detail as Administrative Agents may reasonably require.
14.14.3. Monthly Financial Statements. As soon as available and in any event no later than 30 days after the last day of each month, management-prepared unaudited consolidated and consolidating financial statements of Reseller and its Subsidiaries for such fiscal month, in each case consisting of a balance sheet, statement of operations and statement of cash flows, in each case accompanied by a Compliance Certificate of Reseller.
Each Compliance Certificate shall be in the form of Exhibit 14.14, shall contain detailed calculations of the financial measurements referred to in Section 16 for the relevant periods, and shall contain statements by the signing authorized officer (either the president, any vice president or the chief financial officer) to the effect that, except as explained in reasonable detail in such Compliance Certificate, (a) the attached Financial Statements are complete and correct in all material respects (subject, in the case of Financial Statements other than annual, to normal year-end audit adjustments and with respect to Financial Statements other than annual, without footnote disclosures) and have been prepared in accordance with GAAP applied consistently throughout the periods covered thereby and with prior periods (except as disclosed therein), (b) all of the Representations and Warranties are true and correct as of the date such certification is given as if made on such date, and (c) there is no Existing Default. If any Compliance Certificate delivered to Lenders discloses that a representation or warranty is not true and correct, or that there is an Existing Default that has not been waived in writing by Lender, such Compliance Certificate shall state what action Reseller has taken or proposes to take with respect thereto.
14.15.	Other Financial Information. Deliver the following to Administrative Agents each satisfactory to Administrative Agents:
14.15.1. Weekly Items.
14.15.1.1. Borrowing Base Certificate. Within two (2) Business Days following the end of each week, a Borrowing Base Certificate as of the Business Day immediately preceding the last Business Day of such week in substantially the form of Exhibit 14.15.1, as prepared by Administrative Agents based upon information provided to Administrative Agents by Reseller, duly certified as accurate and signed by the Chief Financial Officer or other Authorized Employee of Reseller. If there is an Existing Default, Reseller shall provide a Borrowing Base Certificate more often if so requested by Administrative Agents in their sole and absolute discretion. Each Borrowing Base Certificate shall be in the form of Exhibit 14.15.1.
14.15.1.2. Schedule of Accounts and Schedule of Inventory 14.15.1.3. Prior to 7:00 a.m. (Local Time) each Thursday, a Schedule of Accounts (including a month-to-month roll-forward reconciliation of Accounts aging), a Schedule of Consolidated Accounts, and as of 5:00 p.m. (Local Time) each Wednesday, a Schedule of Inventory, and accounts payable aging as of such week.
14.15.1.4. Sales Report. Upon the request of Administrative Agents or within two Business Days after the end of each week after the occurrence and continuation of an Event of Default, a report showing each item of Inventory sold or leased and each payment received by Reseller for such week.

14.15.1.5. Cash Receipts Journal and Credit Memo Entries. Upon the request of Administrative Agents or within two Business Days after the end of each week after the occurrence and continuation of an Event of Default, a report showing cash receipts on Accounts, cash receipts not on Accounts and summary of credit memo entries.
14.15.1.6. No later than the Friday of each week, Reseller shall deliver to Administrative Agents a rolling 13-week cash flow forecast, such forecast in form and substance acceptable to the Administrative Agents, together with an actual results comparison to each forecast.
14.15.2. Monthly Items.
14.15.2.1. Report of Indebtedness. Within ten (10) days following the end of each fiscal month, a report summarizing all Indebtedness, including, accounts payable, and Permitted Indebtedness and with respect thereto, the amounts outstanding thereon, including interest and fees.
14.15.2.2. Summary Accounts Aging and Inventory Reports. Within 10 days after the end of each fiscal month, a Schedule of Accounts (including a month-to-month roll-forward reconciliation of Accounts aging), a Schedule of Consolidated Accounts, a Schedule of Inventory including a listing, by street address of the locations of Inventory, and accounts payable aging as of month end.
14.15.2.3. Bank Statements. Within two (2) Business Days following Reseller’s receipt of its monthly bank statement, copies of the bank statements for each of Reseller’s bank accounts.
14.15.2.4. Inventory in Transit. Within 10 Business Days following the end of each month, to the extent not listed on any other report required hereby, a schedule of each item of Inventory purchased by Reseller but not yet invoiced which is in transit or for which Reseller otherwise has received an electronic confirmation of shipment.
14.15.3. Other Reports or Information Concerning Accounts or Inventory. Deliver such other reports and information, in form and detail satisfactory to Administrative Agents, and documents as Administrative Agents may reasonably request from time to time concerning Accounts or Inventory including, to the extent requested by Administrative Agents, copies of all invoices, leases, bills of lading, shipping receipts, purchase orders, and warehouse receipts.
14.15.4. Stockholder and SEC Reports. Contemporaneously with their filing by or on behalf of Reseller or any other Covered Person, copies, whether by delivery or such documents being available on Reseller’s website, of any (a) proxy statements, financial statements and reports which such Person makes available to its stockholders in their capacity as stockholders, and (b) reports, registration statements and prospectuses with any securities exchange or the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions.
14.15.5. Pension Benefit Plan Reports. Promptly upon the reasonable request of Administrative Agents at any time or from time to time, a copy of each annual report or other filing or notice filed with respect to each Pension Benefit Plan of a Covered Person or an ERISA Affiliate of a Covered Person.

14.15.6. Tax Returns. To the extent not duplicative of Section 14.14.1, promptly upon the reasonable request of Administrative Agents at any time or from time to time, a copy of each federal, state, or local tax return or report by any Covered Person.
14.16.
Other Information. From time to time upon the reasonable request of Administrative Agents or Required Lenders, Reseller shall promptly deliver to Administrative Agents such other information about the business, operations, revenues, financial condition, property, or business prospects of Reseller and every other Covered Person.

14.17.
Examinations and Site Visits by Administrative Agents. Permit Administrative Agents or Persons authorized by and acting on behalf of Administrative Agents at any time (upon reasonable prior notice, except if there is an Existing Default, no prior notice shall be required) during normal business hours to examine the books, records, and assets of, and inspect any of the property, locations or operations of, each Covered Person from time to time, and in the course thereof may make copies or abstracts of such books and records and discuss the affairs, finances and books and records of such Covered Person with its accountants, officers and employees, and make such inspections as it reasonably deems necessary. Each Covered Person shall cooperate with Administrative Agents and such Persons in the conduct of such exams, site visits and inspections and shall deliver to Administrative Agents any instrument necessary for Administrative Agents to obtain records from any service bureau maintaining records for such Covered Person. When there is no Existing Default, Administrative Agents shall conduct at least four (4) examinations per fiscal year. Reseller shall reimburse Administrative Agents their actual cost per auditor per day (at an amount not to exceed $8,000 per examination) per examination plus Administrative Agents’ other actual reasonable out-of-pocket costs and expenses for each examination after the date hereof. Administrative Agents together with such Lenders that choose to participate, may, while there is an Existing Default, perform as many as examinations as the Administrative Agents may choose, and Reseller is required to reimburse Administrative Agents for all fees, costs and expenses of the Administrative Agents incurred in connection therewith.

14.18.
Verification of Accounts and Notices to Account Debtors. Permit Administrative Agents at any time and from time to time, to verify the validity and amount of any Account and any other matter relating to an Account, by communicating in writing or orally directly with the Account Debtor or any Person who represents or Administrative Agents believe represents the Account Debtor.

14.19.
Appraisals of Collateral. While there is an Existing Default, at Reseller’s sole cost and expense, at any time, Administrative Agents or Persons authorized by and acting on behalf of Administrative Agents may perform or have performed on their behalf such appraisals of Reseller’s Inventory, equipment, and other assets by an appraiser satisfactory to Administrative Agents and prepared on a frequency satisfactory to Administrative Agents. While there is no Existing Default, at Reseller’s sole cost and expense, Administrative Agents or Persons authorized by and acting on behalf of Administrative Agents may perform or have performed on their behalf no more than one time per calendar year (and any such appraisals performed while there is an Existing Default shall not count towards the once per calendar limit described in this sentence) an appraisal of Reseller’s Inventory, equipment, and other assets by an appraiser satisfactory to Administrative Agents and prepared on a basis satisfactory to Administrative Agents. The cost for each appraisal shall not exceed the actual out-of-pocket expenditures of Administrative Agents. Each Covered Person shall cooperate with Administrative Agents and such Persons in the conduct of such appraisals and shall deliver to Administrative Agents or such Persons any documents or instruments necessary for Administrative Agents or such Person’s to perform such appraisals. Reseller shall reimburse Administrative Agents for all reasonable costs and reasonable expenses actually incurred by them in conducting or having conducted each such appraisal.

14.20.
Access to Officers and Auditors. Permit Administrative Agents, any Lender and Persons authorized by Administrative Agents or any Lender to discuss the business, operations, revenues, financial condition, property, or business prospects of such Covered Person with its officers, employees, accountants and independent auditors as often as Administrative Agents or any Lender may request in its Permitted Discretion, and such Covered Person shall direct such officers, employees, accountants and independent auditors to cooperate with Administrative Agents.

14.21.
Movement of Inventory. Notify Administrative Agents in writing if Reseller has knowledge that any of Reseller’s or any other Covered Person’s Inventory with a value in excess of $500,000 will be located for more than 30 consecutive days outside any of the locations listed in Disclosure Schedule Section 12.31.2.

14.22.
Titled Assets. If requested by Administrative Agents after an Event of Default, Reseller shall cause the respective titles of all Collateral which are titled in the name of any Covered Person to reflect thereon that Administrative Agents, as agent for themselves and the other Lenders, as the first and only lienholder thereon, and shall deliver, at Administrative Agents’ request, originals of all such titles to Administrative Agents.

14.23.
Post-Closing Requirements. Reseller will deliver, or cause to be delivered, as applicable, to Collateral Agent on or before the 15th day after the Effective Date, the payment of all reasonable attorneys’ fees and actual, out-of-pocket expenses incurred by Administrative Agents in the negotiation, preparation and execution of this Agreement.

14.24.
Further Assurances. Execute and deliver, or cause to be executed and delivered, to Administrative Agents such documents and agreements, and shall take or cause to be taken such actions, as either Administrative Agent may from time to time reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

15. Negative Covenants. Reseller covenants and agrees that until all of the Loan Obligations are fully and indefeasibly paid in cash, no Letters of Credit are outstanding and the Letter of Credit Exposure is zero and the Facilities are terminated, Reseller shall not, directly or indirectly, do any of the following, or permit any other Covered Person to do any of the following, without the prior written consent of Required Lenders:
15.1.	Investments. Make any Investments in any other Person except the following:
15.1.1. Investments in (a) interest-bearing United States government obligations; (b) certificates of deposit issued by any Lender; (c) prime commercial paper rated A1 or better by Standard and Poor’s Corporation or Prime P1 or better by Moody’s Investor Service, Inc.; (d) agreements involving the sale to Reseller of United States government securities and their guarantied repurchase the next Business Day by a commercial bank chartered under the Laws of the United States or any State thereof which has capital and surplus of not less than $500,000,000, (e) certificates of deposit issued by and time deposits with any Lender, (f) municipal bonds rated Al or better by Standard and Poor’s Corporation or Prime P1 or better by Moody’s Investor Service, Inc., (g) deposit accounts opened at Wells Fargo Bank, N.A., subject to a deposit account control agreement in favor of Collateral Agent for the ratable benefit of the Lenders, in form and substance acceptable to Collateral Agent, or (h) the participation by Reseller in any Floorplan Loan Advances.

15.1.2. Accounts arising in the ordinary course of business and payable in accordance with Reseller’s customary trade terms.
15.1.3. Investments existing on the Execution Date and disclosed in Disclosure Schedule Section 12.19.
15.1.4. Notes or securities received by a Covered Person in settlement of Indebtedness of other Persons to such Covered Person that was incurred in the ordinary course of such Covered Person’s business.
15.1.5. Investments by any Covered Person in any other Covered Person in the form of equity or Indebtedness permitted by this Agreement.
15.2.	Indebtedness. Create, incur, assume, or allow to exist any Indebtedness of any kind or description, except the following:
15.2.1. Indebtedness to trade and similar creditors incurred in the ordinary course of business, with the exception of the Other Creditor Indebtedness.
15.2.2. The Loan Obligations.
15.2.3. The Other Creditor Indebtedness if a subordination agreement satisfactory to Administrative Agents is in effect with respect thereto, unless Required Lenders waive the requirement for a subordination agreement.
15.2.4. Indebtedness secured by Permitted Security Interests as described in Section 15.6.7.
15.2.5. Indebtedness constituting Liabilities (as defined by GAAP) under any Capital Lease under which a Covered Person is a lessee existing on the Execution Date and disclosed in Disclosure Schedule Section 12.23 which is acceptable to Administrative Agents and is subject to a subordination agreement satisfactory to Administrative Agents unless Administrative Agents, in their sole and absolute discretion, waive the requirement for a subordination agreement with respect to any particular Other Creditor Indebtedness, and any Capital Leases under which a Covered Person is a lessee entered into by any Covered Person after the Execution Date for capital assets which are subject to subordination agreements unless Administrative Agents, in their sole and absolute discretion, waives the requirement for a subordination agreement satisfactory to Administrative Agents with respect to any particular Other Creditor Indebtedness.
15.2.6. Unsecured Indebtedness owed by one Covered Person to another Covered Person; provided however, if such Indebtedness is ever evidenced by a promissory note or other instrument, such note or instrument shall be delivered to Administrative Agents and Reseller shall execute any security documents in connection therewith as Administrative Agents may reasonably request.
15.2.7. Unsecured subordinated indebtedness if a subordination agreement satisfactory to Administrative Agents remains in effect with respect thereto and the subordinated indebtedness contains terms and provisions acceptable to Administrative Agents.
15.2.8. Indebtedness that is unsecured or secured by Permitted Security Interests, collectively not exceeding $2,000,000 at any time.

15.3.
Payments on Other Creditor Indebtedness and Subordinated Indebtedness. Make any nonscheduled prepayment of principal or interest on any Other Creditor Indebtedness unless both immediately before and after giving effect to any such prepayment, there shall be no Default or Event of Default and no Default or Event of Default is reasonably likely to have occurred as a result of making such payment. Make any payment on any subordinated indebtedness unless permitted by a subordination agreement satisfactory to Administrative Agents.

15.4.
Prepayments. Voluntarily prepay any Indebtedness other than (a) the Loan Obligations in accordance with the terms of the Loan Documents, (b) trade payables in the ordinary course of business consistent with past practices, and (c) as permitted by Section 15.3.

15.5.
Indirect Obligations. Create, incur, assume or allow to exist any Indirect Obligations except (a) Indirect Obligations existing on the Execution Date and disclosed on Disclosure Schedule 12.21, (b) Indirect Obligations with respect to Indebtedness permitted by Section 15.2 and otherwise permitted under this Agreement and (c) Indirect Obligations with respect to (i) Indebtedness of one or more other Covered Persons that is permitted by Section 15.2 and otherwise permitted under this Agreement or (ii) any Obligations of one or more other Covered Persons that are permitted under this Agreement.

15.6.
Security Interests. Create, incur, assume or allow to exist any Security Interest upon all or any part of its property, real or personal (including intangible property), now owned, leased or hereafter acquired or leased, except the following:

15.6.1. Security Interests for taxes, assessments or governmental charges not delinquent or being diligently contested in good faith and by appropriate proceedings and for which, if applicable, adequate book reserves in accordance with GAAP are maintained.
15.6.2. Security Interests arising out of deposits in connection with workers’ compensation insurance, unemployment insurance, old age pensions, or other social security or retirement benefits legislation.
15.6.3. Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of business.
15.6.4. Security Interests imposed by any Law, such as mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other like Security Interests arising in the ordinary course of business which secure payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Covered Person’s books.
15.6.5. Security Interests on Inventory in favor of the holders of any of the Other Creditor Indebtedness which are subject to subordination agreements satisfactory to Administrative Agents unless Required Lenders waive the requirement for a subordination agreement with respect to any particular Other Creditor Indebtedness.
15.6.6. Security Interests resulting from a judgment or order entered against a Covered Person which does not constitute an Event of Default under Section 17.1.2 hereof and is not final and non-appealable, provided the loss of the property subject to such Security Interest would not reasonably be expected to have a Material Adverse Effect.
15.6.7. Purchase money Security Interests securing payment of the purchase price of capital assets (other than Inventory which is subject to an intercreditor agreement) acquired by a Covered Person after the Execution Date in an aggregate principal amount outstanding at any time that does not exceed $1,000,000 for all Covered Persons.

15.6.8. Security Interests securing the Loan Obligations in favor of Collateral Agent for the benefit of Lenders.
15.6.9. Security Interests of lessors of operating equipment in such equipment provided that the aggregate annual rental expense associated with such operating leases of equipment shall not exceed $1,000,000 for all Covered Persons.
15.6.10. Security Interests existing on the Execution Date that are disclosed in Disclosure Schedule Section 12.31.3.
15.7.
Acquisitions. Without the prior written consent of Administrative Agents, acquire stock, membership interests, partnership interests or any other equity interest in a Person, or acquire all or substantially all of the assets of a Person (including without limitation assets comprising all or substantially all of an unincorporated business unit or division of any Person), except for Permitted Investments.

15.8.
Bailments; Consignments; Warehousing. Except to the extent expressly permitted in this Agreement, store any Inventory with a bailee, warehouseman, consignee or pursuant to an express or implied agreement establishing a bailment or consignment of Inventory or similar arrangement, unless Administrative Agents have received a written acknowledgment reasonably satisfactory to Administrative Agents from the third party involved which acknowledges the prior perfected Security Interest of Collateral Agent for the benefit of Lenders in such Inventory.

15.9.
Disposal of Property. Sell, transfer, exchange, or otherwise dispose of any of its assets, except for (a) the sale of Inventory in the ordinary course of business at the fair market value thereof and for cash or cash equivalents, (b) the sale of leases (and related assets) for which Reseller is the lessor and which were entered into in the ordinary course of business, any such sale to be at the fair market value, without recourse to Reseller and for cash or cash equivalents, (c) physical assets used or consumed in the ordinary course of business, and (d) the sale or other disposal of obsolete equipment with a sale value not greater than $500,000 in the aggregate for all such assets that may be sold during any year if the purchase price therefor is paid solely in cash.

15.10.
Restricted Payments. Directly or indirectly declare or make any Restricted Payment, or set aside any funds for any such purpose, other than (a) dividends on common stock which accrue (but are not paid in cash) or are paid in kind or dividends on preferred stock which accrue (but are not paid in cash) or are paid in kind; provided, however, that Reseller’s Subsidiaries may make Restricted Payments to Reseller or a wholly owned Subsidiary of Reseller, (b) Restricted Payments for the sole purposes of purchasing Reseller’s stock from employees of Reseller and its Subsidiaries upon termination of employment of any such employee so long as (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Restricted Payments shall not exceed $500,000 during any 365-day period, (c) Restricted Payments for the sole purpose of purchasing a sufficient number of shares of Reseller’s stock from employees of Reseller to equal tax payments owed by such employees due on gains in value with respect to such stock so long as (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Restricted Payments shall not exceed $500,000 during any 365-day period, (d) Restricted Payments in respect of which Reseller shall have delivered evidence satisfactory to Administrative Agents that the following conditions have been satisfied before and after giving effect to any such Restricted Payment: (i) no Event of Default shall have occurred and be continuing or result from such Restricted Payment, (ii) the aggregate amount of all such Restricted Payments shall not exceed $500,000 during any 365-day period and (iii) when the Restricted Payment is made Reseller has availability under the Revolving Loan Facility of at least equal to the Restricted Payment, and (e) as may be otherwise permitted by Section 15.11.

15.11.	Redemptions. Directly or indirectly redeem any preferred stock or any common stock, partnership interest (of any type or class) or other equity interest of Reseller or any Covered Person.

15.12.
Change of Control. Except as permitted under Section 15.7, merge or consolidate with or into another Person; permit any Person or Group, to become the record or beneficial owner, directly or indirectly, on a fully diluted basis, of 35% or more of the equity securities and voting interests of Reseller; or permit any Person or Group, other than Reseller to own any of the equity interests and voting interests of any Subsidiary of Reseller.

15.13.	Capital Structure; Equity Securities.
15.13.1. Make any change in the capital structure of Reseller from that which is disclosed in the Disclosure Schedule as of the Effective Date, if such change would reasonably be likely to (a) have Material Adverse Effect, (b) materially adversely affect the likelihood of the Loan Obligations being repaid, or (c) give rise to an Event of Default; or issue any equity or security which has any mandatory redemption or mandatory repayment features;
15.13.2. Make any change in the capital structure of any Covered Person from that which is disclosed in the Disclosure Schedule as of the Effective Date, including issuing or creating any stock or other equity interest (or class or series thereof), or non-equity interest that is convertible into stock or other equity interest (or class or series thereof); or
15.13.3. Subject to the preceding clauses, change any Charter Documents of any Covered Person which has or is reasonably likely to have a Material Adverse Effect or which will or is reasonably likely to cause a Default or Event of Default.
15.14.
Change of State of Formation; Change of Name. Make any change in the State of incorporation or formation of organization of any Covered Person, change its type of legal entity, or change its legal name as it appears on any certificates or articles of organization or formation. Unless a Covered Person has provided Administrative Agents at least 10 days prior written notice (and such other information as Administrative Agents may request from time to time), make any change in the trade names or styles under which a Covered Person will create Accounts, or to which instruments in payment of Accounts may be made payable.

15.15.	Change of Business. Engage in any business other than substantially as conducted by a Covered Person on the Effective Date.

15.16.
Transactions With Affiliates. Reseller shall not, nor shall permit any Subsidiary of Reseller to enter into or be a party to any agreement or transaction with any Affiliate except (a) as described in Disclosure Schedule 15.16, (b) in the ordinary course and pursuant to the reasonable requirements of Reseller’s or Subsidiary’s business and upon fair and reasonable terms that are no less favorable to such Reseller Party or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate of Reseller or such Subsidiary, and otherwise on terms consistent with the business relationship of Reseller or such Subsidiary and such Affiliate prior to the Effective Date, if any, and fully disclosed to Administrative Agents, or (c) as permitted by Sections 15.1, 15.2, 15.10 and 15.20.

15.17.	Conflicting Agreements. Enter into any agreement, that would, if fully complied with by it, result in a Default or Event of Default either immediately or upon the elapsing of time.

15.18.
Investment Banking and Finder’s Fees. Pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement.

15.19.
Sale and Leaseback Transactions. Enter into any agreement or arrangement with any Person providing for any Covered Person to lease or rent property that Reseller has or will sell or otherwise transfer to such Person.

15.20.
New Subsidiaries. Organize, create or acquire any Subsidiary without the prior written consent of Administrative Agents and Required Lenders thereto and contemporaneously with the organization, creation or acquisition of such Subsidiary, if consented to by Administrative Agents and Required Lenders, the applicable Covered Person and such Subsidiary executes and delivers to Collateral Agent for the benefit of Lenders the following additional documents: an unlimited Guaranty of the Loan Obligations by such Subsidiary, a pledge of the capital stock, partnership interests, or membership interests of such Covered Person in such Subsidiary, and other Security Documents requested by Administrative Agents so as to grant Collateral Agent, for the benefit of Lenders, a perfected security interest having a first priority position in all real and personal property of such Subsidiary.

15.21.	Fiscal Year. Change its fiscal year from December 31.

15.22.	Leases. Enter into any Capital Leases except as permitted by Section 15.2.

15.23.	S Corporation Status. Elect under Code Section 1362(a) to be treated as an S corporation.

15.24.	Depreciation Methodology. Change the depreciation schedule or depreciation methodology for any Inventory, equipment or other assets.

15.25.	Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than another Covered Person.

15.26.
Transactions Having a Material Adverse Effect on Covered Person. Enter into any transaction which has or is reasonably likely to have a Material Adverse Effect on any Covered Person; or enter into any transaction, which shall cause a Default or Event of Default hereunder.

15.27.
Storage; Chief Executive Officer; State of Incorporation. Store any Inventory or equipment at any location other than as set forth in Disclosure Schedule Section 12.31.2; maintain its chief executive office at any location other than as set forth in Disclosure Schedule Section 12.32.1.

15.28.
Like-Kind Exchange. Reseller shall not complete or attempt to complete any “like-kind exchange” (as such term is defined in the Code or applicable regulations) with respect to any Collateral on which Administrative Agents have a first priority Security Interest.

16.	Financial Covenants.
16.1.	Special Definitions. As used in this Section 16 and elsewhere herein, each the following capitalized terms means:
Capital Leases — any lease of property, whether real or personal, by Reseller or its Subsidiaries as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such person.
Capital Lease Obligations — for any period,, the amount at which the aggregate rental obligations due and to become due under all Capital Leases under which Reseller or any of its Subsidiaries is a lessee would be reflected as a liability on a balance sheet of Reseller or such Subsidiary in accordance with GAAP.
Cash Taxes — with respect to any fiscal period, taxes on or measured by the income of Reseller that are paid or currently payable in cash by Reseller any during that fiscal period.

Consolidated EBITDA — for any period, for Reseller and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expenses for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by Reseller and its Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other non-cash or non-recurring expenses of Reseller and its Subsidiaries as are acceptable to Administrative Agents in their sole discretion, reducing such Consolidated Net Income and minus (b) all non-cash items increasing Consolidated Net Income for such period.
Consolidated Interest Expense — for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), of Reseller during such period, determined on a consolidated basis in accordance with GAAP.
Consolidated Net Income — for any period, net earnings (or net loss) after taxes of Reseller and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.
Current Assets —assets of Reseller that may, in the ordinary course of business, be converted into cash within a period of one year from such date, but excluding:
(a) amounts due from employees, officers, equity holders or directors of Reseller;
(b) prepaid expenses for services or for supplies that are not purchased for resale; and
(c) amounts due from and investments in Affiliates of Reseller.
Current Liabilities — (a) all obligations of Reseller classified as current liabilities under GAAP, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under clause (a) above.
Debt — with respect to any Person, all indebtedness, obligations and liabilities of such Person, including without limitation:
(a) all liabilities which would be reflected on a balance sheet of such Person prepared in accordance with GAAP;
(b) all obligations of such Person in respect of any guaranty of any Debt of another Person; or
(c) all obligations, indebtedness and liabilities secured by any lien on or security interest in any property or assets of such Person.
Intangibles — and includes, at any date, general intangibles; software developed in-house; accounts receivable and advances due from officers, directors, employees, stockholders, members, owners and Affiliates; leasehold improvements net of depreciation; licenses; goodwill; prepaid expenses; customer lists; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as Administrative Agents may from time to time determine in Administrative Agents’ sole discretion.
Interest Expense — for any period, all interest charges paid or accrued by Reseller during such period.
Subordinated Indebtedness — Indebtedness subordinated to Reseller’s obligations to Administrative Agents and Lenders in a manner satisfactory to Administrative Agents.
Tangible Net Worth — at any date, (a) Total Assets, minus (b) the sum of (i) Intangibles plus (ii) Total Liabilities.

Total Assets — the sum of all assets as presented in the balance sheet in Reseller’s most recent combined Financial Statements delivered to Administrative Agents and each of Lenders as required hereunder.
Total Debt Service Coverage Ratio — as of any date, for the twelve-month period ending on such date, the ratio, determined on a consolidated basis, of:
(a) Consolidated EBITDA for such period; minus Cash Taxes paid during such period;
to
(b) the sum of:
(1) the Interest Expense of Reseller for such period; plus
(2) all scheduled principal payments with respect to Debt; plus
(3) all scheduled principal payments on Capital Lease Obligations for such period.
Total Liabilities — the sum of all liabilities as presented in the balance sheet in Reseller’s most recent combined Financial Statements delivered to Administrative Agent and each Lender as required hereunder (including as liabilities, all reserves required under GAAP for contingencies and other potential liabilities) plus all Indebtedness of Reseller not otherwise reported thereon, but excluding the principal amount of the Subordinated Indebtedness.
All other capitalized terms used in this Section 16 shall have their meanings and shall be determined under GAAP. All calculations shall be for Reseller and its Subsidiaries on a consolidated basis. For the purposes of calculating the amount of Indebtedness in this Section 16, each scheduled payment of interest and principal on any of the Loans made on the first Business Day of a month shall be deemed to have been made on the immediately preceding day.
16.2.
Minimum Tangible Net Worth. Reseller covenants that as of the end of each fiscal month, Tangible Net Worth shall be no less than an amount equal to Forty-Five Million Dollars ($45,000,000). This covenant will be calculated at the end of each fiscal month.

16.3.
Maximum Total Liabilities to Tangible Net Worth. Reseller covenants that at the each of each fiscal month, the ratio of (a) Total Liabilities to (b) Tangible Net Worth shall not be greater than 5.25 to 1.00. This covenant will be calculated at the end of each fiscal month.

16.4.
Minimum Current Ratio. Reseller covenants that the ratio of (a) Current Assets to (b) Current Liabilities shall not be less than (i) 1.20 to 1.00 as of the last Business Day of the fiscal months of January, February, March, April, May, June, October, November and December and (ii) 1.15 to 1.00 as of the last Business Day of the fiscal months of July, August and September.

16.5.	Minimum Debt Service Coverage. Reseller will at all times maintain a minimum Total Debt Service Coverage Ratio of 1.25 to 1.00. This covenant will be calculated at the end of each fiscal month.
17.	Default.
17.1.	Events of Default. Any one or more of the following shall constitute an event of default under this Agreement (an “Event of Default”):
17.1.1. Failure to Pay Principal or Interest. Failure of Reseller to pay (a) any interest accrued on any of the Loans when due, or (b) any principal of the Loans when due; provided, however, it shall not be an Event of Default with respect to the payment of any principal or interest on any Floorplan Loan or Interim Floorplan Loan until the occurrence of a Floorplan Payment Default. “FLOORPLAN PAYMENT DEFAULT” means any failure by Reseller to make any payment under a Transaction Statement or an Extended Pay Notification, as the case may be. “Floorplan Payment Default” shall not mean or include, and shall exclude, any deductions, offsets or other disputes made or asserted by Reseller which are accepted by or under negotiation with Administrative Agents.

17.1.2. Failure to Pay Certain Other Amounts Owed to Lenders. Failure of Reseller to pay any of the Loan Obligations (other than principal of the Loans or interest accrued thereon and other than Administrative Agents’ costs and expenses Reseller is required to pay pursuant to Sections 14.19 and 14.21) when due and such failure shall continue for a period of three Business Days.
17.1.3. Failure to Pay Examination and Appraisal Costs
. Failure of Reseller to pay any of Administrative Agents’ costs and expenses required to be paid by Reseller pursuant to Section 14.19 and Section 14.21 when due and such failure shall continue for a period of five Business Days.
17.1.4. Failure to Pay Amounts Owed to Other Persons. Failure of any Covered Person to make any payment due on Indebtedness of such Covered Person which such Indebtedness is over $500,000 in the aggregate to Persons (other than Indebtedness owed to Lenders under the Loan Documents and other than Indebtedness owed to any Covered Person’s trade creditors in connection with the purchase of such Covered Person’s Inventory from such trade creditors) and which failure continues unwaived beyond any applicable grace period specified in the documents evidencing such Indebtedness.
17.1.5. Representations or Warranties. Any of the Representations and Warranties is discovered to have been false in any material respect when made.
17.1.6. Certain Covenants with Cure Periods. Failure of any Covered Person to comply with any covenant in Section 14 (other than the covenants in Section 14 referenced in Section 17.1.7) which is not cured within 30 days (or such longer period as may be granted by Required Lenders) after the initial occurrence of such failure, provided noncompliance with such covenant can be cured within such period and provided that Reseller work diligently and in good faith to cure any such noncompliance during such period.
17.1.7. Certain Covenants Without Cure Periods. Failure of any Covered Person to comply with the covenants in Sections 14.3, 14.10(b), 14.14, 14.15, 14.19, 14.21, 14.22, 15, or 16.
17.1.8. Other Covenants. Failure of any Covered Person to comply with of any other covenant or other terms or provisions of any of the Loan Documents applicable to it (other than a failure which constitutes an Event of Default under any of Section 17.1.1 through 17.1.7), which is not cured within 30 days (or such longer period as may be granted by Administrative Agents in their reasonable commercial judgment) (provided such breach can be cured within such period and that Reseller works diligently and in good faith to cure any such breach during such period).
17.1.9. Default Under Other Agreements. The occurrence of any default or event of default under any agreement to which a Covered Person is a party (other than the Loan Documents), which default or event of default continues unwaived beyond any applicable grace period provided therein and has or is reasonably likely to have a Material Adverse Effect on a Covered Person or involves Indebtedness of more than $500,000 in the aggregate. Administrative Agents receive notice from any landlord under a landlord consent/waiver concerning a leased location at which $500,000 or more of Inventory purchased by Reseller pursuant to the Aggregate Floorplan Loan Facility or Interim Floorplan Loan Facility is located stating that Reseller is in breach or default of its obligations under such lease and Reseller’s cure period under such lease has expired without cure of such default; provided, however, if any such landlord consent/waiver provides for notice from the landlord to Administrative Agents only upon the occurrence of the breach or default and not after the expiration of any cure period, in which case, then the Event of Default shall arise upon Administrative Agents’ receipt of such notice.

17.1.10. Other Creditor Indebtedness and Subordinated Indebtedness. The occurrence of (a) any breach, default or event of default with respect to any of the Other Creditor Indebtedness in excess of $500,000 in the aggregate which is not cured or waived within any applicable grace period, or (b) the termination of any intercreditor agreement by any party thereto, other than Administrative Agent, prior to the payment in full of all of the Other Creditor Indebtedness covered thereby. The occurrence of (a) any breach or default with respect to any subordinated indebtedness or (b) any breach or default of any subordination agreement by the holder of any subordinated indebtedness, in either case which is not cured or waived within any applicable grace period.
17.1.11. Bankruptcy; Insolvency; Etc. A Covered Person (a) fails to pay, or admits in writing its inability to pay, its debts generally as they become due, or otherwise becomes insolvent (however evidenced); (b) makes an assignment for the benefit of creditors; (c) files a petition in bankruptcy with respect to itself as a debtor, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or any trustee of such Covered Person or any substantial part of its property; (d) commences any proceeding relating to such Covered Person under any reorganization, arrangement, readjustment of debt, dissolution or liquidation Law of any jurisdiction, whether now or hereafter in effect; (e) has commenced against it any such proceeding which remains undismissed for a period of 60 days, or by any act indicates its consent to, approval of, or acquiescence in any such proceeding or the appointment of any receiver of or any trustee for it or of any substantial part of its property, or allows any such receivership or trusteeship to continue undischarged for a period of 60 days (each, an “INSOLVENCY EVENT”), but, except with regards to Approvals issued on or prior to such commencement date referred to in this clause (c), no additional Loans shall be made, no additional Letters of Credit shall be issued, and no new Approvals shall be given during such period without all Lenders’ and Administrative Agents’ prior written approval and the prior written approval of any court of proper jurisdiction deemed necessary by Administrative Agents; or (f) takes any action to authorize any of the foregoing.
17.1.12. Judgments; Attachment; Settlement; Etc. Any one or more judgments or orders is entered against a Covered Person or any attachment or other levy is made against the property of a Covered Person with respect to a claim or claims involving in the aggregate liabilities (not paid or fully covered by insurance, less the amount of reasonable deductibles in effect on the Execution Date) in an aggregate amount in excess of $500,000 and such judgment becomes final and non-appealable or if timely appealed is not fully bonded and collection thereof stayed pending the appeal; or any Covered Person agrees to a settlement obligating any Covered Person to make a payment with respect to a claim or claims involving in the aggregate liabilities (not paid or fully covered by insurance, less the amount of reasonable deductibles in effect on the Execution Date) in an aggregate amount in excess of $500,000.

17.1.13. Pension Benefit Plan Termination, Etc. Any Pension Benefit Plan termination by the PBGC or the appointment by the appropriate United States District Court of a trustee to administer any Pension Benefit Plan or to liquidate any Pension Benefit Plan, which has or reasonably could be likely to have a Material Adverse Effect; or any event which constitutes grounds either for the voluntary termination of any Pension Benefit Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Pension Benefit Plan shall have occurred and be continuing for 30 days after Reseller has notice of any such event, which has or reasonably could be likely to have a Material Adverse Effect; or any voluntary termination of any Pension Benefit Plan which is a defined benefit pension plan as defined in ERISA Section 3(35) while such defined benefit pension plan has an accumulated funding deficiency in an amount exceeding $500,000 in the aggregate unless Administrative Agents have been notified of such intent to voluntarily terminate such plan and Required Lenders have given their consent and agreed that such event shall not constitute an Event of Default; or the plan administrator of any Pension Benefit Plan applies under Code Section 412(d) for a waiver of the minimum funding standards of Section 412(1) of the Code and Required Lenders determine that the substantial business hardship upon which the application for such waiver is based could subject any Covered Person or ERISA Affiliate of any Covered Person to a liability in excess of $500,000 in the aggregate.
17.1.14. Liquidation or Dissolution. A Covered Person files a certificate of dissolution under applicable State Law or is liquidated or dissolved or suspends or terminates the operation of its business, or has commenced against it any action or proceeding for its liquidation or dissolution or the winding up of its business, or takes any action in furtherance thereof, except in connection with the consolidation of such a Covered Person and its assets with another Covered Person and its assets.
17.1.15. Seizure of Assets. All or any material part of the property of all Covered Persons is nationalized, expropriated, seized or otherwise appropriated, or custody or control of such property or of all Covered Persons is assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, unless the same is being contested in good faith by proper proceedings diligently pursued and a stay of enforcement is in effect.
17.1.16. Racketeering Proceeding. There is filed against any Covered Person any civil or criminal action, suit or proceeding under any federal or State racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding is not dismissed within 120 days and could result in the confiscation or forfeiture of a material part of the Collateral.
17.1.17. Loan Documents; Security Interests. For any reason other than the failure of Administrative Agents to take any action available to it to maintain perfection of the Security Interests created in favor of Collateral Agent for the benefit of Lenders pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Security Interest with respect to any portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Security Interests (other than the Permitted Security Interests, and other than sales of Inventory and Equipment expressly permitted hereunder made in the ordinary course of business, to a bona fide purchaser, for fair market value, if all of the proceeds thereof are delivered to Administrative Agents as set forth herein) or is terminated, revoked or declared void or invalid, or Reseller or any Covered Person contests the Security Interests of Collateral Agent or Administrative Agents or contests or denies that it has any liability or obligation under any agreement, term, or condition contained in any Loan Document to which Reseller or such Covered Person is a party.

17.1.18. Loss to Collateral. Any abandonment, loss, theft, damage or destruction of any item or items of Collateral occurs which is not covered by insurance as required herein and has or is reasonably likely to have a Material Adverse Effect.
17.1.19. Guaranty; Guarantor. Any Guaranty ceases to be in full force and effect or any action is taken to discontinue or assert the invalidity or unenforceability of any Guaranty or any Guarantor fails to comply with any of the terms or provisions of any Guaranty, or any representation or warranty of Guarantor therein is false, or any Guarantor denies that it has any further liability under any Guaranty or gives notice to Lender to such effect, or any Guarantor fails to furnish the financial statements required under any Guaranty or otherwise breaches or is in default of any obligation or covenant contained in any Guaranty or any Guarantor, who is an individual dies.
17.2.
Cross-Default. An Event of Default under this Agreement will automatically and immediately constitute a default under every other Loan Document without regard to any requirement therein for the giving of notice or the passing of time.

17.3.	Rights and Remedies.
17.3.1. Termination of Facilities. From and after the date on which an Event of Default under Section 17.1.11 occurs, the Facilities shall be deemed cancelled without any action or notice by Lenders or Administrative Agents, and Lenders shall have no obligation to make any further or subsequent Advances, except with regards to Approvals issued in accordance with this Agreement. Upon the occurrence and during the continuance of any other Event of Default, Administrative Agents may, or upon the written instruction of Required Lenders shall, cancel the Facilities.
17.3.2. Acceleration; Funding. Upon an Event of Default described in Section 17.1.11, all of the outstanding Loan Obligations shall automatically become immediately due and payable. From and after the date on which an Event of Default under Section 17.1.1 occurs, no further Advances shall be made unless Required Lenders approve in writing any further Advances or unless Required Lenders waive in writing such Event of Default except each Lender shall be obligated to fund its pro rata share of all Approvals regardless as to whether at the time of issuance there is an Existing Default or after the date of issuance of any Approval an Event of Default occurs unless any Approval is issued contrary to the express terms of Section 3.2.1. Upon the occurrence and during the continuance of any other Event of Default, (a) Administrative Agents may or, at the direction of Required Lenders shall, cease making Advances (except Advances to fund Approvals previously issued shall be made), and (b) Required Lenders in their sole and absolute discretion may declare all of the outstanding Loan Obligations immediately due and payable. Any such acceleration may be, in either case, without presentment, demand or notice of any kind, which each of Reseller expressly waives.

17.3.3. Right of Set-off. During an Existing Default, each Lender is hereby authorized, without notice to Reseller (any such notice being expressly waived by Reseller), to the fullest extent permitted by law, to set off and apply against the Loan Obligations any and all deposits (general or special, time or demand, provisional or final) or any other assets at any time held by or at such Lender or under the control of or otherwise pledged to such Lender, or any other Indebtedness at any time owing by such Lender (or its Affiliate) to or for the credit or the account of Reseller, irrespective of whether or not such Lender shall have made any demand under this Agreement or the Notes or any Guaranty and although such Loan Obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may otherwise have. Any such amounts, deposits, property or assets shall be promptly turned-over to Administrative Agents in the form received for application to the Loan Obligations as set forth in this Agreement, and until turned over to Administrative Agents such amounts, deposits, property and assets shall be held by such Lender in trust for the benefit of Administrative Agents and the other Lenders. During an Existing Default, Administrative Agents are hereby authorized, without notice to Reseller (any such notice being expressly waived by Reseller), to set off and apply against the Loan Obligations any and all deposits (general or special, time or demand, provisional or final) or other assets at any time held by or at Administrative Agents, or under the control of or otherwise pledged to Administrative Agents, or any other Indebtedness at any time owing by Administrative Agents or any Affiliate thereof to or for the credit or the account of Reseller, irrespective of whether or not Administrative Agents or any Affiliate thereof shall have made any demand under this Agreement or the Loan Obligations and although such Loan Obligations may be unmatured.
17.3.4. Notice to Account Debtors. Upon the occurrence and during the continuance of an Event of Default, Administrative Agents may (if Required Lenders concur or direct), without prior notice to Reseller, notify any or all Account Debtors that the Accounts have been assigned to Collateral Agent for the benefit of Lenders and that Collateral Agent has a Security Interest therein for the benefit of Lenders, and Administrative Agents may direct, or Reseller, at Administrative Agents’ request, shall direct, any or all Account Debtors to make all payments upon the Accounts directly to Collateral Agent for the benefit of Lenders.
17.3.5. Entry Upon Premises and Access to Information. Upon the occurrence and during the continuance of an Event of Default, Administrative Agents may (or shall at the direction of Required Lenders) (a) enter upon the premises leased or owned by Reseller where Collateral is located (or is believed to be located) without any obligation to pay rent to Reseller, or any other place or places where Collateral is believed to be located, (b) render Collateral usable or saleable, (c) remove Collateral therefrom to the premises of an Administrative Agent or any agent of an Administrative Agent for such time as Administrative Agents may desire in order effectively to collect or liquidate Collateral; (d) take possession of, and make copies and abstracts of, Reseller’s original books and records, obtain access to Reseller’s data processing equipment, computer hardware and software relating to any of the Collateral and use all of the foregoing and the information contained therein in any manner Administrative Agents deem appropriate in connection with the exercise of Administrative Agents’ rights; and (e) notify postal authorities to change the address for delivery of Reseller’s mail to an address designated by Administrative Agents and to receive, open and process all mail addressed to Reseller.
17.3.6. Completion of Uncompleted Inventory Items. Upon the occurrence and during the continuance of an Event of Default, Administrative Agents may (or shall at the direction of Required Lenders) request that Reseller, and Reseller shall upon such request, use Reseller’s reasonable efforts to obtain the consent of its and any other Covered Person’s customers to the completion (before or after foreclosure by Administrative Agent of its security interest therein) of the manufacture of all uncompleted Inventory items that Reseller or any other Covered Person was manufacturing for such customers pursuant to contracts or accepted purchase orders, and the commitment by such customers to purchase such items upon their completion as provided in the relevant contracts or accepted purchase orders.

17.3.7. Reseller’s Obligations. Upon the occurrence and during the continuance of an Event of Default, Reseller shall, if Administrative Agents so request, assemble all the movable tangible Collateral and make it available to Administrative Agents at a place or places to be designated by Administrative Agents in their discretion.
17.3.8. Secured Party Rights. Upon the occurrence and during the continuance of an Event of Default:
17.3.8.1. Collateral Agent may (and at the direction of Required Lenders shall) exercise any or all of its rights under the Security Documents as a secured party under the UCC and any other Law; and
17.3.8.2. Collateral Agent may sell or otherwise dispose of any or all of the Collateral at public or private sale in a commercially reasonable manner, which sale Collateral Agent may postpone from time to time by announcement at the time and place of sale stated in the notice of sale or by announcement at any adjourned sale without being required to give a new notice of sale, all as Collateral Agent deems advisable, for cash or credit. An Administrative Agent or Collateral Agent, on behalf of the Lenders, or a Lender, may become the purchaser at any such sale if permissible under Law, and Reseller agrees that such Agent has no obligation to preserve rights to Collateral against prior parties or to marshal any Collateral for the benefit of any Person. Reseller agrees that the private sale of Inventory by CPC to a person who is liable to CPC under a Vendor Agreement shall not be deemed to be a transfer subject to UCC §9-618(a) or any similar provision of any other Law, and Reseller waive any provision of such laws to that effect. Reseller agrees that the repurchase of Inventory by a Vendor pursuant to a Vendor Agreement shall be deemed a commercially reasonable disposition under the UCC. Alternatively, if Collateral Agent conducts a private sale of any Collateral by requesting bids from 5 or more dealers, distributors, or lessors in that type of Collateral, any sale by Collateral Agent of such Collateral, in bulk or in parcels, to the bidder submitting the highest cash bid therefor, which occurs within 120 days of the later to occur of (a) Collateral Agent’s taking possession and control of such Collateral, or (b) Collateral Agent’s being otherwise authorized or permitted to sell such Collateral, is a commercially reasonable disposition of such Collateral under the UCC. Reseller further agrees that 10 or more days’ prior written notice will be commercially reasonable notice of any public or private sale. Reseller agrees that the purchase of any Collateral by a Vendor, as provided in any Vendor Agreement, is a commercially reasonable disposition and private sale of such Collateral under the UCC, and no request for bids shall be required. Reseller irrevocably waive any requirement that Collateral Agent retains possession and not dispose of any Collateral until after a trial or final judgment. If Collateral Agent disposes of any such Collateral other than as herein contemplated, the commercial reasonableness of such disposition will be determined in accordance with the laws of the State governing this Agreement.

17.3.9. Joint and Several. Each Obligation and liability of Reseller and each Guarantor to Administrative Agents, Letter of Credit Issuer, and each Lender, including the Loan Obligations, are the joint and several obligations of Reseller and each Guarantor, and Administrative Agents, Letter of Credit Issuer, and any Lender may proceed directly against Reseller, Guarantors, any Collateral, or all of the foregoing, or any one of the foregoing or any combination of the foregoing, without first proceeding against Reseller, any Guarantor or any Collateral, or without joining all Persons liable or potentially liable for any portion of the Loan Obligations in one action. Reseller and each Guarantor shall be jointly and severally liable as primary obligor and not merely as surety for repayment of all Loan Obligations arising under the Loan Documents. If Reseller or any Guarantor makes a payment in respect of the Loan Obligations hereunder and under the other Loan Documents, Reseller or such Guarantor shall have the rights of contribution described in this Section below against Reseller or other Guarantors; provided that Reseller or such Guarantor shall not exercise its right of contribution until all of the Loan Obligations are fully and indefeasibly paid and satisfied, and the Facilities are terminated, no Letters of Credit are outstanding and the Letter of Credit Exposure is zero and Lenders have no further obligation to extend credit to or for the account of any Reseller; provided, however, that Collateral Agent is hereby granted, for the benefit of Lenders, a Security Interest in such right of contribution and may enforce such right during an Existing Default. It is the intent of Reseller, Guarantors, Administrative Agents, Letter of Credit Issuer and Lenders that Reseller’s and Guarantors’ maximum obligation to repay the Loan Obligations hereunder and under the other Loan Documents (the Loan Obligation Limit) shall not exceed the greater of (a) the amount actually borrowed or received directly or indirectly by Reseller with respect thereto and (b) the amount which is $1.00 less than the amount which, if recorded by Reseller or such Guarantor as a liability, would render Reseller or such Guarantor not Solvent. To the extent that Reseller or any Guarantor makes a payment on any of the Loan Obligations (a “Loan Obligation Payment”), Reseller or such Guarantor (the “Entitled Obligor”) is entitled to contribution and indemnification from, and reimbursement by, each other Reseller (a “Contributing Obligor”) in the amount of the Contribution Obligation of such Contributing Obligor hereunder. The “Contribution Obligation” of a Contributing Obligor with respect to the Loan Obligation Payment of an Entitled Obligor is an amount equal to the greater of (a) the lesser of (i) such Contributing Obligor’s Loan Obligation Limit at the time the Loan Obligation Payment is made and (ii) such Contributing Obligor’s Allocable Share of the Loan Obligation Payment, and (b) the amount of all proceeds from the Loan Obligations actually received by such Contributing Obligor or applied by the recipient thereof directly or indirectly for the benefit of such Contributing Obligor, less the sum of any repayments thereof and any Loan Obligation Payments made by such Contributing Obligor prior to the time the applicable Loan Obligation Payment is made. The “Allocable Share” of a Contributing Obligor is a fraction, the numerator of which is such Contributing Obligor’s Loan Obligation Limit at the time the applicable Loan Obligation Payment is made and the denominator of which is the sum of the Loan Obligation Limits of all of the Contributing Obligor (plus a similarly computed amount for any Guarantor which has a similar obligation to make a contribution) as of such time.
17.3.10. Miscellaneous. Upon the occurrence and during the continuance of an Event of Default, Administrative Agents or Lenders may (and Administrative Agents shall at the direction of Required Lenders) exercise any other rights and remedies available to Administrative Agents or Lenders under the Loan Documents or otherwise available to Administrative Agents or Lenders at law or in equity.

17.4.
Application of Funds. Any funds received by Lenders or Administrative Agents for the benefit of Lenders with respect to any Loan Obligation after its Maturity or acceleration thereof, including proceeds of Collateral, shall be applied as follows: (a) first, to reimburse to Administrative Agents all unreimbursed costs and expenses paid or incurred by Administrative Agents that are payable or reimbursable by Reseller hereunder; (b) second, to ratably reimburse Lenders based on their respective Pro-Rata Shares for any amounts due to Lenders under Section 19.6; (c) third, to ratably reimburse to Lenders based on their respective Pro- Rata Shares for unreimbursed costs and expenses paid or incurred by Lenders (including costs and expenses incurred by an Administrative Agent as a Lender that are not reimbursable as provided in the first clause) that are payable or reimbursable by Reseller hereunder; (d) fourth, to the payment of interest accrued on the Loans to each of Lenders based on their respective Pro-Rata Shares; (e) fifth, ratably to (i) the payment of the Loans of each of Lenders, in such order as each Lender determines in its absolute discretion, and (ii) to Letter of Credit Issuer as cash collateral for the Letter of Credit Exposure; (f) sixth, ratably to the payment of the other Loan Obligations based on each Lender’s respective Pro-Rata Shares and (g) seventh, to the payment of Overtrade Advances and (h) to the payment of Bank Product Obligations. Any remaining amounts shall be applied to payment of all the Obligations to Administrative Agents. Any further remaining amounts shall be paid to Reseller or such other Persons as shall be legally entitled thereto. Except as expressly provided otherwise herein, Lenders may apply, and reverse and reapply, payments and proceeds of the Collateral to the Loan Obligations in such order and manner as Lenders determine in their absolute discretion. Reseller hereby irrevocably waives the right to direct the application of payments and proceeds of the Collateral. Notwithstanding the foregoing, Administrative Agents and Lenders may, with respect to the Aggregate Floorplan Loan Facility, apply: (a) at any time, payments to reduce interest charges first and then principal, regardless of Reseller’s instructions; and (b) principal payments to the oldest (earliest) invoice for Collateral financed by Administrative Agents and Lenders under the Aggregate Floorplan Loan Facility (including the Interim Floorplan Loan Facility), but, in any event, all principal payments will first be applied to such Collateral financed by Administrative Agents and Lenders under the Aggregate Floorplan Loan Facility (including the Interim Floorplan Loan Facility) which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for.

17.5.
Limitation of Liability; Waiver. Administrative Agents and Lenders shall not be liable to Reseller as a result of any commercially reasonable possession, repossession, collection or sale by Administrative Agents of Collateral; and Reseller hereby waive all rights of redemption from any such sale and the benefit of all valuation, appraisal and exemption Laws. If Administrative Agents seek to take possession of any of the Collateral by replevin or other court process, Reseller hereby irrevocably waive (a) the posting of any bonds, surety and security relating thereto required by any statute, court rule or otherwise as an incident to such possession, (b) any demand for possession of the Collateral prior to the commencement of any suit or action to recover possession thereof, (c) any requirement that Administrative Agents retain possession and not dispose of any Collateral until after trial or final judgment, and (d) to the extent permitted by Law, all rights to notice and hearing prior to the exercise by Administrative Agents of Administrative Agents’ right to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing. Administrative Agents shall have no obligation to preserve rights to the Collateral or to marshal any Collateral for the benefit of any Person.

17.6.
Notice. Any notice of intended action required to be given by Administrative Agents (including notice of a public or private sale of Collateral), if given as provided in Section 21.1 at least 10 days prior to such proposed action, shall be effective and constitute reasonable and fair notice to Reseller.

18.	Administrative Agents and Lenders.
18.1.
Appointment, Powers, and Immunities. Each of WFF and CPC is hereby appointed as Administrative Agent hereunder and under each of the other Loan Documents. Each Lender hereby irrevocably appoints and authorizes each Administrative Agent jointly and severally, to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to Administrative Agents by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Administrative Agent (which term as used in this sentence and in Section 19.5 and the first sentence of Section 19.6 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, representatives, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by any Covered Person or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Covered Person or the satisfaction of any condition or to inspect the property (including the books and records) of any Covered Person or any of its Subsidiaries or Affiliates; (d) unless directed in writing by Required Lenders, shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document (other than normal collection procedures from the Lockboxes); and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct. Each Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

18.2.
Reliance by Administrative Agents. Administrative Agents shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including any thereof by telephone or telecopy) believed by them to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Covered Person), independent accountants, and other experts selected by Administrative Agents. Administrative Agents may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until Administrative Agents receive and accept an Assignment and Acceptance executed in accordance with this Agreement. As to any matters not expressly provided for by this Agreement, Administrative Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding on all of Lenders; provided, however, that Administrative Agents shall not be required to take any action that exposes Administrative Agents to personal liability or that is contrary to any Loan Document or Law or unless they shall first be indemnified to their satisfaction by Lenders against any and all liability and expense which may be incurred by them by reason of taking any such action.

18.3.
Employment of Administrative Agents and Counsel. Administrative Agents may execute any of its duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be liable to any Lender, except with respect to money or securities received by it or such agents or attorneys-in-fact, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Administrative Agents shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and their duties hereunder and shall not be liable to any Lender for acting or failing to act as advised by such counsel, except where doing so violates an express obligation of Administrative Agents under the Loan Documents.

18.4.
Defaults. Administrative Agents shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless Administrative Agents have received written notice from a Lender or Reseller specifying such Default or Event of Default and stating that such notice is a “Notice Of Default”. If Administrative Agents receive such a written notice of the occurrence of a Default or Event of Default, Administrative Agents shall promptly give notice thereof to Lenders. Administrative Agents shall (subject to Section 18.2) take such action with respect to such Default or Event of Default as shall be directed by Required Lenders, provided that, unless and until Administrative Agents shall have received such directions, Administrative Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interest of Lenders.

18.5.
Rights as Lender. With respect to its Facilities and the Loans made by it, CPC (and any successor acting as an Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include CPC in its individual capacity as a Lender. CPC (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, provide services to, and generally engage in any kind of lending, trust, or other business with any Covered Person or any of its Subsidiaries or Affiliates or any Guarantor as if it were not acting as an Administrative Agent, and CPC (and any successor acting as an Administrative Agent) and its Affiliates may accept fees and other consideration from any Covered Person or any of its Subsidiaries or Affiliates or any Guarantor for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

18.6.
Indemnification. Lenders agree to reimburse and indemnify Administrative Agents (to the extent not reimbursed under the terms of Section 19.6, but without limiting the obligations of Reseller under such Section) in accordance with their respective Pro-Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agents (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by Administrative Agents under any Loan Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agents promptly upon demand for its Pro-Rata Share of any costs or expenses payable by Reseller to Administrative Agents under this Agreement or the other Loan Documents, to the extent that Administrative Agents are not promptly reimbursed for such costs and expenses by Reseller. If Lenders reimburse Administrative Agents and Administrative Agents subsequently receive reimbursement from Reseller, Administrative Agents shall promptly remit to Lenders (without interest) their Pro-Rata Share of such reimbursement received from Reseller. The agreements contained in this Section shall survive payment in full of the Loans and all other amounts payable under this Agreement and the termination of the Facilities. If Administrative Agents are for any reason compelled to surrender any payment or any proceeds of the Collateral because such payment or the application of such proceeds is for any reason invalidated, declared fraudulent, set aside, or determined to be void or voidable as a preference, an impermissible set-off, or a diversion of trust funds, then this Agreement and the Loan Obligations to which such payment or proceeds was applied or intended to be applied shall be revived as if such application was never made, and to the extent Administrative Agents have been compelled to surrender any such payment or proceeds which have been distributed by Administrative Agents to a Lender and Reseller has not repaid such amounts immediately upon demand by Administrative Agents, such Lender shall be liable to pay to Administrative Agents the amount of any such payments or proceeds so received by such Lender and surrendered by Administrative Agents, and shall indemnify Administrative Agents for and hold Administrative Agents harmless from any loss with respect to payments or proceeds received by such Lender and surrendered by Administrative Agents.

18.7.
Notification of Lenders. Each Lender agrees to use commercially reasonable efforts (but no Lender shall have liability to any other Lender or Administrative Agents for failure to use such commercially reasonable efforts), upon becoming actually aware of anything which has or is reasonably likely to have a Material Adverse Effect on any Covered Person, including any Guarantor, to promptly notify Administrative Agents thereof. Administrative Agents shall promptly deliver to each Lender copies of every written notice, demand, report (including any financial report), or other writing which Administrative Agents give to or receive from Reseller or any Lender, or of which CPC, in its capacity as a Lender otherwise becomes actually aware, and which itself (a) constitutes, or which contains information about, something that has or is reasonably likely to have a Material Adverse Effect on any Covered Person, including any Guarantor, or (b) is otherwise delivered to Administrative Agents by Reseller pursuant to the Loan Documents and is deemed material information by Administrative Agents in their sole discretion. Any Lender may specifically request certain information regarding any Covered Person which it reasonably believes is in the possession of Administrative Agents. Administrative Agents and its directors, officers, agents, and employees shall have no liability to any Lender for failure to deliver any such item to such Lender unless the failure constitutes gross negligence or willful misconduct.

18.8.
Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Administrative Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Covered Persons and their Subsidiaries and the Guarantors, if any, and its own decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to Lenders by Administrative Agents hereunder, Administrative Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Covered Person or any of its Subsidiaries or Affiliates or any of the Guarantors that may come into the possession of Administrative Agents or any of their Affiliates.

18.9.
Resignation. Administrative Agents may resign at any time by giving notice thereof to Lenders and Reseller. Upon any such resignation, Required Lenders shall have the right to appoint a successor Administrative Agent(s) with Reseller’s prior written consent which shall not be unreasonably withheld or delayed; provided, however, that if there is an Existing Default either at the time of resignation or appointment, then Reseller’s written consent shall not be required. Effective with such resignation, the resigning Administrative Agent shall assign (at Reseller’s sole cost and expense) all Security Interests and liens in the Collateral, security documents and UCC filings, and do all other things reasonably necessary so as to assign and transfer the Security Interests in the Collateral (including, all documents effectuating or evidencing such Security Interests) to any successor Administrative Agent or Administrative Agents. The successor Administrative Agent(s) appointed by Required Lenders shall be a Lender. If no successor Administrative Agent(s) shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the remaining Administrative Agent, if any, and if none, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent(s) which shall be a commercial bank or other financial institution organized under the laws of the United States of America or any State thereof having combined capital and surplus of at least $300,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

18.10.
Collections and Distributions to Lenders by Administrative Agent. Except as otherwise provided in this Agreement, including the other provisions of this Agreement pertaining to interest on the Floorplan Loans and the Interim Floorplan Loans and the provisions of Section 4.5 pertaining to the suspension or reduction of payments of principal and interest to Lenders under certain circumstances, all payments of interest, fees, principal and other amounts received by Administrative Agents for the account of Lenders shall be distributed by Administrative Agents to Lenders in accordance with their Pro-Rata Shares of the outstanding Loan Obligations at the time of such distribution by wire transfer of same day funds to Lenders as provided in this Agreement (or entirely to Administrative Agents in the case of payments of interest, fees or principal with respect to the Swingline Loan) on the Settlement Date following the date when received, unless received after 3:00 p.m. (Local Time) on a Business Day immediately preceding a Settlement Date, in which case they shall be so distributed by 12:00 p.m. (Local Time) on the next Settlement Date. All amounts received by any Lender on account of the Loan Obligations, including amounts received by way of setoff, shall be paid over promptly to Administrative Agents for distribution to Lenders as provided above in this Section. Such distributions shall be made according to instructions that each Lender may give to Administrative Agents from time to time.

18.11.
Provision Regarding Payments. Lenders agree that Lenders shall be obligated to make any required purchase and or sale from another Lender on a Settlement Date or required reimbursement to Administrative Agents following the termination of Lenders obligations to make Advances under Section 17.3.2. The Parties acknowledge and agree that the provisions of this Section 18.11 are solely for the benefit of Administrative Agents and Lenders and not for Reseller or any other Person.

18.12.	Restrictions on Actions by Lenders; Sharing of Payments.
18.12.1 Each of Lenders agrees that it shall not, without the express written consent of Administrative Agents, at any time when there is an Existing Default, set off against the Loan Obligations, any amounts owing by such Lender to Reseller or any deposit accounts of Reseller now or hereafter maintained with such Lender. Each of Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agents, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

18.12.2 If, at any time or times, any Lender shall receive (a) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Loan Obligations, except for any such proceeds or payments received by such Lender from Administrative Agents pursuant to the terms of this Agreement, or (b) payments from Administrative Agents in excess of such Lender’s ratable portion of all such distributions by Administrative Agents, such Lender promptly shall (i) turn the same over to Administrative Agents, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agents, or in immediately available funds, as applicable, for the account of all of Lenders and for application to the Loan Obligations in accordance with the applicable provisions of this Agreement, or (ii) purchase, without recourse or warranty, an undivided interest and participation in the Loan Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
18.13. Release of Collateral.
18.13.1 Each Lender and the Letter of Credit Issuer hereby directs, in accordance with the terms of this Agreement, the Collateral Agent to release any Lien held by the Collateral Agent for the benefit of the Collateral Agent, Administrative Agents and the Lenders:
(a) against all of the Collateral, upon final and indefeasible payment in full of the Loan Obligations and termination of the Facilities; or
(b) against any part of the Collateral sold or disposed of by the Reseller if such sale or disposition is permitted by Section 15.9 or is otherwise consented to by the Required Lenders for such release as set forth in Section 21.2, as certified to the Collateral Agent by Reseller in a certificate executed by an officer authorized by Reseller in substantially the form of Exhibit 18.13.2.
18.13.2. Each Lender and the Letter of Credit Issuer hereby directs the Collateral Agent to execute and deliver or file or authorize the filing of such termination or partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 18.13 promptly upon the effectiveness of any such release. Upon request by the Collateral Agent at any time, the Lenders and the Letter of Credit Issuer will confirm in writing the Collateral Agent’s authority to release particular items of Collateral pursuant to this Section 18.13.
19. General.
19.1.
Lenders’ Right to Cure. Administrative Agents or any Lender may (but shall not be obligated to), from time to time, in their absolute discretion, for Reseller’s account and at Reseller’s expense, pay (or, with the consent of Required Lenders, make a Revolving Loan Advance, or Floorplan Loan Advance to pay) any amount or do any act required of Reseller hereunder or requested by Administrative Agents or Required Lenders to preserve, protect, maintain or enforce the Loan Obligations, the Collateral or Collateral Agent’s Security Interests therein for the benefit of Lenders, and which Reseller fails to pay or do after having been provided five days’ written notice of such failure by Administrative Agents, including payment of any judgment against Reseller, insurance premium, Taxes, warehouse charge, finishing or processing charge, landlord’s claim, and any other Security Interest upon or with respect to the Collateral. All payments that Lenders make pursuant to this Section and all out-of-pocket costs and expenses that Lenders pay or incur in connection with any action taken by them hereunder shall be a part of the Loan Obligations, the repayment of which shall be secured by the Collateral. Any payment made or other action taken by Lenders pursuant to this Section shall be without prejudice to any right to assert an Event of Default hereunder and to pursue Lender’s other rights and remedies with respect thereto.

19.2.
Rights Not Exclusive. Every right granted to each Administrative Agent and each Lender hereunder or under any other Loan Document or allowed to it at law or in equity shall be deemed cumulative and may be exercised from time to time.

19.3.
Survival of Agreements. All covenants and agreements made herein and in the other Loan Documents shall survive the execution and delivery of this Agreement, the Notes and other Loan Documents and the making of every Advance. All agreements, obligations and liabilities of Reseller under this Agreement concerning the payment of money to Administrative Agents and Lenders, including Reseller’s obligations under Sections 19.5 and 19.6, but excluding the obligation to repay the Loans and interest accrued thereon, shall survive the repayment in full of the Loans and interest accrued thereon, whether or not indefeasible, the return of the Notes to Reseller and the termination of the Facilities.

19.4.	Assignments.
19.4.1. Permitted Assignments. At any time after the Execution Date and upon the consent of Administrative Agents, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Notes payable to it, its Facilities and its Loans), provided that the terms of assignment satisfy the following requirements:
19.4.1.1. Administrative Agents shall have accepted the assignment, which acceptance shall not be unreasonably withheld; provided, however, that if the Facilities have been terminated and the Loan Obligations accelerated by Required Lenders, then Administrative Agents’ consent shall not be required; and provided further, however, an assignment from a Lender to an Affiliate of such Lender shall not require the prior written acceptance of Administrative Agents, but such Lender shall give prior written notice of such assignment to Administrative Agents and such assignment shall otherwise be subject to all of the terms and provisions of this Section and this Agreement.
19.4.1.2. If there is no Existing Default and none of the Facilities have been terminated, unless such assignment is to a Lender, an Administrative Agent, or any Affiliate of the foregoing, Reseller shall have consented to the assignment, which consent shall not be unreasonably withheld or delayed.
19.4.1.3. For each assignment involving the issuance and transfer of Notes, the assigning Lender shall execute an Assignment and Acceptance in the form of Exhibit 19.4.1 together with any Note subject to such assignment and a processing fee of $5,000.
19.4.1.4. The minimum aggregate Facility which shall be assigned (which shall include the applicable portion of the assigning Lender’s Revolving Loan Facility, Floorplan Loan Facility and Letter of Credit Facility (and in the case of Administrative Agents, the Swingline Facility and the Interim Floorplan Loan Facility) is Fifteen Million Dollars ($15,000,000) or such lesser amount which constitutes such Lender’s entire Facility; provided, however, after giving effect to such an assignment, unless the assigning Lender has assigned all of its Facilities hereunder, the assigning Lender shall retain no less than Twenty-Five Million Dollars ($25,000,000) in Facilities hereunder; and provided further, however, that no such minimum shall apply between a Lender and its Affiliates, or between one Lender and another Lender or to an assignment of all of a Lender’s rights and obligations under this Agreement.

19.4.1.5. The assignee shall have an office located in the United States and is otherwise an Eligible Assignee.
Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a Party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section, the assignor, Administrative Agents and Reseller shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to Reseller and Administrative Agents certification as to the exemption from deduction or withholding of Taxes in accordance with Section 4.11.
19.4.2. Register; Consequences and Effect of Assignments.
19.4.2.1. From and after the effective date specified in any Assignment and Acceptance, the assignee shall be deemed and treated as a Party to this Agreement and, to the extent that rights and obligations hereunder and under the Notes held by the assignor have been assigned or negotiated to the assignee pursuant to such Assignment and Acceptance, to have the rights and obligations of a Lender hereunder as fully as if such assignee had been named as a Lender in this Agreement and of a holder of such Notes, and the assignor shall, to the extent that rights and obligations hereunder or under such Notes have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its future obligations under this Agreement.
19.4.2.2. By executing and delivering an Assignment and Acceptance, the assignor thereunder and the assignee confirm to and agree with each other and the other Parties substantially as follows: (a) the assignment made under such Assignment and Acceptance is made without recourse; (b) such assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Covered Person or Guarantor or the performance or observance by any Covered Person or Guarantor of any of its Loan Obligations; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon Administrative Agents, such assignor, or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee appoints and authorizes Administrative Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (f) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and a holder of a Note.

19.4.2.3. One of Administrative Agents shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Facility of, and principal amount of Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Reseller, Administrative Agents and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Reseller or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, Administrative Agents shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit 19.4.1, (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register and (c) give prompt notice thereof to the parties thereto and to Reseller.
19.4.3. Administrative Agents to Retain Copies of Assignments and Acceptances. One of Administrative Agents shall maintain a copy of each Assignment and Acceptance delivered to and accepted by them.
19.4.4. Notice to Reseller of Assignment. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, if Administrative Agents accept the assignment contemplated thereby, Administrative Agents shall give prompt notice thereof to Reseller. If Reseller has consented to such assignment (to the extent their consent is required hereunder), Reseller shall execute and deliver replacement Notes to the assignor and assignee as requested by Administrative Agents and necessary to give effect to the assignment. If Reseller fails or refuses to execute and deliver such replacement Notes, (and it has consented to such assignment to the extent required), either Administrative Agent may, as agent and attorney-in-fact for Reseller, execute and deliver such replacement Notes on behalf of Reseller. Reseller hereby appoints Administrative Agents as its agent and attorney-in-fact for such purpose and acknowledge that such power is coupled with an interest and therefore irrevocable until the Loan Obligations have been indefeasibly paid in full in cash and the Facilities have terminated. Administrative Agents shall not have any liability to Reseller or anyone else, including any Lender, as a consequence of exercising the power granted to Administrative Agents in the foregoing sentence in any instance.
19.4.5. Assignment to Federal Reserve Bank. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

19.4.6. Information. Subject to Section 19.12, any Lender or Administrative Agents may furnish any information concerning Reseller or any of its Subsidiaries in the possession of such Lender or Administrative Agents, as the case may be, from time to time to assignees, Affiliates or participants (including prospective assignees and participants); provided that such assignees, affiliates and participants shall be subject to the confidentiality obligations applicable to Lenders and Administrative Agents hereunder.
19.4.7. Sale of Participations. Upon the consent of Administrative Agents, each Lender may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other Parties for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the right of setoff contained in this Agreement, (iv) the amount of the participation shall be in a minimum amount of $3,000,000 or such lesser amount which constitutes such Lender’s entire Facility, and (v) Reseller, the other Lenders and Administrative Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of Reseller relating to its Loans, its Notes and its funding of Advances and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers that forgive the amount of principal of the Loans). The sale of any such participations which require Reseller to file a registration statement with the Securities and Exchange Commission or under the securities Laws of any State shall not be permitted. Notwithstanding the foregoing, any Lender may sell such participations as it may be required to do under any Law or as otherwise instructed to do so by any Governmental Authority.
19.5.
Payment of Expenses. Reseller agrees to pay or reimburse to Administrative Agents all of Administrative Agents’ reasonable out-of-pocket costs incurred in connection with the enforcement of Administrative Agents’ rights and remedies under the Loan Documents after a Default or Event of Default; any amendment of or supplementation to any of the Loan Documents; and any waiver, consent or forbearance with respect to any Default or Event of Default. Reseller also agrees to pay or reimburse each of Lenders all of their respective reasonable attorneys’ and paralegal’s fees and expenses and litigation costs (as such terms are defined below in this Section) incurred by each Lender in connection with this Agreement or any of the other the Loan Documents upon the occurrence and during the continuance of an Event of Default (including such fees, expenses and costs arising from or incurred in connection with: the interpretation of any of the Loan Documents; any amendment, waiver or supplementation to any of the Loan Documents; any enforcement action against Reseller, any Covered Person, any Guarantor or the Collateral; or any consent or forbearance with respect to any Default or Event of Default). Administrative Agents’ reasonable out-of-pocket costs may include but are not limited to the following, to the extent they are actually paid or incurred by Administrative Agents: title insurance fees and premiums; the cost of searches for Security Interests existing against Covered Persons or Guarantors; recording and filing fees and taxes; appraisal fees; examination and audit fees; environmental consultant fees; litigation costs; and all attorneys’ and paralegals’ expenses and reasonable fees. Attorneys’ and paralegals’ expenses may include filing charges; telephone, data transmission, facsimile and other communication costs; courier and other delivery charges; and photocopying charges. Litigation costs may include filing fees, deposition costs, expert witness fees, expenses of service of process, and other such costs paid or incurred in any administrative, arbitration, or court proceedings involving Administrative Agents, a Lender and any Covered Person, including proceedings under the Bankruptcy Code. In addition, Reseller shall pay to Administrative Agents, upon receipt of notification from Administrative Agents, Administrative Agents’ customary fees to send or receive electronic transfers of funds. All costs and fees which Reseller is obligated to pay or reimburse Administrative Agents are Loan Obligations payable to Administrative Agents and are payable on demand by Administrative Agents.

19.6. General Indemnity.
19.6.1. Reseller agrees to indemnify and hold harmless each Administrative Agent, each Lender, Letter of Credit Issuer, and each of their Affiliates and their respective officers, directors, employees, attorneys, representatives, agents, and advisors (each, an “INDEMNIFIED PARTY”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans (including any payments made by Administrative Agents to any Person (other than Reseller) who is a party to any blocked account or lockbox agreement, including any indemnity payments by Administrative Agents thereunder), or the manufacture, storage, transportation, release or disposal of any Hazardous Material on, from, over or affecting any of the Collateral or any of the assets, properties, or operations of any Covered Person or any predecessor in interest, directly or indirectly, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Reseller, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Reseller agrees not to assert and agrees that it will not direct any other Covered Person to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans. Reseller also agrees to pay, indemnify and hold harmless the Indemnified Parties for, from and against, and shall promptly reimburse the Indemnified Parties for, any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expenses and amounts paid in settlement) incurred, paid or sustained by the Indemnified Parties, or enforcement by Administrative Agents of any of their rights with respect thereto, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Reseller shall pay, indemnify and hold harmless the Indemnified Parties for, from and against, and shall promptly reimburse the Indemnified Parties for, any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expenses and amounts paid in settlement) incurred, paid or sustained by the Indemnified Parties, arising out of or relating to the enforcement by Administrative Agents of any of their rights with respect thereto. Reseller covenants and agrees to assume liability for and to protect, indemnify and hold harmless Administrative Agents, Letter of Credit Issuer and each of Lenders from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including attorneys’ fees), which may be incurred by, imposed or asserted against Administrative Agent, Letter of Credit Issuer, or any Lender, howsoever arising or incurred because of, out of or in connection with the disbursements of Revolving Loans, Swingline Loans, Interim Floorplan Loans, or Floorplan Loans; provided, however, the liability of Reseller pursuant to this indemnity shall not extend to any liability, obligation, damage, penalty, claim, cause of action, cost, charge or expense caused by or arising out of the gross negligence or willful misconduct of Administrative Agents, Letter of Credit Issuer, or Lenders. Reseller: (a) are obligated to pay any Loan Obligation even if any Collateral is defective or fails to conform to any warranties extended by any third party; (b) shall not assert against Administrative Agents, Letter of Credit Issuer, any Lender or any other Indemnified Party any claim or defense Reseller has against any third party; and (c) indemnify and hold Administrative Agents, Letter of Credit Issuer, any Lender and any other Indemnified Party harmless against all claims and defenses asserted by any buyer of the Collateral relating to the condition of, or any representations regarding, any of the Collateral. Reseller irrevocably waives all rights of offset and counterclaims it may have against Administrative Agents, Letter of Credit Issuer, or any Lender except counterclaims arising in the case of Administrative Agents’, Letter of Credit Issuer’s or any Lender’s willful misconduct or gross negligence.
19.6.2. The obligations of Reseller under this Section 19.6 shall survive the termination of the Facilities, the indefeasible full payment and satisfaction of all of the Loan Obligations, and the release of the Collateral. All amounts, obligations and liabilities referred to in Section 19.6.1 shall be deemed to be a part of the Loan Obligations and shall be paid to Administrative Agents on demand.
19.6.3. To the extent that any of the indemnities required from Reseller under this Section are unenforceable because they violate any Law or public policy, Reseller shall pay the maximum amount which it is permitted to pay under Law.
19.6.4. The foregoing indemnification shall not apply to the extent such liabilities and costs are determined to have resulted or been caused, in whole or in part, by the gross negligence or willful misconduct on the part of such Indemnified Party. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND EXCEPT AS PROVIDED BY THE IMMEDIATELY PRECEDING SENTENCE.
19.7.
Letters of Credit. Reseller assume all risks of the acts or omissions of any beneficiary of any of the Letters of Credit. None of Letter of Credit Issuer, Administrative Agents, any Lender nor any of their respective directors, officers, employees, agents, or representatives shall be liable or responsible for: (a) the use which may be made of any of the Letters of Credit or for any acts or omissions of beneficiary in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by Letter of Credit Issuer against presentation of documents which, on their face, appear to comply with the terms of any Letter of Credit, even though such documents may fail to bear any reference or adequate reference to any such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit in connection with which Letter of Credit Issuer would, pursuant to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (as amended from time to time), be absolved from liability. In furtherance and not in limitation of the foregoing, Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

19.8.
Changes in Accounting Principles. If any Covered Person, at the end of its fiscal year and with the concurrence of its independent certified public accountants, changes the method of valuing the Inventory of such Covered Person, or if any other changes in accounting principles from those used in the preparation of any of the Financial Statements are required by or result from the promulgation of principles, rules, regulations, guidelines, pronouncements or opinions by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or bodies with similar functions), and any of such changes result in a change in the method of calculation of, or affect the results of such calculation of, any of the financial covenants, standards or terms found herein, then the Parties agree to enter into and diligently pursue negotiations to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of such Covered Person shall be the same after such changes as if such changes had not been made; provided, however, that until such amendments are made, all financial covenants herein and all the provisions hereof which contemplate financial calculation hereunder shall remain in full force and effect.

19.9.
Loan Records. The date and amount of all Advances to Reseller and payments of amounts due from Reseller under the Loan Documents will be recorded in the records that Administrative Agents normally maintain for such types of transactions. The failure to record, or any error in recording, any of the foregoing shall not, however, affect the obligation of Reseller to repay the Loans and other amounts payable under the Loan Documents. Reseller shall have the burden of proving that such records are not correct. Reseller agrees that Administrative Agents’ and any Lender’s books and records showing the Loan Obligations and the transactions pursuant to this Agreement shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie proof thereof, irrespective of whether any Loan Obligation is also evidenced by a promissory note or other instrument. Any statement sent by Administrative Agents or a Lender to a Covered Person shall be deemed correct, accurate and binding on Reseller and an account stated (except for reversals and reapplications of payments as provided in Section 6.6 and corrections of errors discovered by Administrative Agents or a Lender), unless Reseller notify Administrative Agents in writing to the contrary within 60 days after such statement is rendered. If a timely written notice of objections is given by Reseller, only the items to which exception is expressly made will be considered to be disputed by Reseller.

19.10.
Other Security and Guaranties. Administrative Agents or any Lender may, without notice or demand and without affecting Reseller’s obligations hereunder, from time to time, for the benefit of the other Lenders and Administrative Agents (based upon each Lender’s Pro-Rata Share): (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Loan Obligations and exchange, enforce and release such collateral or any part thereof; and (b) accept and hold any endorsement or Guaranty of payment of all or any part of the Loan Obligations and release or substitute any such endorser or Guarantor, or any Person who has given any Security Interest in any other collateral as security for the payment of all or any part of the Loan Obligations, or any other Person in any way obligated to pay all or any part of the Loan Obligations.

19.11.
Loan Obligations Payable in Dollars. All Loan Obligations shall be payable only in Dollars. If, however, to obtain a judgment in any court it is necessary to convert a Loan Obligation payable in Dollars into another currency, the rate of exchange used shall be that at which WFF, using its customary procedures, could purchase Dollars with such other currency in New York, New York on the Business Day immediately preceding the day on which such judgment is rendered. If any sum in another currency is paid to a Lender or received by a Lender and applied to a Loan Obligation payable in Dollars, such Loan Obligation shall be deemed paid and discharged only to the extent of the amount of Dollars that WFF, using its customary procedures, is able to purchase in New York, New York with such sum on the Business Day immediately following receipt thereof. Reseller agrees to indemnify each Lender against any loss in Dollars that it may incur on such Loan Obligation as a result of such payment or receipt and application to such Loan Obligation.

19.12.
Confidentiality. Administrative Agents may obtain from any Vendor any credit, financial or other information regarding Reseller that such Vendor may from time to time possess. Each Administrative Agent and each Lender agrees that it will use its commercially reasonable efforts not to disclose to third Persons any information that it obtains about Reseller or their operations or finances that are designated by Reseller in writing as confidential or that Reseller has advised Administrative Agents or Lenders in writing constitutes non-public information. Each Administrative Agent and any Lender may, however, disclose such information to their Affiliates, to each other, to each other’s Affiliates, and to all of the officers, attorneys, auditors, accountants, bank examiners, agents and representatives of the foregoing who have a need to know such information in connection with the administration, interpretation or enforcement of the Loan Documents or the lending and collection activity contemplated therein or to the extent required by Law or a Governmental Authority. Such Administrative Agent or such Lender shall use their reasonable efforts to advise such Persons that such information is to be treated as confidential, but shall have no liability for failure to do so, unless such failure is grossly negligent or willful, provided, however, no Lender shall be required to expressly inform or notify any bank examiner or self-regulatory examiner in the course of such examiners examination, inspection or audit of the confidential nature of such information. Each Administrative Agents or any Lender may also disclose such information in any documents that it files in any legal proceeding or otherwise to pursue, enforce or preserve its rights under the Loan Documents. Each Administrative Agent may also disclose credit, financial, or other information on Reseller in such Administrative Agents’ possession to Lenders, Vendors and potential Vendors, or any Persons liable for the Loan Obligations; provided, however, each Administrative Agent will use its commercially reasonably efforts not to provide copies of Reseller’s Financial Statements to any such Vendors or potential Vendors without Reseller’s prior written consent, although in the event an Administrative Agent does provide copies of Reseller’s Financial Statements to any such Vendors or potential Vendors, it shall have no liability for such disclosure. Administrative Agents’ and Lenders’ nondisclosure obligation shall not apply to any information that (a) is disclosed to an Administrative Agent or any Lender by a third Person not affiliated with or employed by Reseller who does not, to such Administrative Agent’s or such Lender’s knowledge, have a commensurate duty of nondisclosure, or (b) is or becomes publicly known other than as a result of disclosure by an Administrative Agent or a Lender.

19.13.	Reserved.

19.14.	Jury Trial Waiver; Service of Process; Forum:
19.14.1. Jury Trial Waiver. ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, or (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER OR NOT SOUNDING IN CONTRACT OR TORT OR OTHERWISE, WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. RESELLER, EACH ADMINISTRATIVE AGENT AND EACH LENDER WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING. RESELLER, EACH ADMINISTRATIVE AGENT, AND EACH LENDER FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EITHER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HEREIN TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

19.14.2. Choice of Forum. Subject only to the exception in the next sentence, Reseller, Administrative Agent, and each Lender hereby agrees to the exclusive jurisdiction of the federal court of the federal judicial district of Colorado and the state courts of Colorado, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein, and agrees that any dispute concerning the relationship between Administrative Agents, Lenders, and Reseller or the conduct of any of them in connection with this Agreement or otherwise shall be heard only in the courts described above. Notwithstanding the foregoing: (a) Administrative Agents or any Lender shall have the right to bring any action or proceeding against any Reseller or their property in any courts of any other jurisdiction Administrative Agents or any Lender deem necessary or appropriate to realize on the Collateral, real estate or other security for the Loan Obligations, and (b) each party hereto acknowledges that any appeals from the courts described in the immediately preceding sentence may have to be heard by a court located outside those jurisdictions.
19.14.3. Service of Process. Reseller, Administrative Agents and each Lender hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such party at its address set forth on the signature pages hereof, and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails. Nothing in this Section shall affect the right of Administrative Agents or any Lender to serve legal process in any other manner permitted by Law.
19.15 Assignment of Claims Act. If so requested by Administrative Agents (after consultation with Reseller) upon (a) the occurrence and during the continuance of an Event of Default or (b) the occurrence of any event, act or condition resulting in a Material Adverse Effect, each Covered Person shall execute and deliver to Administrative Agents, for the benefit of the Lenders, all documents, instruments, filings, or take any other required actions, necessary to complete the required procedures under the Federal Assignment of Claims Act of 1940 for the effective collateral assignment (to the extent available under Applicable Law) of all Accounts which are owed by the Federal Government.
20. Portal. CPC, as an Administrative Agent, may, from time to time at its sole option, permit Reseller to access and use one or more internet web sites (the “PORTAL”) to: obtain items or information and take other actions in connection with this Agreement, subject to the following:
(a) Reseller shall access and use the Portal solely through duly authorized employees of Reseller to whom CPC has issued a user name and password (an “AUTHORIZED EMPLOYEE”);
(b) submission of a user name and password to access and use the Portal, constitutes Reseller’s, and the applicable Authorized Employee’s, representation that the person submitting such user name and password is the specific person identified by such user name and password and that such person is, at the time of such access and use, Reseller’s employee duly authorized to act for and on behalf of Reseller; and
(c) CPC, as an Administrative Agent, may, from time to time at its sole option and without notice or liability:
(i) amend the terms for use of the Portal by posting amended terms on the Portal (and such amended terms shall automatically be effective upon posting) and
(ii) suspend or revoke Reseller’s or an Authorized Employee’s access to, and use of the Portal or modify, update or discontinue all or any portion of the Portal.

21. Miscellaneous.
21.1.
Notices. All notices, consents, requests and demands to or upon the respective Parties shall be in writing, and shall be deemed to have been given or made when delivered in person to those Persons listed on the signature pages hereof or four (4) days after the date when deposited in the United States mail, postage prepaid, or, in the case of the overnight courier services, one Business Day after delivery to the overnight courier service, or in the case of notice by electronic or facsimile transmission, when sent, verification received, in each case addressed as set forth on the signature pages hereof, or to such other address as either party may designate by notice to the other in accordance with the terms of this Section. No notice given to or demand made on Reseller by Administrative Agents or any Lender in any instance shall entitle Reseller to notice or demand in any other instance.

21.2.
Amendments and Modifications; Waivers and Consents; All Lenders. Unless otherwise provided herein, no amendment to or modification of any provision of this Agreement, or of any of the other Loan Documents shall be effective unless it is in writing and signed by authorized officers of Reseller and Required Lenders. Unless otherwise provided herein, no waiver of, amendment or modification to, or consent to any departure by Reseller from, any provision of this Agreement or any of the other Loan Documents shall be effective unless it is in writing and signed by authorized officers or representatives of Required Lenders. Any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

The foregoing notwithstanding, no such amendment, waiver, modification or consent shall, unless signed by authorized officers of Reseller and authorized officers or representatives of all Lenders:
(a) reduce or forgive the repayment of principal of any Advance or the reimbursement of any draw on a Letter of Credit or interest or fees on any Advance,
(b) postpone or delay the Termination Date or the regularly scheduled dates for payments of principal, fees or interest with respect to any Advance,
(c) change the regularly scheduled dates for payments of any fee payable to all Lenders under Section 5, reduce the fee payable to all Lenders under Section 5 other than due to periodic changes in the calculation set forth therein,
(d) change the provisions of Section 18 to the detriment of any Lender,
(e) change the definition of Required Lenders herein,
(f) change the provisions of this Section,
(g) release any Covered Person from its obligations under the Loan Documents,

(h) increase the advance rate percentages in Section 3.1.5 above the advance rate percentages as each exists on the Effective Date,
(i) change any provisions of this Agreement requiring ratable distributions to Lenders,
(j) reduce the interest rate applicable to Revolving Loans or the interest rate payable to Lenders (other than CPC) for Floorplan Loan Advances under Section 4.4,
(k) change the provisions of Section 6.1.2.2;
(l) exchange, waive, subordinate or release the Security Interests in any of the Collateral (except as expressly permitted by Section 15.9);
(m) change the provisions of Section 6.1.2.1, Section 17.4 or Section 21.2; or
(n) change the definition of “Borrowing Base,” “Eligible Accounts”, or “Eligible Government Accounts” or “Floorplanned Inventory”.
provided, however, that to the extent not permitted by Section 15.9, Administrative Agents may, in their absolute discretion and without the consent of any Lender or any Covered Person or Guarantor, exchange, waive, subordinate or release the Security Interests in any of the Collateral so long as the fair market value of the Collateral which is exchanged or for which the Security Interest is waived, subordinated or released does not exceed $100,000 in each instance and $200,000 in the aggregate per calendar year. In addition, the Dollar amount of the Revolving Loan Facility or Floorplan Loan Facility of any Lender may not be increased without the consent of such Lender and Administrative Agents, and Reseller if required by Section 19.4.1.2; and if the aggregate amount of any Facility is increased, then only the consent of Lenders participating in any such increase, Administrative Agents and Reseller shall be required. No notice to or demand on Reseller in any instance shall entitle Reseller to any other or further notice or demand in another similar or different instance. No failure by Administrative Agents or any Lender to exercise, and no delay by Administrative Agents or any Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Administrative Agents or any Lender of any right, remedy, power or privilege hereunder preclude any other exercise thereof, or the exercise of any other right, remedy, power or privilege existing under any Law or otherwise.
21.3. Replacement of Holdout Lender.
(a) If any action to be taken by Lenders, Administrative Agents or Collateral Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“HOLDOUT LENDER”) disapproves of the action or fails to give its consent, authorization, or agreement, then Administrative Agents, upon at least 5 Business Days’ prior irrevocable notice to the Holdout Lender, may either permanently replace the Holdout Lender with one or more substitute Lenders (each, a “REPLACEMENT LENDER”) or cause the Holdout Lender to no longer be a Lender and reduce the Aggregate Floorplan Loan Facility Limit as provided in Section 21.3(b), below and the Holdout Lender shall have no right to refuse to be replaced or to no longer be a Lender hereunder. Such notice shall specify an effective date for such replacement or reduction of the Aggregate Floorplan Loan Facility Limit, which date shall not be later than 15 Business Days after the date such notice is given.
(b) Should Administrative Agents determine in their sole discretion to not solicit a Replacement Lender (i) that portion, if any, of the Pro-Rata Share of such Holdout Lender shall no longer be effective, (ii) the Holdout Lender shall no longer be a Lender under the terms of this Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Loan Obligations without any premium or penalty of any kind whatsoever and (iii) the Aggregate Floorplan Loan Facility Limit shall be reduced to the extent of the Pro-Rata Share of such Holdout Lender.

(c) Prior to the effective date of the replacement of the Holdout Lender pursuant to the provisions of Section 21.3(a), above, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Loan Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 19.4. Until such time as the Replacement Lenders shall have acquired all of the Loan Obligations, the commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents or the Aggregate Floorplan Loan Facility Limit has been reduced as provided in Section 21.3(b) above, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro-Rata Share of Advances. Upon replacement of a Holdout Lender with a Replacement Lender, the Replacement Lender shall assume and be bound by the terms and conditions of this Agreement and the other Loan Documents.
21.4.
Course of Dealing. Acceptance of or acquiescence in a course of performance or course of dealing rendered or taken under or with respect to this Agreement or the other Loan Documents will not be relevant in any respect to determine the meaning of this Agreement or the other Loan Documents, or the obligations or liabilities of the Parties under this Agreement or the other Loan Documents, even though the accepting or acquiescing Party had knowledge of the nature of the performance and opportunity for objection.

21.5.
Rights Cumulative. Each of the rights and remedies of Administrative Agents and Lenders under this Agreement shall be in addition to all of their other rights and remedies under Law, and nothing in this Agreement shall be construed as limiting any such rights or remedies.

21.6.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and all future holders of the Notes and their respective successors and assigns, except that Reseller may not assign, delegate or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agents and Required Lenders. With respect to Reseller’s successors and assigns, such successors and assigns shall include any receiver, trustee or debtor-in-possession of or for Reseller.

21.7.
Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or lack of authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

21.8.
Counterparts. This Agreement may be executed by the Parties on any number of separate counterparts, and all such counterparts taken together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the Party to be charged.

21.9.
Governing Law; No Third Party Rights. This Agreement, the Notes and the other Loan Documents and the rights and obligations of the parties hereunder and thereunder shall be governed by and construed and interpreted in accordance with the internal Laws of the State of New York applicable to contracts made and to be performed wholly within such state, without regard to choice or conflicts of law principles; except that the provisions of the Loan Documents pertaining to the creation or perfection of Security Interests or the enforcement of rights of Administrative Agents and Lenders in Collateral located in a State other than the State of New York shall be governed by the Laws of such State. This Agreement is solely for the benefit of the Parties and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

21.10.
Counterpart Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine is to be treated as an original document. The signature of any Person thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any Party, any facsimile document is to be re-executed in original form by the Persons who executed the facsimile document. No Party may raise the use of a facsimile machine or the fact that any signature was transmitted through the use of a facsimile machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section.

21.11.
No Other Agreements. There are no other agreements between Administrative Agents, Lenders, and Reseller, oral or written, concerning the subject matter of the Loan Documents, and all prior agreements concerning the same subject matter, including any proposal letter or term sheets, are merged into the Loan Documents and thereby extinguished.

21.12.
Waiver of Right to Seek Punitive and Exemplary Damages. Reseller, Administrative Agents and each Lender each hereby irrevocably waives forever any right to obtain or claim for punitive or exemplary damages from any other party to this Agreement.

21.13.
Negotiated Transaction. Reseller, Administrative Agents and each Lender represent each to the others that in the negotiation and drafting of this Agreement and the other Loan Documents they have been represented by and have relied upon the advice of counsel of their choice. Reseller and Administrative Agents affirm that their counsel have both had substantial roles in the drafting and negotiation of this Agreement and each Lender affirms that its counsel has participated in the drafting and negotiation of this Agreement; therefore, this Agreement will be deemed drafted by all of Reseller, Administrative Agents and Lenders, and the rule of construction to the effect that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement.

21.14.	Incorporation By Reference. All of the terms of the other Loan Documents are incorporated in and made a part of this Agreement by this reference.
21.15.
Customer Identification — USA Patriot Act Notice. Each Administrative Agent and each Lender hereby notifies Reseller and each Guarantor that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (as amended from time to time (including any successor statute) and together with all rules promulgated thereunder, collectively, the “Act”), it is required to obtain, verify and record information that identifies Reseller and any Guarantor, which information includes the name and address of Reseller and any Guarantor and other information that will allow Administrative Agents and each Lender to identify Reseller and each Guarantor in accordance with the Act.

{remainder of page intentionally left blank;
signature pages follow}

IN WITNESS WHEREOF, the undersigned (by their duly authorized officers, where appropriate) have executed this Second Amended and Restated Credit Agreement effective as of the date and year first above written.

CASTLE PINES CAPITAL LLC, as Administrative Agent and a Lender
By:
	Name:	John Schmidt
	Title:	Managing Partner

WELLS FARGO CAPITAL FINANCE, LLC as Administrative Agent and Collateral Agent
By:
	Name:	John Hanley
	Title:	Executive Vice President — Division Portfolio Manager
Notice Address — Administrative Agents:
c/o Castle Pines Capital LLC
116 Inverness Drive East, Suite 375
Englewood, CO 80112
Attn: Mr. John Schmidt
FAX # (303) 209-1906
TEL # (303) 209-1941
jschmidt@castlepinescapital.com
with a copy to
Mr. Robert A. Breindel
General Counsel and Secretary
FAX # (303) 209-1906
TEL # (303) 209-1937
rbreindel@castlepinescapital.com
with a copy to
Wells Fargo Capital Finance, LLC
14241 Dallas Parkway, Suite 1300
Dallas, TX 75254
Attn: Mr. John C. Reniger
FAX # (972) 661-0537
TEL # (972) 851-9113
john.reniger@wellsfargo.com

i

IN WITNESS WHEREOF, the undersigned (by their duly authorized officers, where appropriate) have executed this Second Amended and Restated Credit Agreement effective as of the date and year first above written.

SUNTRUST BANK as a Lender
By:
Name:
Title:
Notice Address — Lender:
Mail Code GA- Atlanta-1981
303 Peachtree Street
23rd Floor
Atlanta, GA 30308
Attn:
FAX #
TEL #

IN WITNESS WHEREOF, the undersigned (by their duly authorized officers, where appropriate) have executed this Second Amended and Restated Credit Agreement effective as of the date and year first above written.

GTSI CORP., as Reseller
By:
	Name:	Peter Whitfield
	Title:	Senior Vice President and Chief Financial Officer
Notice Address for Reseller:
GTSI Corp.
2553 Dulles View Drive, Suite 100
Herndon, Virginia 20171-5219
Attn: Legal Department
Telecopy No.: 703-222-5217
Email:Legal@gtsi.com
with a copy (which shall not constitute notice) to:
Carter Strong, Esq.
Arent Fox LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036
Telecopy No. 202-857-6395
strong.carter@arentfox.com

EXHIBIT 2.1
DEFINITIONS
As used in this Agreement, each of the following capitalized terms means:
Account — as to any Person, the right of such Person to payment for goods sold or leased or for services rendered by such Person.
Account Debtor — the obligor on any Account.
Acquisition — any transaction or series of related transactions, consummated on or after the Execution Date, by which Reseller or any Subsidiary thereof directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least (i) a majority (in number of votes) of the stock or other securities of a corporation having ordinary voting power for the election of directors (other than stock or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership or (iii) a majority of the ownership interests in any organization or entity other than a corporation or partnership.
Administrative Agent — each of Wells Fargo Capital Finance, LLC, a Delaware limited liability company, and Castle Pines Capital LLC, a Delaware limited liability company, in its respective capacity as an Administrative Agent under this Agreement, and each of their respective successors and assigns in such capacity.
Advance — a Revolving Loan Advance, a Swingline Advance, an Interim Floorplan Loan Advance or a Floorplan Loan Advance.
Advance Date — the date on which an Advance is requested by Reseller to be made, is required by a Vendor Agreement to be made, or is otherwise contemplated or intended to be made, as provided herein.
Affiliate — with respect to any Person, (a) any other Person who is a partner, director, officer or stockholder of such Person; and (b) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, and any partner, director, officer or stockholder of such other Person described. For purposes of this Agreement, control of a Person by another Person shall be deemed to exist if such other Person has the power, directly or indirectly, either to (i) vote 25% or more of the securities having the power to vote in an election of directors of such Person, or (ii) direct the management of such Person, whether by contract or otherwise and whether alone or in combination with others. Notwithstanding anything herein to the contrary, each of Eyak Technology, LLC, a Delaware limited liability company (“EYAK”) and Northtide LLC, a Delaware limited liability company (“NORTHTIDE”) shall not be deemed to be an Affiliate of Reseller for purposes of Section 3.1.6(e) as long as Reseller does not have the power, directly or indirectly, either to (i) vote more than 37% of the securities having the power to vote in an election of the board of directors or other governing body of Eyak or Northtide, as the case may be, or (ii) direct the management of Eyak or Northtide, as the case may be, whether by contract or otherwise and whether alone or in combination with others.
Aggregate Facility — either the Aggregate Revolving Loan Facility, the Aggregate Floorplan Loan Facility or the Letter of Credit Facility; “Aggregate Facilities” means the plural of “Aggregate Facility”.
Aggregate Floorplan Loan Facility — the aggregate line of credit of Lenders as stated in Section 3.2.1 to fund Floorplan Loan Advances, as it may be changed as provided herein.
Aggregate Floorplan Loan Facility Limit — One Hundred Million Dollars ($100,000,000).

Aggregate Floorplan Loans — the from time to time outstanding principal balance of all Floorplan Loan Advances.
Aggregate Revolving Loan Facility — the aggregate of each Lender’s Revolving Loan Facility.
Aggregate Revolving Loan Facility Limit — shall mean Forty-Five Million Dollars ($45,000,000).
Aggregate Revolving Loans — the from time to time outstanding principal balance of all Revolving Loan Advances.
Agreement and this Agreement— this document (including every document that is stated herein to be an Exhibit or Schedule, whether or not physically attached to this document).
Allocable Share— is defined in Section 17.3.9.
Annual Line Fee — is defined in Section 5.1.
Anti-kickback Statute — 42 USC 1320a-7b(b).
Applicable Lending Office — for each Administrative Agent and each Lender and for each Loan, the “Applicable Lending Office” of such Administrative Agent or such Lender (or of an Affiliate of such Lender) designated for such Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Administrative Agent or such Lender) as such Administrative Agent or such Lender may from time to time specify to Administrative Agents (in the case of another Lender) and Reseller by written notice in accordance with the terms hereof as the office by which its Loans are to be made and maintained.
Appraisal — means any appraisal obtained pursuant to Section 14.19.
Approval — CPC’s approval to finance particular Inventory for Reseller which is evidenced by CPC’s issuing a financing approval number to the Vendor of such Inventory. "Approval” also means (a) any open-to-buy authorization given by CPC to a Vendor, pursuant to which CPC may authorize such Vendor to assume CPC’s approval to finance inventory until CPC affirmatively withdraws such authorization, and (b) any Approval for which CPC has not made an Interim Floorplan Loan Advance or Lenders have not made a Floorplan Loan Advance as a result of CPC’s not receiving the invoice from the Vendor for the Inventory which is subject to the Approval.
Approved Vendor — is defined in Section 3.2.5.
Asbestos Material — either asbestos or asbestos-containing materials.
Assigned Collateral — any tangible or intangible property of Reseller or any other Person, now owned or hereafter acquired, other than the Personal Property Collateral, in which Administrative Agents hold or will hold a Security Interest under a Collateral Assignment to secure payment or performance of any of the Loan Obligations, and all proceeds thereof.
Assignment and Acceptance — means an Assignment and Acceptance in the form of Exhibit 19.4.1.
Authorized Employee — is defined in Section 20.
Average Daily Balance — is defined in Section 4.3.3.
BANK PRODUCT — means any financial accommodation extended to Reseller or its Subsidiaries by a Bank Product Provider (other than pursuant to the Credit Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards (including so-called “procurement cards” or “P-cards”), (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

v

Bank Product Agreements — means those agreements entered into from time to time by Reseller or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
Bank Product Collateralization — means providing cash collateral (pursuant to documentation reasonably satisfactory to Collateral Agent) to be held by Collateral Agent for the benefit of the Bank Product Providers in an amount determined by Administrative Agents as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations.
Bank Product Obligations — means all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Reseller or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and all amounts that Reseller or its Subsidiaries are obligated to reimburse to Administrative Agents or any member of the Lenders as a result of Administrative Agents or such of the Lenders purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Reseller or its Subsidiaries.
Bank Product Provider — means initially, Wells Fargo Bank N.A., any Lender or any of their Affiliates.
Bank Product Reserve — means, as of any date of determination, the amount of reserves that Administrative Agents have established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Reseller and its Subsidiaries in respect of Bank Products that qualify as Bank Product Obligations pursuant to the requirements of the proviso set forth in the definition of Bank Product Obligations) in respect of Bank Products then provided or outstanding that qualify as Bank Product Obligations pursuant to the requirements of the proviso set forth in the definition of Bank Product Obligations.
Bankruptcy Code — means Title 11 of the United States Code, as amended or replaced from time to time.
Blocked Accounts — is defined in Section 6.1.2.1.
Borrowing Base — is defined in Section 3.1.5.
Borrowing Base Certificate — the certificate required to be delivered to Administrative Agents and each Lender from time to time as provided in Section 14.15.1.
Business Day — a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the Laws of either the United States or the State of Colorado.
Cash Collateral — is defined in Section 3.4.3.
Charter Documents — the articles or certificate of incorporation and bylaws of a corporation; the certificate of limited partnership and partnership agreement of a limited partnership; the partnership agreement of a general partnership; the articles of organization and operating agreement of a limited liability company; or the indenture of a trust.
COBRA — the Consolidated Omnibus Budget Reconciliation Act.
Code — the Internal Revenue Code of 1986 and all regulations thereunder of the IRS.
Collateral — all assets and property of Reseller, any other Covered Person or any Guarantor, including all of the Personal Property Collateral, the Assigned Collateral, and any other property or asset in which Administrative Agents or a Lender has a Security Interest to secure payment or performance of the Loan Obligations and all proceeds thereof.

Collateral Agent — Wells Fargo Capital Finance, LLC, a Delaware limited liability company, in its capacity as Collateral Agent under this Agreement, and each of its successors and assigns in such capacity.
Collateral Assignment — any of the collateral assignments required or contemplated under Section 8.5 to be executed and delivered to Collateral Agent for the benefit of Lenders.
Commercial Account — means all Accounts that are not Government Accounts.
Commitment Letter — means that certain Commitment Letter between Reseller and CPC dated April 23, 2009 and signed by Reseller on May 8, 2009.
Commonly Controlled Entity — a Person which is under common control with another Person within the meaning of Code Section 414(b) or (c).
Contra Reserves — at any date, a reserve based upon the estimated amount of Accounts wherein the Account Debtor (i) is a creditor of Reseller, (ii) has, may assert, has asserted or is reasonably expected to asset a right of set-off against Reseller or is otherwise entitled to a price adjustment, or (iii) has disputed or is reasonably expected to dispute the amount of the Account (whether by charge back or otherwise) or made, may make or is reasonably expected to make any claim with respect to the Account or any other Account of Reseller which has not been resolved, in each case, without duplication, to the extent of the amount owed by Reseller to the Account Debtor, the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be.
Contract — any contract, capital lease, operating lease, note, bond, indenture, deed, mortgage, deed of trust, security agreement, pledge, hypothecation agreement, assignment, or other agreement or undertaking, or any security.
Contributing Obligor — is defined in Section 17.3.9.
Contribution Obligation — is defined in Section 17.3.9.
Covered Person — is defined in Section 2.3.
CPC — is defined in the Preamble.
Current Assets — is defined in Section 16.1.
Current Liabilities — is defined in Section 16.1.
Daily Charge — is defined in Section 4.3.3.
Daily Rate — is defined in Section 4.3.3.
Default — any of the events listed in Section 17.1, without giving effect to any requirement for the giving of notice, for the lapse of time, or both, or for the happening of any other condition, event or act.
Default Rate — the rate of interest payable on each Revolving Loan, each Swingline Loan and the other Loan Obligations (other than the Aggregate Floorplan Loans and Interim Floorplan Loans) after its Maturity and in certain other circumstances as provided in Section 4.10.
Defaulting Lender — is defined in Section 7.8.1.
Disclosure Schedule — the disclosure schedules of Reseller as described herein, attached hereto in Exhibit 12.
Distribution — is defined in Section 15.10.
DOL — the United States Department of Labor.
Dollars and the sign $ — lawful money of the United States.

Effective Date — the date when this Agreement is effective as provided in Section 1.
Eligible Accounts — is defined in Section 3.1.6.
Eligible Assignee — means (a) a Lender (including any successor by merger); (b) an Affiliate of a Lender; and (c) subject to Section 19.4.1.1, any other Person approved by Administrative Agents; provided, however, that neither Reseller, Guarantor nor an Affiliate of Reseller or Guarantor shall qualify as an “Eligible Assignee.”
Eligible Government Accounts — means Reseller’s Eligible Accounts (a) in which Collateral Agent for the benefit of Lenders has a first priority, perfected Security Interest (subject to no other Security Interest), (b) are owed to Reseller by a Governmental Authority (c) have been created in compliance with STARK and the Anti-Kickback Statute and (d) are satisfactory to Collateral Agent in its Permitted Discretion.
Eligible State/Local Contract — means a Contract between Reseller and a Governmental Authority that is a state, local or municipal government or a department, agency, division or instrumentality of state, local or municipal government, pursuant to which Reseller will provide products or services and Seller’s obligations thereunder are secured in whole or part, directly or indirectly by a Letter of Credit and which Contract is satisfactory to Collateral Agent.
Eligible State/Local Letter of Credit means a Letter of Credit issued to support or otherwise in respect of an Eligible State/Local Contract.
Employment Law — ERISA, the Occupational Safety and Health Act, the Fair Labor Standards Act, or any other Law pertaining to the terms or conditions of labor or safety in the workplace or discrimination or sexual harassment in the workplace.
Encumbrance — as to any item of real or personal property, any easement, right-of-way, license, condition, or restrictive covenant, or zoning or similar restriction, that is not a Security Interest but is enforceable by any Person other than the record owner of such property.
Entitled Obligor — is defined in Section 17.3.9.
Environmental Law — the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Clean Air Act, or any other Law pertaining to environmental quality or remediation of Hazardous Material.
EPA — the United States Environmental Protection Agency.
ERISA — the Employee Retirement Income Security Act of 1974.
ERISA Affiliate — as to any Person, any trade or business (irrespective of whether incorporated) which is a member of a group of which such Person is a member and thereafter treated as a single employer under Code Section 414(b), (c), (m) or (o) or applicable Treasury Regulations.
Event of Default — any of the events listed in Section 17.1 as to which any requirement for the giving of notice, for the lapse of time, or both, or for the happening of any further condition, event or act has been satisfied.
Execution Date — the date when this Agreement has been executed.
Extended Payment Due Date — the date identified as the “Extended Payment Due Date” on the Extended Pay Notification, not to exceed 30 days past the Payment Due Date.
Existing Default — an Event of Default which has occurred, and which has not been waived in writing by Required Lenders.

Extended Pay Notification — a communication sent via electronic mail messaging providing confirmation of the acceptance by Administrative Agents of an item of Floorplanned Inventory for application of the Extended Payment Due Date.
Extended Pay Outstandings — is defined in Section 3.1.2.
Facility — the Revolving Loan Facility of a Lender, the Swingline Facility of CPC, the Interim Floorplan Loan Facility of CPC, the Floorplan Loan Facility of a Lender or the Letter of Credit Facility of Letter of Credit Issuer. “FACILITIES” means all of the foregoing Facilities.
Federal Funds Rate — for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo Bank, N.A. on such day on such transactions as determined by Administrative Agent.
Financial Statements — the most recent of the Initial Financial Statements and the financial statements of Reseller required to be furnished to Administrative Agents under this Agreement.
Floorplan Loan — any Lender’s Pro-Rata Share of the Aggregate Floorplan Loans.
Floorplan Loan Advance — an Advance by CPC that is to be funded by Lenders under the Aggregate Floorplan Loan Facility.
Floorplan Loan Facility — the line of credit of each Lender as stated in Section 3.2.1 to fund Floorplan Loan Advances.
Floorplan Loan Maximum Available Amount — is defined in Section 3.2.1.
Floorplan Payment Default — is defined in Section 17.1.1.
Floorplanned Inventory — means Reseller’s Inventory which has been originally financed under the terms of this Agreement from Approved Vendors in which Collateral Agent has a first priority, perfected Security Interest (subject to no other Security Interest) that is unsold and not leased by Reseller and is in Reseller’s possession and control as of the date of determination, excluding any Inventory reported by Reseller as demonstration items or Inventory that is obsolete or otherwise unmerchantable.
FRB — the Board of Governors of the Federal Reserve System and any successor thereto or to the functions thereof.
GAAP — those generally accepted accounting principles set forth in Statements of the Financial Accounting Standards Board and in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or which have other substantial authoritative support in the United States and are applicable in the circumstances, as applied on a consistent basis.
Government Account — means any Account with respect to which the Account Debtor is a Governmental Authority.
Governmental Authority — the federal government of the United States; any State of the United States; any local government or municipality within the territory or under the jurisdiction of any of the foregoing, including any school district or similar authority and any hospitals and other health provider or health care facility that is owned by, a state, municipal or local government or any department, agency, division, or instrumentality of any of the foregoing; and any court, arbitrator, or board of arbitrators whose orders or judgments are enforceable by or within the territory of any of the foregoing.

Group — as used in Regulation 13-D issued by the Securities and Exchange Commission.
Guarantor — each Person who from time to time executes and delivers to Collateral Agent for the benefit of Lenders a Guaranty of part or all of the Loan Obligations.
Guaranty — each guaranty of part or all of the Loan Obligations executed and delivered to Collateral Agent for the benefit of Lenders by any Guarantor.
Hazardous Material — means any hazardous, radioactive, toxic, solid or special waste, material, substance or constituent thereof, or any other such substance (as defined under any Law or regulation), including Asbestos Material.
Hedge Agreement — means any and all agreements or documents now existing or hereafter entered into by Reseller or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Reseller’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.
Holdout Lender — is defined in Section 21.3.
Impositions — is defined in Section 4.11.2.
Indebtedness — as to any Person at any particular date, any contractual obligation enforceable against such Person (i) to repay borrowed money; (ii) to pay the deferred purchase price of property or services; (iii) to make payments or reimbursements with respect to Bank Products, bank acceptances or to a factor; (iv) to make payments or reimbursements with respect to letters of credit whether or not there have been drawings thereunder; (v) with respect to which there is any Security Interest in any property of such Person; (vi) to make any payment or contribution to a Multi-Employer Plan; (vii) that is evidenced by a note, bond, debenture or similar instrument; (viii) under any conditional sale agreement or title retention agreement; (ix) all Liabilities (as defined by GAAP) under any Capital Lease or (x) to pay interest or fees with respect to any of the foregoing. Indebtedness also includes any other Obligation that either (i) is non-contingent and liquidated in amount or (ii) should under GAAP be included in liabilities and not just as a footnote on a balance sheet.
Indemnified Party — is defined in Section 19.6.1.
Indirect Obligation — as to any Person, (a) any guaranty by such Person of any Obligation of another Person; (b) any Security Interest in any property of such Person that secures any Obligation of another Person; (c) any enforceable contractual requirement that such Person (i) purchase an Obligation of another Person or any property that is security for such Obligation, (ii) advance or contribute funds to another Person for the payment of an Obligation of such other Person or to maintain the working capital, net worth or solvency of such other Person as required in any documents evidencing an Obligation of such other Person, (iii) purchase property, securities or services from another Person for the purpose of assuring the beneficiary of any Obligation of such other Person that such other Person has the ability to timely pay or discharge such Obligation, (iv) grant a Security Interest in any property of such Person to secure any Obligation of another Person, (v) otherwise assure or hold harmless the beneficiary of any Obligation of another Person against loss in respect thereof; (d) any Obligation arising from the endorsement by such Person of an instrument (e) any Obligation of such Person as a surety; and (f) any other contractual requirement enforceable against such Person that has the same substantive effect as any of the foregoing. The term Indirect Obligation does not, however, include the endorsement by a Person of instruments for deposit or collection in the ordinary course of business or the liability of a general partner of a partnership for Obligations of such partnership. The amount of any Indirect Obligation of a Person shall be deemed to be the stated or determinable amount of the Obligation in respect of which such Indirect Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

x

Initial Financial Statements — the financial statements of Reseller set forth in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2009.
Insolvency Event — is defined in Section 17.1.11.
Insurance Proceeds — insurance or condemnation proceeds payable as a consequence of damage to or destruction of any of the Collateral.
Intangibles — is defined in Section 16.1.
Intellectual Property — as to any Person, any domestic or foreign patents or patent applications of such Person, any inventions made or owned by such Person upon which either domestic or foreign patent applications have not yet been filed, any domestic or foreign trade names or trademarks of such Person, any domestic or foreign trademark registrations or applications filed by such Person, any domestic or foreign service marks of such Person, any domestic or foreign service mark registrations and applications by such Person, any domestic or foreign copyrights of such Person, and any domestic or foreign copyright registrations or applications by such Person.
Intellectual Property Assignment — each assignment of Intellectual Property that Reseller or any other Person executes and delivers to Collateral Agent for the benefit of Lenders, either on or after the Execution Date.
Interim Floorplan Loan — CPC’s aggregate Interim Floorplan Loan Advances.
Interim Floorplan Loan Advance — an Advance by CPC under the Interim Floorplan Loan Facility.
Interim Floorplan Loan Facility — the line of credit of CPC as stated in Section 3.2.2 to fund Interim Floorplan Loan Advances.
Inventory — goods owned, leased or held by a Person for sale, lease, sublease or resale or furnished or to be furnished under contracts for services, and raw materials, goods/work in process, materials, component parts and supplies used or consumed, or held for use or consumption in such Person’s business.
Investment — (a) a loan or advance of money or property to a Person, (b) stock or other equity interest in a Person, (c) a debt instrument issued by a Person, whether or not convertible to stock or other equity interest in such Person and which shall include any and all deposit accounts at any depository bank, or (d) any other interest in or rights with respect to a Person which include, in whole or in part, a right to share, with or without conditions or restrictions, some or all of the revenues or net income of such Person.
IRS — the Internal Revenue Service.
Issuance fee — the fee payable to Letter of Credit Issuer as required in Section 5.3.
Law — any statute, rule, regulation, order, judgment, award or decree of any Governmental Authority.
Lender — any one of the Persons who are signatories to this Agreement and obligated as lenders or any Person who takes an assignment from any of such signatories of all or a portion of its rights and obligations as a lender under this Agreement pursuant to Section 19.4.1 and an Assignment and Acceptance as provided therein.
Lenders’ Exposure — the sum of the outstanding Aggregate Revolving Loans, the Swingline Loans, the Interim Floorplan Loans, the Aggregate Floorplan Loans, and the Letter of Credit Exposure.
Letter of Credit — any standby or commercial (documentary) letter of credit issued by Letter of Credit Issuer pursuant to the Letter of Credit Facility.

Letter of Credit Exposure — the undrawn amount of all outstanding letters of credit issued under the Letter of Credit Facility plus all amounts drawn on such letters of credit and not yet reimbursed by Reseller.
Letter of Credit Facility — the agreement of Letter of Credit Issuer to issue Letters of Credit as provided in Section 3.4.
Letter of Credit Fee — the fee payable to Administrative Agents and Lenders as required in Section 5.4.
Letter of Credit Issuer — Wells Fargo Bank N.A., or any other Lender succeeding to Wells Fargo Bank N.A.’s, agreement to issue Letters of Credit pursuant to Section 3.4.
LIBOR Increment — is defined in Section 4.6.
LIBOR Rate — is defined in Section 4.5.
LIBOR Rate Loan — means a Loan accruing interest at the LIBOR Rate.
LIBOR Underlying Rate — is defined in Section 4.8.
Loan — the Revolving Loan, the Swingline Loan, the Interim Floorplan Loan or a Floorplan Loan.
Loan Documents — this Agreement, the Notes, the Guaranties, the Security Documents, the Commitment Letter any reimbursement agreement between Reseller and Letter of Credit Issuer, any documents between Administrative Agents and Reseller or Administrative Agents and any Vendor relating to the Aggregate Floorplan Loan Facility or the Interim Floorplan Loan Facility, and all other agreements, certificates, documents, instruments and other writings executed in connection herewith, whether prior to the date hereof, on the date hereof, or after the date hereof, and from time to time.
Loan Obligation payment — is defined in Section 17.3.9.
Loan Obligations — all of Reseller’s Indebtedness owing to Letter of Credit Issuer, Administrative Agents (including the Obligations to Administrative Agents) or Lenders under any of the Loan Documents, this Agreement, whether as principal, interest, fees or otherwise (including any amounts set forth in Section 4.12), any reimbursement agreement between Reseller and Administrative Agents (or their Affiliates in connection with the issuance of any letter of credit) and all reimbursement obligations of Reseller to Letter of Credit Issuer or Lenders with respect to the Letter of Credit Exposure, and all other agreements, certificates, documents, instruments and other writings executed in connection therewith, all other Obligations and liabilities of Reseller to Administrative Agents or Lenders under the Loan Documents (in each case including all extensions, renewals, modifications, rearrangements, restructures, replacements and refinancings of the foregoing, whether or not the same involve modifications to interest rates or other payment terms), whether now existing or hereafter created, absolute or contingent, direct or indirect, joint or several, secured or unsecured, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, including the obligation of Reseller to repay future advances by Administrative Agents or Lenders hereunder, whether or not made pursuant to commitment and whether or not presently contemplated by Reseller, Administrative Agents or Lenders in the Loan Documents.
Local Time — Denver, Colorado, time (as changed from time to time in accordance with the terms hereof), provided, however, such time shall be a time zone located in the continental United States.
Lockboxes — the lockboxes maintained as required in Section 6.1.2.1.
Material Adverse Effect — as to Reseller, all Guarantors, and all other Covered Persons, taken as a whole, and with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, investigation or proceeding), a material adverse effect on the business, operations, revenues, financial condition, property, or business prospects of Reseller and each other Covered Person taken as a whole, or the ability of Reseller, or such Covered Person to timely pay or perform Reseller’s, and each other Covered Person’s Obligations generally taken as a whole, or in the case of Reseller, and each Covered Person specifically, the ability of Reseller to pay or perform any of Reseller’s Obligations to Administrative Agents or to any Lender, or in the case of a Guarantor, the ability of such Guarantor to pay or perform any of its Obligations guarantied under the terms of its Guaranty.

Material Agreement — as to Reseller, any Guarantor or any other Covered Person, any Contract to which Reseller, any Guarantor or any Covered Person is a party or by which Reseller, any Guarantor or any other Covered Person is bound which, if violated or breached, has or is reasonably likely to have a Material Adverse Effect, including all Other Creditor Indebtedness Documents.
Material Law — any separately enforceable provision of a Law whose violation by Reseller, any Guarantor, or any other Covered Person has or is reasonably likely to have a Material Adverse Effect.
Material License — (i) as to any Covered Person, any license, permit or consent from a Governmental Authority or other Person and any registration and filing with a Governmental Authority or other Person which if not obtained, held or made by such Covered Person has or is reasonably likely to have a Material Adverse Effect, and (ii) as to any Person who is a party to this Agreement or any of the other Loan Documents, any license, permit or consent from a Governmental Authority or other Person and any registration or filing with a Governmental Authority or other Person that is necessary for the execution or performance by such party, or the validity or enforceability against such party, of this Agreement or such other Loan Document.
Material Obligation — as to Reseller, any Guarantor or any Covered Person, an Obligation of such Person which if not fully and timely paid or performed has or is reasonably likely to have a Material Adverse Effect.
Material Proceeding — any litigation, investigation or other proceeding by or before any Governmental Authority (i) which involves any of the Loan Documents or any of the transactions contemplated thereby, or involves a Covered Person or a Guarantor as a party or any property of a Covered Person or a Guarantor, and has or is reasonably likely to have a Material Adverse Effect, (ii) in which there has been issued an injunction, writ, temporary restraining order or any other order of any nature which purports to restrain or enjoin the making of any Advance, the consummation of any other transaction contemplated by the Loan Documents, or the enforceability of any provision of any of the Loan Documents, (iii) which involves the actual or alleged breach or violation by a Covered Person of, or default by a Covered Person under, any Material Agreement, or (iv) which involves the actual or alleged violation by a Covered Person or any Guarantor of any Material Law.
Maturity — as to any Indebtedness, the time when it becomes payable in full, whether at a regularly scheduled time, because of acceleration or otherwise.
Maximum Swingline Amount — is defined in Section 3.1.3.
Monthly Billing Statement — is defined in Section 4.3.4.
Multi-Employer Plan — a Pension Benefit Plan which is a multi-employer plan as defined in ERISA Section 4001(a)(3).
Note — any Revolving Note or the Swingline Note.
Notice Of Default — defined in Section 18.4.
Nsf Check — is defined in Section 6.4.2.
Obligation — as to any Person, any Indebtedness of such Person, any guaranty by such Person of any Indebtedness of another Person, and any contractual requirement enforceable against such Person that does not constitute Indebtedness of such Person or a guaranty by such Person but which would involve the expenditure of money by such Person if complied with or enforced.

Obligations to Administrative Agents — exclusive of all the Loan Obligations, all of Reseller’s Indebtedness owing to either Administrative Agent and Administrative Agents (whether as principal, interest, fees or otherwise), all obligations of Reseller under agreements between Reseller and Administrative Agents under which the exposure of Reseller to fluctuations in interest rates is effectively limited, whether in the form of interest rate cap agreements, interest rate swaps, or the like, or options therefor, all Indirect Obligations of Reseller owing to Administrative Agents, all reimbursement obligations of Reseller to Administrative Agents with respect to letters of credit, and all other obligations and liabilities of Reseller to Administrative Agents (including all extensions, renewals, modifications, rearrangements, restructures, replacements and refinancings of the foregoing, whether or not the same involve modifications to interest rates or other payment terms), whether now existing or hereafter created, absolute or contingent, direct or indirect, joint or several, secured or unsecured, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, or acquired by Administrative Agent outright, conditionally or as collateral security from another, including the obligation of Reseller to repay future advances by Administrative Agents, whether or not made pursuant to commitment and whether or not presently contemplated by Reseller and Administrative Agents, including any of the foregoing arising under this Agreement and the Loan Documents.
Operating Account — that certain deposit account maintained at Wells Fargo Bank, N.A., in the name of Reseller bearing account number 4121915276.
Other Creditor Indebtedness — individually and collectively, except for the Indebtedness owing to Administrative Agents and Lenders, all of the Indebtedness of Reseller which is secured by Inventory and proceeds thereof (excluding Accounts) of a Covered Person, and includes Indebtedness constituting Liabilities (as defined by GAAP) under any Capital Lease, and Indebtedness secured by purchase money Security Interests.
Other Creditor Indebtedness Documents — each document, instrument and agreement evidencing all or any portion of the Other Creditor Indebtedness.
Overtrade Advances — is defined in Section 3.2.10.
Party — each of Reseller, Administrative Agents, Lenders and Collateral Agent.
Payment Due Date — that date identified as the “Payment Due Date” on the Transaction Statement.
PBGC — the Pension Benefit Guaranty Corporation.
Pension Benefit Plan — any pension or profit-sharing plan which is covered by Title of ERISA and all other benefit plans, in each case in respect of which a Covered Person or a Commonly Controlled Entity of such Covered Person is an “employer” as defined in Section 3(5) of ERISA.
Permitted Discretion — means a determination made in good faith and in the exercise of reasonable business judgment (from the perspective of a secured asset-based lender).
Permitted Encumbrance — any easement, license or similar encumbrance on any Covered Person’s real property, excluding any mortgage, assignment of rents or lease, deed of trust, or financing statement.
Permitted Indebtedness — Indebtedness that Reseller is permitted under Section 15.2 to incur, assume, or allow to exist.
Permitted Indirect Obligations — Indirect Obligations that Reseller is permitted under Section 15.5 to create, incur, assume, or allow to exist.
Permitted Investments — Investments that Reseller is permitted under Section 15.1 to make in other Persons.

Permitted Security Interests — Security Interests that Reseller is permitted under Section 15.6 to create, incur, assume, or allow to exist.
Person — any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company, Governmental Authority, or other organization in any form that has the legal capacity to sue or be sued. If the context so implies or requires, the term Person includes Reseller.
Personal Property Collateral — all of the Goods, Equipment, Accounts, Inventory, Instruments, Documents, Chattel Paper, General Intangibles, commercial tort claims, healthcare receivables and other personal property of any kind or nature, and all accessions and additions thereto of Reseller, any other Covered Person, or any other Person, whether now owned or hereafter acquired and wherever located, and all proceeds thereof, in which Collateral Agent at any time holds or purports to hold a Security Interest for the benefit of Lenders to secure payment and performance of any of the Loan Obligations.
Pledge Agreement — any pledge agreement required or contemplated under Section 8.4 to be executed and delivered to Collateral Agent for the benefit of Lenders from time to time.
Portal— is defined in Section 20.
Prime Rate — means a fluctuating interest rate per annum equal to the prime, base or reference rates of interest announced publicly from time to time (whether or not charged in each instance) by Wells Fargo Bank, N.A. or any successor thereof (or any other financial institution chosen by Administrative Agents, including Administrative Agents) as such bank’s prime, base, or reference rate, which rate may not be the lowest rate of interest charged by such institution, Administrative Agents, or any Lender to its respective customers or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market interest rates in general.
Prime Rate Advance — means an Advance that will become a Prime Rate Loan.
Prime Rate Loan — means a Loan accruing interest with reference to the Prime Rate.
Pro-Rata Share — means the pro-rata share of each Lender in each Facility as set forth on Exhibit 3, as each pro-rata share may increase or decrease depending upon the size of each Facility as each Facility may be changed from time to time in accordance with the provisions of this Agreement.
Register — is defined in Section 19.4.2.3.
Regulation A, Regulation D, Regulation T, Regulation U, and Regulation X — respectively, Regulation A issued by the FRB, Regulation D issued by the FRB, Regulation T issued by the FRB, Regulation U issued by the FRB, and Regulation X issued by the FRB.
Renewal — is defined in Section 3.6.3.
Replacement Lender — is defined in Section 21.3.
Reportable Event — a reportable event as defined in Title IV of ERISA or the regulations thereunder.
Representations and Warranties — The representations and warranties made by Reseller with respect to itself and other Covered Persons in Section 12, and the representations and warranties made in any certificate, report, opinion or other document delivered by Reseller pursuant to the Loan Documents, as such representations and warranties are modified from time to time as provided in Section 13.
Required Lenders — defined in Section 2.4.
Reseller — is defined in Section 2.9.
Responsible Officer — as to any Person that is not an individual, partnership or trust, the Chairman of the Board of Directors, the President, the chief executive officer, the chief operating officer, the chief financial officer, the Treasurer, any Assistant to the Treasurer, or any Vice President in charge of a principal business unit; as to any partnership, any individual who is a general partner thereof or any individual who has general management or administrative authority over all or any principal unit of the partnership’s business; and as to any trust, any individual who is a trustee.

Restricted Payment — means (a) any distribution, dividend or payment to any Person on account of any equity interest of Reseller, (b) loans by Reseller to any holder of equity interests of Reseller, (c) any payment of management, consulting or similar fees payable by Reseller or any Subsidiary of a Reseller to any Affiliate, or (d) any redemption, purchase, retirement, defeasance, sinking fund or similar payment or any claim of rescission with respect to any equity interest of Reseller.
Revolving Loan — any Lender’s Pro-Rata Share of the Aggregate Revolving Loans including any Extended Pay Outstandings.
Revolving Loan Advance — an Advance by CPC that is to be funded by Lenders under the Aggregate Revolving Loan Facility.
Revolving Loan Facility — the facilities of Lenders as stated in Section 3.1.1 to fund Revolving Loan Advances and to designate Indebtedness with respect to designated Floorplanned Inventory arising under the Aggregate Floorplan Loan Facility as Extended Pay Outstandings, as it may be changed as provided herein.
Revolving Loan Maximum Available Amount — is defined in Section 3.1.3.
Revolving Note — any note delivered to a Lender as required by Section 3.1.3 to evidence Reseller’s obligation to repay such Lender’s Revolving Loans.
Schedule of Accounts — a listing of each Account, including the aging of each Account of Reseller, in such reasonable detail as Administrative Agents may reasonably require.
Schedule of Inventory — with regards to all Inventory (whether or not financed by Administrative Agents and Lenders), a listing of each item of existing Inventory, new Inventory purchases and items of Inventory sold or assigned within the past ninety (90) days from the date of the last such schedule, containing the following: initial date of purchase or lease by Reseller of each item of Inventory, description of each item of Inventory, actual unit cost of each item of Inventory, number of units of each type of item of Inventory, total cost by type of Inventory, location of each item of Inventory and such other information as requested by Administrative Agents, all in such detail as Administrative Agents may reasonably require.
Securities Account — that certain securities account maintained at Wells Fargo Securities, LLC, in the name of Reseller bearing account number 28062388.
Security Agreement — any security agreement required or contemplated under Section 8.3 to be executed and delivered to Collateral Agent for the benefit of Lenders.
Security Documents — all of the documents required or contemplated to be executed and delivered to Collateral Agent for the benefit of Lenders under Section 8, all other documents granting a Security Interest in any asset of Reseller or any other Person to secure the payment or performance of any of the Loan Obligations from time to time, including any such documents listed on Exhibit 10.1.1 and any similar documents at any time executed and delivered to Collateral Agent for the benefit of Lenders from time to time, by Reseller or any other Person to secure payment or performance of any of the Loan Obligations.
Security Interest — as to any item of tangible or intangible property, any interest therein or right with respect thereto or assignment thereof that secures an Obligation or Indirect Obligation, whether such interest or right is created under a Contract, or by operation of law or statute (such as but not limited to a statutory lien for work or materials), or as a result of a judgment, or which arises under any form of preferential or title retention agreement or arrangement (including a conditional sale agreement or a lease) that has substantially the same economic effect as any of the foregoing.

Settlement Date — is defined in Section 6.1.2.1(ii).
Solvent — as to any Person, (i) such Person not being “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (the “UFTA”), or any other Law, (ii) such Person not having unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or any other Law, and (iii) such Person not being unable to pay such Person’s debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or any other Law.
STARK — 42 USC 1395nn.
State — any state of the United States.
State/Local Contract Task/Purchase Order Obligations — as of the referenced date, the aggregate amount of all Accounts owned under all Eligible State/Local Contracts.
Subject Accounts — is defined in Section 3.1.6.
Subordinated Indebtedness — is defined in Section 16.1.
Subsidiary — as to any Person, another Person with respect to which 50% or more of the outstanding stock or other equity interests (including membership interests or partnership interests) of any class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned by such Person or by one or more Subsidiaries of such Person.
Swingline Advance — an advance by CPC to Reseller under the Swingline Facility.
Swingline Facility — the discretionary facility of Administrative Agents as stated in Section 3.3.1 to make Swingline Advances.
Swingline Loan — the from time to time outstanding principal balance of all Swingline Advances.
Tangible Net Worth — is defined in Section 16.1.
Tax — as to any Person, any tax, duty, impost, deduction, charges, withholdings, assessment, fee, or other charge levied by a Governmental Authority (and all liabilities associated therewith) on the income or property of such Person, including any interest or penalties thereon, and which is payable by such Person.
Termination date — is defined in Section 3.5.3.
Total Assets — is defined in Section 16.1.
Total Facility Limit — One Hundred Million Dollars ($100,000,000).
Total Liabilities — is defined in Section 16.1.
Transaction statement — is defined in Section 4.3.2.
UCC — the Uniform Commercial Code as in effect from time to time in the State of New York or such other similar statute as in effect from time to time in New York or any other appropriate jurisdiction.
United States — when used in a geographical sense, all the states of the United States of America and the District of Columbia; and when used in a legal jurisdictional sense, the government of the country that is the United States of America.
Unused Line Fee — is defined in Section 5.5.
Vendor — a Person that sells Inventory to Reseller or to an Account Debtor of Reseller.

Vendor Agreement — is defined in Section 3.2.8.
Vendor Termination — is defined in Section 3.2.3.
Welfare Benefit Plan — any plan described by ERISA Section 3(1).
WFF — is defined in the Preamble.

EXHIBIT 3
LENDERS’ FACILITIES AND PRO-RATA SHARES

		FLOORPLAN	REVOLVING
		LOAN	LOAN	PRO-RATA
LENDER	TOTALS	FACILITY	FACILITY*	SHARES
Castle Pines Capital LLC	$75,000,000	$75,000,000	$33,750,000	75.00
SunTrust Bank	$25,000,000	$25,000,000	$11,250,000	25.00
Aggregates	$100,000,000	$100,000,000	$45,000,000	100.00

*
Revolving Loan Facility includes a sub-limit for Letter of Credit Exposure. In accordance with the Agreement, usage of each of the Floorplan Loan Facility and the Revolving Loan Facility is limited to the extent of usage of the other Facility.

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EXHIBIT 7.13
FORM OF REQUEST FOR REVOLVING LOAN ADVANCE
Wells Fargo Capital Finance, LLC, as Administrative Agent
Castle Pines Capital LLC, as Administrative Agent
c/o Castle Pines Capital LLC
116 Inverness Drive East, Suite 375
Englewood, CO 80112
Attn: John Schmitt

Re:	Second Amended and Restated Credit Agreement effective May 31, 2011 among GTSI Corp. (“Reseller”), Wells Fargo Capital Finance, LLC, as Administrative Agent and Castle Pines Capital LLC, for itself as a Lender and as Administrative Agent, and the other Lenders party thereto, as it may be amended, modified, restated or replaced from time to time (the “Credit Agreement”)
Ladies and Gentlemen:
The undersigned is an Authorized Employee of GTSI Corp. and, as such is authorized to make and deliver this Advance Request on behalf of Reseller pursuant to Section 7.13 of the Credit Agreement. All capitalized words used herein that are defined in the Credit Agreement have the meanings defined in the Credit Agreement.
Reseller hereby requests that Administrative Agents make a Revolving Loan Advance of $_____  to Reseller under the terms of the Credit Agreement on _____.
The undersigned hereby certifies that:
(i)	There is no Existing Default.

(ii)	The Representations and Warranties including those of each Guarantor in its Guaranty are true and will be true as of the time of the requested Revolving Loan Advance.

(iii)	The amount of the requested Revolving Loan Advance will not, when added to the current amount of the Aggregate Revolving Loan, exceed the Revolving Loan Maximum Available Amount.

(iv)	All conditions precedent under Sections 10.1 and 10.2 of the Credit Agreement have been satisfied.

Executed this  _____  day of  _____,  _____.

GTSI Corp.

By:

Its

Typed Name:

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EXHIBIT 10.1.1
DOCUMENTS AND REQUIREMENTS LIST
All documents delivered to Administrative Agents by Reseller which include, but are not limited to, the following documents:
Second Amended and Restated Credit Agreement;
Blocked Account Agreements (in form and substance acceptable to Administrative Agents), if applicable;
Lock Box Agreements (in form and substance acceptable to Administrative Agents), if applicable;
Security Agreements (in form and substance acceptable to Administrative Agents), if applicable;
Officer’s Certificates for Reseller, with organizational documents, resolutions, current certificates of status;
Current UCC Searches;
Insurance Certificates; and
Legal Opinion for Reseller.

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EXHIBIT 12
DISCLOSURE SCHEDULES OF RESELLER

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EXHIBIT 14.14
FORM OF COMPLIANCE CERTIFICATE
TO:      Wells Fargo Capital Finance, LLC and Castle Pines Capital LLC, as Administrative Agents
This Compliance Certificate is furnished pursuant to the Second Amended and Restated Credit Agreement effective May 31, 2011, among GTSI Corp. (“Reseller”), Wells Fargo Capital Finance, LLC, as Administrative Agent and Castle Pines Capital LLC, for itself as a Lender and as Administrative Agent, and the other Lenders party thereto, as it may be amended, modified, restated or replaced from time to time (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings defined in the Credit Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.	I am the ______ of GTSI Corp.

2.
I have reviewed the terms of the Credit Agreement and the Loan Documents and I have made, or have caused to be made under my supervision, a review of the transactions and conditions of Reseller and each other Covered Person during the accounting period covered by the attached Financial Statements.

3.
The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default as of the date of this Compliance Certificate; and to my knowledge all of the Representations and Warranties (including those of each Guarantor in its Guaranty) are true.

4.
[Use for annual financial statements: Schedule I attached hereto contains the Financial Statements for Reseller for the fiscal year ended  _____, which are complete and correct in all material respects and have been prepared in accordance with GAAP applied consistently throughout the period and with prior periods (except as disclosed therein).]

[Use for monthly financial statements: Schedule I attached hereto contains the Financial Statements for Reseller for the fiscal quarter ended  _____, which are complete and correct in all material respects (subject to normal year-end audit adjustments) and have been prepared in accordance with GAAP applied consistently throughout the period and with prior periods (except as disclosed therein).]

5.
Reseller and every other Covered Person is in compliance with all of the covenants in the Credit Agreement, including the financial covenants in Section 16, and Schedule II attached hereto contains calculations based on Reseller’s consolidated financial statements and other financial records that show Reseller’s compliance with such financial covenants. The calculations and the data upon which they are based are believed by me to be complete and correct.

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This Compliance Certificate, together with the Schedules hereto, is executed and delivered this  _____ day of _____. The undersigned is a duly authorized Authorized Employee.

GTSI CORP.

Print Name:

Title:

Schedules I and II are Attached

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SCHEDULE I TO COMPLIANCE CERTIFICATE
See current Financial Statements attached.

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SCHEDULE II TO COMPLIANCE CERTIFICATE
Note: the text of Section 16 of the Loan Agreement controls over any difference between this certificate and Section 16 of the Loan Agreement. Reference should be made to the Loan Agreement for more specific instructions regarding the calculation periods and how the components of the financial covenants should be calculated.
All calculations done in accordance with GAAP on a consolidated basis, in accordance with the provisions of the Credit Agreement and are based on the period ended

I. Minimum Tangible Net Worth
A. Tangible Net Worth required		$45,000,000
B. Actual Tangible Net Worth	$

II. Maximum Total Liabilities to Tangible Net Worth

A. Total Liabilities (see definition in Section 16.1)	$
B. Tangible Net Worth (see definition in Section 16.1)	$
C. Ratio of Item IIA to Item IIB	__.__ to 1.00
D. Maximum ratio permitted by Section 16.3		5.25 to 1.00

III. Minimum Current Ratio

A. Current Assets (see definition in Section 16.1)	$
B. Current Liabilities (see definition in Section 16.1)	$
C. Ratio of Item IIIA to Item IIIB	__.__ to 1.00
D. Minimum Current Ratio required by Section 16.4		1.20 to 1.00	*

IV. Minimum Debt Service Coverage

A. Consolidated EBITDA (see definition in Section 16.1) for 12-month period	$
B. Cash Taxes (see definition in Section 16.1)	$
C. Subtract Item IVB from Item IVA:	$

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D. Consolidated Interest Expense (see definition in Section 16.1)	$
E. Scheduled principal payments with respect to Debt	$
F. Scheduled principal payments on Capital Lease Obligations	$
G. Sum of Item IVD + Item IVE + Item IVF:	$
H. Ratio of Item IVC to Item IVG:	__.__ to 1.00
I. Minimum Debt Service Coverage Ratio required by Section 16.5:		1.25 to 1.00

*	Except that as of the last Business Day of the fiscal months of July, August and September, the Minimum Current Ratio required by Section 16.4 is 1.15 to 1.00. _______

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EXHIBIT 14.15.1
BORROWING BASE CERTIFICATE
SEE FORM ATTACHED
Attachments:
Schedule of Accounts and Schedule of Inventory

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EXHIBIT 18.13.2
FORM OF RELEASE DOCUMENTS
LEASE SALE CERTIFICATE
Reference is hereby made to that certain Second Amended and Restated Credit Agreement effective as of May 31, 2011 by and among GTSI CORP., a Delaware corporation (“Reseller”), certain Subsidiaries of Reseller as Guarantors, the lenders party thereto from time to time (the “Lenders”), Administrative Agents party thereto and WELLS FARGO CAPITAL FINANCE, LLC, ,in its capacity as Collateral Agent for the Lenders (the “Collateral Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Credit Agreement).
The undersigned, [INSERT NAME OF RESELLER OFFICER], the [TITLE OF OFFICE OF RESELLER OFFICER] of Reseller, hereby certified to the Collateral Agent that, to the best of my knowledge and belief, after making due inquiry, and in my representative capacity on behalf of Reseller as follows:
1. I am the [TITLE OF OFFICE OF RESELLER OFFICER] of Reseller and in such capacity I am authorized to execute and deliver this certificate for and on behalf of Reseller.
2. Reseller anticipates selling that certain lease and the related assets (as more fully described on Exhibit A, the “Released Assets”) to [INSERT NAME OF PURCHASER] (“[Name of Purchaser]”) pursuant to that certain [Master Purchase Agreement between Reseller and [Name of Purchaser] dated [_____], and the applicable Purchase Schedule issued thereunder.
3. No Default or Event of Default is currently existing or result from the consummation of the sale of the Released Assets.
4. The (a) disposition of the Released Assets pursuant to the Master Purchase Agreement is in the ordinary course of Reseller’s business, (b) the sale of such Released Assets (i) is at fair market value, (ii) for cash or cash equivalents, (iii) is without recourse to Reseller and (iv) is otherwise permitted by Section 18.13 of the Credit Agreement.
IN WITNESS WHEREOF, I have executed this certificate on the [_____] day of [_____], 20[_____].

GTSI CORP., a Delaware corporation

By:
Name:
Title

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EXHIBIT A
Released Assets

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LIEN RELEASE
[Date]
GTSI CORP.
2553 Dulles View Dr. Suite 100
Herndon, VA 20171
Ladies and Gentlemen:
Reference is hereby made to that certain Second Amended and Restated Credit Agreement effective as of May 31, 2011 by an among GTSI CORP., a Delaware corporation (“Reseller”), certain Subsidiaries of Reseller as Guarantors, the lenders party thereto from time to time (the “Lenders”), Administrative Agents party thereto and WELLS FARGO CAPITAL FINANCE, LLC, in its capacity as Collateral Agent for the Lenders (the “Collateral Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Credit Agreement).
Pursuant to that certain certificate from Reseller to the Collateral Agent, dates as of [_____], Reseller has notified the Collateral Agent of its intent to sell that certain lease and the related assets (as more fully described on Exhibit A, the “Released Assets”) to [INSERT NAME OF PURCHASER] (“[Name of Purchaser]”) pursuant to that certain [Master Purchase Agreement between Reseller and [Name of Purchaser] dated [_____], and the applicable Purchase Schedule issued thereunder.
In accordance with Section 18.13 of the Credit Agreement and based on the certifications made by Reseller to the Collateral Agent, the undersigned hereby releases its Lien on the Released Assets, as well as all proceeds of such Released Assets from the security interest that was granted to such items of Collateral to the Collateral Agent pursuant to the Credit Agreement and the other Loan Documents executed in connection therewith, and that, from the date of delivery of this letter to you in accordance with the terms of the Credit Agreement and the other Loan Documents henceforward, such Released Assets do not and shall not constitute Collateral held under the provisions of the Credit Agreement or the other Loan Documents.
[remainder of this page intentionally left blank]

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WELLS FARGO CAPITAL FINANCE, LLC, as the Collateral Agent

By:
Name
Title

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EXHIBIT A
Released Assets

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EXHIBIT 19.4.1
FORM OF ASSIGNMENT AND ACCEPTANCE

DATED __________________, ________
Reference is made to the Second Amended and Restated Credit Agreement effective May 31, 2011 among GTSI Corp. (“RESELLER”), Wells Fargo Capital Finance, LLC, as Administrative Agent and Castle Pines Capital LLC, for itself as a Lender and as Administrative Agent, and the other Lenders party thereto, as it may be amended, modified, restated or replaced from time to time (the “CREDIT AGREEMENT”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings defined in the Credit Agreement.
The “ASSIGNOR” and the “ASSIGNEE” referred to on Schedule 1 agree as follows:
1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the date hereof equal to the percentage interest specified on Schedule I of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. After giving effect to such sale and assignment, the Assignee’s Facility and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1.
2. The Assignor (i) represents and warrants that (a) it has received the prior written consent of Administrative Agents and (b) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Covered Person or any Guarantor, or the performance or observance by any Covered Person or any Guarantor of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches the Notes held by the Assignor and requests that Administrative Agent exchange such Notes for new Notes payable to the order of the Assignee in an amount equal to the Facility assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to the Facility retained by the Assignor, if any, as specified on Schedule 1.
3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 14.14 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service or other forms required under the Credit Agreement.

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4. Following the execution of this Assignment and Acceptance, it will be delivered to Administrative Agent for acceptance and recording by Administrative Agent. The effective date for this Assignment and Acceptance (the “EFFECTIVE DATE”) shall be the date of acceptance hereof by Administrative Agent, unless otherwise specified on Schedule 1.
5. Upon such acceptance and recording by Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
6. Upon such acceptance and recording by Administrative Agent, from and after the Effective Date, Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.
7. Assignor represents and warrants that it has paid an assignment and a processing fee of $5,000 to Administrative Agent.
8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Colorado.
9. This Assignment and Acceptance may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

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SCHEDULE 1
to
ASSIGNMENT AND ACCEPTANCE

Percentage of Assignor’s interest assigned:		—%

Assignee’s Facility:	$

Aggregate outstanding principal amount of Loans assigned:	$

Principal amount of Revolving Note payable to Assignee:	$

Principal amount of Floorplan Loans payable to Assignee:	$

Principal amount of Revolving Note payable to Assignor:	$

Principal amount of Floorplan Loans payable to Assignor:	$

Effective Date (if other than date of acceptance by Administrative Agent):		*_________, ____

[NAME OF ASSIGNOR], as Assignor

By:

Title:

Dated: , 20___

[NAME OF ASSIGNEE], as Assignee

By:

Title:

Domestic Lending Office:

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to Administrative Agent.

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Accepted and Approved
this  _____ day of _____, _____

ADMINISTRATIVE AGENTS:

By:

Title:

By:

Title:

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